Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.,

ALPHA SPV I, INC.

and

METALDYNE PERFORMANCE GROUP INC.

Dated as of November 3, 2016

AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2016 (this “Agreement”), by and among American Axle & Manufacturing Holdings, Inc., a Delaware corporation (“Parent”), Alpha SPV I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Metaldyne Performance Group Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation (as defined below) and a wholly-owned subsidiary of Parent;

WHEREAS, the Company Board (as defined below) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) unanimously approved this Agreement and declared its advisability and (iii) unanimously resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting (as defined below);

WHEREAS, (i) the Parent Board (as defined below) has unanimously approved and declared advisable this Agreement and the Parent Share Issuance (as defined below), (ii) immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement, and (iii) the Parent Board has unanimously resolved to recommend to the stockholders of Parent the approval of the Parent Share Issuance at the Parent Stockholders’ Meeting (as defined below);

WHEREAS, the Board of Directors of Merger Sub has (i) unanimously approved this Agreement and declared its advisability and (ii) unanimously resolved to recommend the adoption of this Agreement by Parent as the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution of this Agreement, Parent and ASP MD Investco LP, a stockholder of the Company, have entered into the Voting Agreement (as defined below);

WHEREAS, at the Closing, Parent and a stockholder of the Company will enter into a stockholders’ agreement, in the form attached hereto as Exhibit A (the “Stockholders’ Agreement”), which will address certain matters relating to the corporate governance of Parent and will provide for certain registration rights with respect to the Parent Common Stock; and

WHEREAS, for United States federal income Tax purposes, it is intended that the Merger will be treated as a taxable purchase by Parent of the Company Common Stock in a transaction that is taxable to the Company stockholders as a sale of their Company Common Stock in exchange for the Merger Consideration;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement with terms no less favorable, in the aggregate, to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement (a) shall include a “standstill” restriction that is similar in scope to the “standstill” restrictions in the Confidentiality Agreement, but such restrictions need not prohibit the making of any confidential Company Acquisition Proposal to the Company or the Company Board (or any committee thereof) or any confidential Parent Acquisition Proposal to Parent or the Parent Board (or any committee thereof), as applicable, and (b) shall not prohibit the Company from providing to Parent any of the information required to be provided to Parent under Section 7.03 or Parent from providing to the Company any of the information required to be provided to the Company under Section 7.04, as applicable.

“Acquisition Agreement” means any written letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Company Acquisition Proposal or Parent Acquisition Proposal, as applicable.

“Action” means any litigation, suit, claim, action, proceeding, arbitration, mediation, hearing, inquiry or investigation (in each case, whether civil, criminal or investigative).

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering.

“AS” means American Securities LLC and its Affiliates.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means common stock, par value $0.001 per share, of the Company.

“Company Designated Directors” means George Thanopoulos (or another individual identified by AS should Mr. Thanopoulos be unable to serve on the Parent Board at the Closing) and two (2) additional individuals who will be selected by AS and may be any Managing Director and/or executive officer of AS, which individuals will be identified to Parent prior to the date that the Registration Statement is declared effective.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Intellectual Property” means the Owned Company Intellectual Property and the Licensed Company Intellectual Property.

“Company Intervening Event” means any material event, circumstance, change, effect, development or condition relating to the Company and its Subsidiaries (other than a Company Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a Company Acquisition Proposal) first occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided that no event, circumstance, change, effect, development or condition that has had or would reasonably be expected to have an adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries), or the market price of the securities (including the Parent Common Stock) of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries), shall constitute a “Company Intervening Event”.

“Company IP Agreements” means all (a) contracts concerning Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, is bound, including all (i) licenses of Intellectual Property by the Company or any of its Subsidiaries to any Person, (ii) licenses of Intellectual Property by any Person to the Company or any of its Subsidiaries, and (iii) contracts between any Person and the Company or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property or the development or transmission of data and (b) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, is bound.

“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) has, or would reasonably be expected to have, a material adverse effect on, or prevents or materially delays, the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change, condition, occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, (B) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Laws (or any authoritative interpretations thereof) after the date hereof, (C) any adoption, implementation, promulgation, repeal or modification of any Law after the date hereof, (D) any outbreak, escalation or acts of armed hostility or war, any acts of terrorism, or any acts of God or natural disasters, (E) changes proximately caused by the announcement of the execution of this Agreement, provided that the exceptions in this clause (E) shall not apply to any representations or warranties contained in Section 4.05 (or the condition in Section 8.02(a) as it relates to the representations or warranties contained in Section 4.05), or (F) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the ordinary course of business) or the taking of any action consented to or requested in writing by Parent prior to the taking of such action; provided further that the exceptions set forth in (A), (B), (C) and (D) of this clause (i) shall only apply to the extent that such event, circumstance, change or effect does not have, or would not reasonably be expected to have, a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries operate or (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or any change in the price or trading volume of the Shares or the credit rating of the Company (provided that, except as otherwise provided in this definition, the underlying causes of such failure or change may be considered in determining whether there is a Company Material Adverse Effect).

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Preferred Stock” means preferred stock, par value $0.001 per share, of the Company.

“Company Real Property” means the Leased Company Real Property and the Owned Company Real Property.

“Company Recommendation” means the recommendation of the Company Board that the Company stockholders adopt this Agreement and approve the Transactions.

“Company Stock Awards” means Company Stock Options, Company Restricted Stock and other purchase rights granted pursuant to the Company Stock Plans.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Transactions at the Company Stockholders’ Meeting by the affirmative vote of a majority of the outstanding Shares (present in person or represented by proxy) and voting in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

“Company Stockholders’ Meeting” means the meeting of the Company’s stockholders (including any adjournments or postponements thereof) to be held to consider adoption of this Agreement and the approval of the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated August 23, 2016, between Parent and the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, right of way or other encumbrance to title.

“Enhanced Termination Fee” means $101,794,000.

“Environmental Laws” means any Law relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) exposure to Hazardous Substances; (d) climate change or global warming; or (e) pollution or protection of the environment, health, safety or natural resources, including natural resource damages.

“Environmental Permits” means all permits, licenses and other authorizations by or from a Governmental Authority required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all documented reasonable out-of-pocket fees and expenses (including all documented fees and expenses of counsel, accountants, investment banking firms, financing sources and other financial institutions, experts and consultants to a party hereto) actually incurred or accrued by a party hereto or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other applicable antitrust, competition or fair trade laws and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Financing Failure” means (a) the Financing is not available or (b) Parent or Merger Sub has not received aggregate proceeds from the Financing Sources in an amount equal to or greater than the amount of the Financing.

“Financing Sources” means the Persons (including lenders, agents and arrangers) that have committed to provide or otherwise entered into agreements in connection with the Financing or, if applicable, the Alternative Financing arranged in compliance with Section 7.19 in connection with the transactions contemplated by this Agreement, and any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees and representatives involved in the Financing or, if applicable, the Alternative Financing, and their respective successors and assigns; provided that for the purposes of Section 10.11, “Financing Sources” shall include all of such Persons’ Affiliates, officers, directors, employees and representatives.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means (a) those substances, materials or wastes defined as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect under applicable Environmental Laws, including in the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any regulated radioactive substances, materials or wastes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all liabilities or obligations with respect to interest rate swaps, caps, collars and similar hedging obligations, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (h) all Indebtedness of others referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, but excluding, in the case of (a) through (h), trade payables incurred by any Person in the ordinary course of business.

“Intellectual Property” means, in any jurisdiction worldwide, all (a) patents, statutory invention registrations, mask works, industrial designs and community designs; (b) Trademarks; (c) copyrights (including copyrights in software), and moral rights, design rights and database rights therein and thereto; (d) confidential and proprietary information, including trade secrets and know-how; (e) rights of privacy and publicity; and (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (e).

“IRS” means the Internal Revenue Service.

“knowledge of Parent” means the actual knowledge, after reasonable inquiry, of David C. Dauch, Michael K. Simonte, Christopher J. May and David E. Barnes.

“knowledge of the Company” means the actual knowledge, after reasonable inquiry, of George Thanopoulos, Mark Blaufuss and Thomas Dono.

“Law” means any U.S. or non-U.S. federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Leased Company Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Leased Parent Real Property” means the real property leased, subleased, licensed or otherwise occupied by Parent or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by Parent or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Licensed Company Intellectual Property” means all Intellectual Property that the Company or any of its Subsidiaries is licensed or otherwise permitted by other Persons to use pursuant to the Company IP Agreements.

“Licensed Parent Intellectual Property” means all Intellectual Property that Parent or any of its Subsidiaries is licensed or otherwise permitted by other Persons to use pursuant to the Parent IP Agreements.

“NYSE” means the New York Stock Exchange.

“Non-U.S. Company Benefit Plan” means a Company Plan that is not subject exclusively to United States Law.

“Non-U.S. Parent Benefit Plan” means a Parent Plan that is not subject exclusively to United States Law.

“Order” means any order (temporary or otherwise), judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means August 3, 2017.

“Owned Company Intellectual Property” means all Intellectual Property owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Owned Company Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Owned Parent Intellectual Property” means all Intellectual Property owned by, or under obligation of assignment to, Parent or any of its Subsidiaries.

“Owned Parent Real Property” means the real property in which Parent or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by Parent or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Company simultaneously with the signing of this Agreement.

“Parent Intellectual Property” means the Owned Parent Intellectual Property and the Licensed Parent Intellectual Property.

“Parent Intervening Event” means any material event, circumstance, change, effect, development or condition relating to Parent and its Subsidiaries (other than a Parent Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal) first occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the Parent Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement); provided that no event, circumstance, change, effect, development or condition that has had or would reasonably be expected to have an adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, or the market price of the securities (including the Company Common Stock) of the Company or any of its Subsidiaries, shall constitute a “Parent Intervening Event”.

“Parent IP Agreements” means all (a) contracts concerning Intellectual Property to or under which Parent or any of its Subsidiaries is a party or beneficiary, or by which Parent or any of its Subsidiaries, or any of its or their properties or assets, is bound, including all (i) licenses of Intellectual Property by Parent or any of its Subsidiaries to any Person, (ii) licenses of Intellectual Property by any Person to Parent or any of its Subsidiaries, and (iii) contracts between any Person and Parent or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property or the development or transmission of data and (b) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property to or under which Parent or any of its Subsidiaries is a party or beneficiary, or by which Parent or any of its Subsidiaries, or any of its or their properties or assets, is bound.

“Parent Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) has, or would reasonably be expected to have, a material adverse effect on, or prevents or materially delays, the ability of Parent to consummate the Transactions; provided, however, that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Parent Material Adverse Effect: (i) any event, circumstance, change, condition, occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, (B) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Laws (or any authoritative interpretations thereof) after the date hereof, (C) any adoption, implementation, promulgation, repeal or modification of any Law after the date hereof, (D) any outbreak, escalation or acts of armed hostility or war, any acts of terrorism, or any acts of God or natural disasters, (E) changes proximately caused by the announcement of the execution of this Agreement, provided that the exceptions in this clause (E) shall not apply to any representations or warranties contained in Section 5.05 (or the condition in Section 8.03(a) as it relates to the representations or warranties contained in Section 5.05), or (F) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding Parent operating in the ordinary course of business) or the taking of any action consented to or requested in writing by Parent prior to the taking of such action; provided further that the exceptions set forth in (A), (B), (C) and (D) of this clause (i) shall only apply to the extent that such event, circumstance, change or effect does not have, or would not reasonably be expected to have, a disproportionate impact on Parent and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which Parent and its Subsidiaries operate or (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or any change in the price or trading volume of the Parent Common Stock or the credit rating of Parent (provided that, except as otherwise provided in this definition, the underlying causes of such failure or change may be considered in determining whether there is a Parent Material Adverse Effect).

“Parent Performance Award” means performance shares awards with respect to shares of Parent Common Stock granted under the Parent Stock Plan.

“Parent Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Parent Preferred Stock” means preferred stock, par value $0.01 per share, of Parent.

“Parent Real Property” means the Leased Parent Real Property and the Owned Parent Real Property.

“Parent Recommendation” means the recommendation of the Parent Board that the Parent stockholders approve the Parent Share Issuance.

“Parent Restricted Stock Unit Awards” means restricted stock units with respect to shares of Parent Common Stock granted under the Parent Stock Plan.

“Parent Series Common Stock” means the series common stock, par value $0.01 per share, of Parent.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock to the stockholders of the Company in connection with the Merger.

“Parent Stock Awards” means Parent Performance Awards, Parent Restricted Stock Unit Awards and Parent Stock Options.

“Parent Stockholder Approval” means the approval of the Parent Share Issuance by affirmative vote (in person or by proxy) of the holders of a majority in voting power present or represented by proxy at the Parent Stockholders’ Meeting and entitled to vote thereon in accordance with the DGCL and Parent’s certificate of incorporation and bylaws.

“Parent Stockholders’ Meeting” means the meeting of Parent’s stockholders (including any adjournments or postponements thereof) to be held to consider approval of the Parent Share Issuance.

“Parent Stock Options” means options to purchase shares of Parent Common Stock granted under the Parent Stock Plan.

“Parent Stock Plan” means the Amended and Restated 2012 Omnibus Incentive Plan.

“Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE on each of the five (5) consecutive trading days ending on the trading day that is two (2) trading days prior to the Closing Date.

“Parent Termination Fee” means $61,859,000.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which none of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, is otherwise subject to criminal liability due to its existence: (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations (i) as to which there is no default on the part of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or the validity or amount of which is being contested in good faith by appropriate proceedings directly conducted by the Company or Parent, as applicable, and for which adequate reserves are maintained on the books of the Company or Parent, as applicable, (ii) which are not overdue for a period of more than 30 days, and (iii) which do not, individually or in the aggregate, materially adversely affect the use or occupancy of such property for its current purposes; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) survey exceptions, customary utility easements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, and (ii) do not, individually or in the aggregate, have a material adverse effect on the Company or Parent, as applicable; (e) Encumbrances of landlord or sublandlord where the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, is the tenant or subtenant relating to amounts not yet due and payable; (f) Encumbrances under the Company’s or any of its Subsidiaries’ or Parent’s or any of its Subsidiaries’, as applicable, current credit facilities relating to obligations not yet due and payable; and (g) zoning, building codes, and other land use laws regulating the use or occupancy of leased real property or the activities conducted thereon, imposed by a Governmental Authority having jurisdiction over such real property, except where the violation thereof would be material to the Company and its Subsidiaries, taken as a whole, or to Parent and its Subsidiaries, taken as a whole, as applicable.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity, Governmental Authority or other organization of any kind.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, other advisors, authorized agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company or Parent, as applicable, and each of their respective Subsidiaries.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and (c) customs duties, tariffs and similar charges.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $50,897,000.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Transfer Taxes” means real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp, transfer, recording, registration and other similar Taxes which may become payable by the Company, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

“Voting Agreement” means the Voting Agreement, dated as of the date hereof, between Parent and ASP MD Investco LP, pursuant to which, among other things, subject to the terms and conditions thereof, such stockholders have agreed to vote certain of their shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Transactions.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Alternative Financing	§ 7.19(b)
Book-Entry Shares	§ 2.04(a)
Cash Consideration	§ 2.04(a)
Certificate of Merger	§ 2.02
Certificates	§ 2.04(a)
Change in the Company Recommendation	§ 7.03(d)
Change in the Parent Recommendation	§ 7.04(d)
Closing	§ 2.02
Closing Date	§ 2.02
Commitment Letter	§ 5.24(a)
Company	Preamble
Company Acquisition Proposal	§ 7.03(g)(i)
Company Material Contracts	§ 4.16(a)
Company Plans	§ 4.10(a)
Company Related Parties	§ 9.02(b)
Company Restricted Stock	§ 3.04
Company RSU	§ 3.05
Company SEC Reports	§ 4.07(a)
Company Stock Options	§ 3.03
Company Stock Plans	§ 3.03
Company Superior Proposal	§ 7.03(g)(ii)
Continuing Service Providers	§ 7.06
Dissenting Shares	§ 3.06
Dissenting Stockholder	§ 3.06
Effective Time	§ 2.02
Exchange Agent	§ 3.01(a)
Exchange Agreement	§ 3.01(a)
Exchange Fund	§ 3.01(a)
Exchange Ratio	§ 2.04(a)
Financing	§ 5.24(a)
Financing Agreements	§ 7.19(b)
Joint Proxy Statement	§ 7.01(a)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Parent	Preamble
Parent Acquisition Proposal	§ 7.04(g)(i)
Parent Material Contracts	§ 5.16(a)
Parent Plans	§ 5.10(a)
Parent Related Parties	§ 9.02(b)
Parent SEC Reports	§ 5.07(a)

Defined Term	Location of Definition
Parent Superior Proposal	§ 7.04(g)(ii)
Pension Plan	§ 4.10(e)
Registration Statement	§ 7.01(a)
Restraint	§ 8.01(c)
Sarbanes Oxley Act	§ 4.07(a)
Share Consideration	§ 2.04(a)
Shares	§ 2.04(a)
Stockholders’ Agreement	Recitals
Surviving Corporation	§ 2.01

Section 1.03 Interpretation; Headings. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” or “furnished” to a party hereto, if such documents, materials or information were available for review by such Person and its Representatives through the electronic data room entitled “Project Big Ten”, which is hosted by SmartRoom (http://www.smartroom.com), or the electronic data room entitled “Project Major”, which is hosted by Merrill Corporation (https://global.merrillcorp.com/), as applicable, in connection with the transactions contemplated hereby or disclosed in a Company SEC Report or Parent SEC Report, as applicable, filed and publicly available, in each case, at least three (3) Business Days prior to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL.

Section 2.02 Closing; Effective Time. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the third (3rd) Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver (where permissible))), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, such date and time hereinafter referred to as the “Effective Time”.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.04 Conversion of Securities. (a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock, each share of Company Common Stock (all shares of Company Common Stock being collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b) and Dissenting Shares) shall be converted automatically into the right to receive (i) $13.50 per Share in cash without interest thereon (the “Cash Consideration”), and (ii) 0.5 (the “Exchange Ratio”) fully paid and non-assessable shares of Parent Common Stock (the “Share Consideration” and, together with the Cash Consideration, the “Merger Consideration”). Each holder of a certificate or certificates which immediately prior to the Effective Time represented any Shares (“Certificates”) or book-entry shares which immediately prior to the Effective Time represented any Shares (“Book-Entry Shares”) shall thereafter cease to have any rights with respect thereto except (A) the right to receive the Merger Consideration, any dividends or other distributions with respect to the Parent Common Stock pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.01(b) (or in the case of a lost, stolen or destroyed Certificate, Section 3.01(j)) or (B) as provided by Law.

(b) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.05 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until such certificate of incorporation, as so amended and restated, is thereafter amended as provided by Law and such certificate of incorporation; provided, however, that Article I thereof shall be amended to read as follows: “The name of this Corporation is Metaldyne Performance Group Inc.”.

(b) Subject to Parent’s obligations pursuant to Section 7.07, unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until such bylaws are thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving

Corporation, and the individuals specified by Parent, after consultation with the Company, immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall enter into a customary exchange agent agreement, which agreement shall be on such terms and conditions as are reasonably acceptable to the Company (the “Exchange Agreement”), with a nationally recognized commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the benefit of the holders of Shares who exchange their Shares in accordance with this Article III. Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article III (i) (A) promptly after the Effective Time on the Closing Date, cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.04(a)(i), and (B) at or prior to the Effective Time, book-entry shares representing the Share Consideration issuable to holders of Shares as of the Effective Time pursuant to Section 2.04(a)(ii), and (ii) cash, from time to time as required to make payments in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.01(e) (such cash and book-entry shares for shares of Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, promptly deliver the Merger Consideration out of the Exchange Fund. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as set forth in the Exchange Agreement. Any interest or other income from such investments shall be paid to and become income of Parent. Except as contemplated by Section 3.01(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(b) Exchange Procedures. (i) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.04(a): (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Shares pursuant to such letter of transmittal.

(ii) Upon (A) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Exchange Agent of an “agent’s message” in the case of Book-Entry Shares, and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange therefor (x) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, including any cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(c), and (y) book-entry shares representing the aggregate Share Consideration which such holder has the right to receive pursuant to Section 2.04(a)(ii) in respect of the Shares formerly represented by such holder’s Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration, any cash in lieu of any fractional shares of Parent Common Stock or any dividends or other distributions, in each case, payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the applicable Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(c) may be issued to a transferee if the Certificate or Book-Entry Shares representing such Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.04(a) and this Section 3.01, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock the holder of such Certificate or Book-Entry Share is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(c).

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with a record date after the Effective Time with respect to the Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with Section 3.01(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share in accordance with Section 3.01(b), there shall be paid to the record holder of shares of Parent Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of any dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Parent Common Stock.

(d) No Further Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(e) No Fractional Shares. No fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest (after taking into account all fractional share interests held by such holder) shall receive, in lieu thereof, an amount in cash (without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.01(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Parent Stock Price.

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent or its designee, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent as a general creditor for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.01(c).

(h) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law; provided, however, that if Parent determines that any amount is required by Law to be deducted or withheld with respect to the making of such payment, or that any Tax forms are necessary to establish that no such deduction or withholding is required, Parent shall use commercially reasonable efforts to notify the holder of any Shares subject to deduction or withholding at least three (3) Business Days prior to any such deduction or withholding (or as soon as practicable thereafter if Parent makes such determination within the 5-day period prior to the Closing Date). To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.01(c).

Section 3.02 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged solely for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock to which the holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 3.01(c).

Section 3.03 Company Stock Options. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Merger Sub, the Company or any holder of an option to acquire Company Common Stock (“Company Stock Options”) outstanding under the 2014 Equity Incentive Plan, the ASP Grede Intermediate Holdings LLC 2014 Unit Option Plan, the ASP HHI Holding Inc. Stock Option Plan, or the ASP MD Holdings, Inc. Stock Option Plan (collectively, the “Company Stock Plans”), (i) the vesting of each Company Stock Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full immediately prior to the Effective Time, (ii) each Company Stock Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and (iii) each holder of each such Company Stock Option shall cease to have any rights with respect thereto, except the right to be paid at or promptly after the Effective Time, an amount in cash (without interest), if any, subject to applicable withholding of Taxes, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time, by (y) the value of the Merger Consideration (with the Share Consideration valued based on the closing price of a share of Parent Common Stock as of the trading day immediately preceding the Closing Date) less the per share exercise price of such Company Stock Option (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Stock Option). For the avoidance of doubt, if the exercise price payable upon exercise of a Company

Stock Option equals or exceeds the value of the Merger Consideration (with the Share Consideration valued based on the closing price of a share of Parent Common Stock as of the trading day immediately preceding the Closing Date), such Company Stock Option shall be cancelled for no consideration.

Section 3.04 Company Restricted Stock. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Plans (a “Company Restricted Stock”), each share of Company Restricted Stock that remains outstanding immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and for each share of Company Restricted Stock, a holder thereof shall be entitled to receive the Merger Consideration in accordance with Section 2.04(a) of this Agreement, subject to applicable withholding of Taxes (which shall be deducted ratably from the Cash Consideration and the Share Consideration).

Section 3.05 Company Restricted Stock Unit Awards. Any restricted stock unit awards under the Company Stock Plans (“Company RSUs”) that remain outstanding immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holder thereof, (i) shall become fully vested immediately prior to the Effective Time and (ii) shall be cancelled and terminated as of the Effective Time and each holder of a Company RSU shall be paid at or promptly after the Effective Time, the Merger Consideration multiplied by the number of shares of Company Common Stock subject to such cancelled Company RSU, subject to applicable withholding of Taxes (which shall be deducted ratably from the Cash Consideration and the Share Consideration); provided, that, with respect to any Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at or promptly after the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted that will not trigger a Tax or penalty under Section 409A of the Code.

Section 3.06 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a holder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his, her or its rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL shall thereupon be deemed to have been converted into, and represent only the right to receive, the Merger Consideration in the manner provided in Section 2.04 and this Article III and shall no longer be Dissenting Shares. Notwithstanding anything to the contrary contained in this Section 3.06, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company shall give Parent and Merger Sub the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 3.07 FIRPTA Certificate. On or within five (5) days of the Closing Date, the Company shall deliver to any stockholder of the Company that has requested in writing such certification by the Closing Date, a certification, under penalties of perjury, stating that interests in the Company are not and have not been during the relevant period United States real property interests, as defined in Section 897(c)(1) of the Code and proof of delivery to the Internal Revenue Service of the required notice, as described in Treasury Regulations Section 1.897-2(h)(2).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding section of the Company Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates); provided that any disclosure shall be deemed to qualify that particular section or subsection and such other sections or subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections or subsections), or (b) other than with respect to Section 4.07(a) and Section 4.07(b), as disclosed in the Company SEC Reports filed or furnished during the period from January 1, 2014 through the date that is two (2) Business Days prior to the date of this Agreement, to the extent reasonably apparent in such Company SEC Reports that such disclosed item relates to the applicable representation or warranty set forth in this Article IV, but excluding (i) any documents filed as exhibits, annexes and schedules thereto or incorporated by reference therein (other than any other Company SEC Reports), (ii) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), and (iii) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or precise or forward-looking in nature, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries. (a) The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary and, with respect to each Subsidiary that is not directly or indirectly wholly owned by the Company and/or one of its other Subsidiaries, the percentage of the outstanding capital stock or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and bylaws and other equivalent organizational documents, each as amended to date, of the Company and each Subsidiary that is not directly or indirectly wholly owned by the Company and/or one of its other Subsidiaries, in each case, to the extent not filed as of the date of this Agreement with the Company SEC Reports. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization. (a) The authorized capital stock of the Company consists of 400,000,000 Shares and 10,000,000 shares of Company Preferred Stock. As of the close of business on October 31, 2016, (i) 66,696,179 Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 1,868,261 Shares were held in the treasury of the Company, (iii) no Shares were held by the Subsidiaries of the Company, and (iv) 8,171,674 Shares were reserved for future issuance pursuant to outstanding Company Stock Awards (including 6,429,946 Shares subject to outstanding Company Stock Options, 798,542 Shares subject to outstanding Company Restricted Stock and 943,186 Shares subject to outstanding Company RSUs). As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 or the Voting Agreement, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights. Except as contemplated in the Company Stock Plans or as set forth on Section 4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares or any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any third party by the Company or any Subsidiary of the Company. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued in compliance with all applicable securities Laws and other applicable Laws.

(b) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights, and (ii) owned by the Company or another of its wholly-owned Subsidiaries free and clear of all Encumbrances (other than those set forth in the organizational documents of such Subsidiary (to the extent such organizational documents have been furnished to Parent prior to the date of this Agreement), under applicable securities Laws or created by this Agreement).

(c) As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(d) Except as created by this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares, shares of Company Preferred Stock or any other capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Except as set forth on Section 4.03(d) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any other contract or arrangement relating to disposition, voting or dividends with respect to any capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

Section 4.04 Authority Relative to this Agreement; Vote Required. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting.

(c) The Company Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.

Section 4.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, Company Permit or other instrument or obligation to which the Company of any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (ii) the filing with the SEC of the Joint Proxy Statement and the Registration Statement, (iii) any filings required under the rules and regulations of the NYSE, (iv) the pre-merger notification requirements of the HSR Act or other applicable foreign, federal or state antitrust or competition Laws specified in Section 8.01(d) of the Company Disclosure Schedule or Section 8.01(d) of the Parent Disclosure Schedule, (v) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. The Company and each of its Subsidiaries is in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is or, since January 1, 2014, has been, in conflict with, or in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

Section 4.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 12, 2014 (the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report, statement, schedule or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared (i) from, and in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (ii) in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2015, including the notes thereto, or (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2015, which would not have a Company Material Adverse Effect.

(d) As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the knowledge of the Company, (i) none of the Company SEC Reports is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened in writing, in each case regarding any accounting practices of the Company or any of its Subsidiaries.

(e) The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) to the knowledge of the Company, the Company does not have any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) Since December 12, 2014, subject to any applicable grace periods, the Company has been in and is in material compliance with the applicable provisions of the Sarbanes Oxley Act and the applicable rules and regulations of the NYSE.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement or arrangement (including any contract, agreement or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such contract, agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 4.08 Absence of Certain Changes or Events. From January 1, 2016 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) since June 30, 2016, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01 were such provision then in effect.

Section 4.09 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any director or officer of the Company in such capacity as director or officer), before any Governmental Authority that, if adversely determined against the Company or its applicable Subsidiary, would be, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that is, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.10 Employee Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule lists (i) all material compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (A) to which the Company or any of its Subsidiaries is a party, (B) with respect to which the Company or any of its Subsidiaries has any obligation or (C) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former Service Provider, and (ii) all material contracts, arrangements or understandings between the Company or any of its Subsidiaries and any current or former Service Provider that provide for compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits, to any current or former Service Provider arising from or related to the Transactions, in whole or in part (collectively, the “Company Plans”). Section 4.10(a) of the Company Disclosure Schedule also separately lists all employee benefit plans for which the Company or any of its Subsidiaries could incur liability under Section 4069 or 4212(c) of ERISA.

(b) None of the Company Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider following termination of employment or service with the Company and its Subsidiaries (other than coverage mandated by applicable Law) that would result in a material liability to the Company and its Subsidiaries taken as a whole.

(c) Except as would not have a Company Material Adverse Effect, (i) each document prepared in connection with a Company Plan complies with applicable Law and each Company Plan has been operated in accordance with its terms and applicable Law, (ii) the Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Plan and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course).

(d) For each Company Plan that is intended to be qualified under Section 401(a) of the Code, the Company has timely received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Company Plan and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the qualified status of such Company Plan.

(e) Neither the Company, its Subsidiaries nor any member of their ERISA Affiliates sponsors maintains, contributes to or is required to contribute to or within the past six (6) years has sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code. With respect to each Company Plan that is subject to Title IV of ERISA, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Company Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of the Company, is expected to be incurred by the Company or any of its Subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Company Plan. Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course), except as would not have a Company Material Adverse Effect.

(f) Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Company Plans to any current or former Service Provider or (iii) limit or restrict the right of the Company any of its Subsidiaries or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Company Plans. None of the Company Plans in effect immediately prior to the Closing would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Except as would not have a Company Material Adverse Effect, each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(h) In addition to the foregoing, with respect to each Non-U.S. Company Benefit Plan:

(i) all employer and employee contributions to each Non-U.S. Company Benefit Plan required by Law or by the terms of such Non-U.S. Company Benefit Plan or pursuant to any contractual obligation (including contributions to all mandatory provident fund schemes) have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matter, except as would not have a Company Material Adverse Effect; and

(ii) each Non-U.S. Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except as would not have a Company Material Adverse Effect.

Section 4.11 Labor and Employment Matters. (a) Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and, as of the date of this Agreement, there are no pending organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract; and (ii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(b) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are currently in compliance with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination relating to employment or employment practices pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person.

Section 4.12 Company Real Property; Title to Assets. (a) Section 4.12(a) of the Company Disclosure Schedule lists: (i) the street address or location of each parcel of Owned Company Real Property, (ii) the current owner of each parcel of Owned Company Real Property and (iii) the current use of each parcel of Owned Company Real Property. Except as set forth on Section 4.12(a) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple, or the equivalent thereof, to each parcel of Owned Company Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all Leases for material Leased Company Real Property and any amendments thereto and any guarantors thereunder. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, has a valid leasehold interest in the Leased Company Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) Except as would not have a Company Material Adverse Effect, (i) either the Company or one of its Subsidiaries, as the case may be, is in peaceful and undisturbed possession of each parcel of Company Real Property, (ii) there are no contractual or legal restrictions that preclude or restrict the ability to use the Company Real Property for the purposes for which it is currently being used, (iii) neither the Company nor any of its Subsidiaries has leased or subleased any parcel or any portion of any parcel of Company Real Property to any other Person, other than as set forth on Section 4.12(c) of the Company Disclosure Schedule, and (iv) neither the Company nor any of its Subsidiaries has assigned its interest under any Lease listed in Section 4.12(b) of the Company Disclosure Schedule to any third party.

(d) Except as would not have a Company Material Adverse Effect, all components of the buildings, structures or other material improvements within the Owned Company Real Property compromising the demised premises of the Company and any of its Subsidiaries pursuant to each real property lease are in sufficient working condition and repair for the uses for which they are currently employed (normal wear and tear excepted).

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Company, threatened against any parcel of the Company Real Property.

(f) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Company Real Property or any portion thereof or interest therein.

Section 4.13 Intellectual Property. (a) Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has sufficient rights to use the Company Intellectual Property in connection with the operation of its respective business, (ii) the Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of Owned Company Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances and (iii) the Company and each of its Subsidiaries has a valid license to use the Licensed Company Intellectual Property in connection with the operation of its respective business, subject only to the terms of the Company IP Agreements.

(b) Except as would not have a Company Material Adverse Effect, (i) the Owned Company Intellectual Property is (A) to the knowledge of the Company, valid, subsisting and enforceable and (B) not subject to any outstanding Order or agreement adversely affecting any of the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof and (ii) there is no Action pending, asserted or, to the knowledge of the Company, threatened contesting or challenging the ownership, validity, registerability or enforceability of, or the Company’s or any of its Subsidiaries’ right to use, any Owned Company Intellectual Property.

(c) Except as would not have a Company Material Adverse Effect, (i) to the knowledge of the Company, the operation of the businesses of the Company and its Subsidiaries and the use of the Company Intellectual Property in connection therewith does not, and has not in the last three (3) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person, (ii) there is no Action pending, asserted or, to the knowledge of the Company, threatened against any of the Company or any of its Subsidiaries concerning any of the foregoing and (iii) to the knowledge of the Company, no Person is engaging, or has engaged in the last three (3) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Company Intellectual Property.

(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of all confidential information in its or its Subsidiaries’ possession, including, but not limited to, trade secrets, used or held for use in connection with the operation of its business.

(e) Except as would not have a Company Material Adverse Effect, to the extent that any Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries by any other Person, the Company or each of its Subsidiaries, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto (i) transferring to the Company or one of its Subsidiaries the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment and (ii) providing for the non-disclosure by such Person of the confidential information of the Company or any of its Subsidiaries.

(f) Except as would not have a Company Material Adverse Effect, consummation of the Transactions will not result in (i) the grant of any license under, or creation of any lien on, any Owned Company Intellectual Property, (ii) the Company or any of its Subsidiaries being bound by or subject to any non-compete obligation, covenant not to sue or other restriction on the operation or scope of its business, which such party was not bound by or subject to prior to the Closing or (iii) the Company or any of its Subsidiaries being obligated to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Company or any of its Subsidiaries prior to the Closing or (B) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.

Section 4.14 Taxes. (a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such Tax Returns are true, correct, and complete in all material respects.

(b) All material amounts of Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent consolidated financial statements of the Company, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements

(rather than in any notes thereto). Between January 1, 2016 and the date of this Agreement, none of the Company or any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business. There are no material Tax liens on the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(c) Each of the Company and its Subsidiaries has timely paid or withheld all material amounts of Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations, or outstanding extension of the period, for the assessment or collection of any material Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. As of the date of this Agreement, no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination or administrative, judicial or other proceeding. As of the date of this Agreement, no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. As of the date of this Agreement, within the last three (3) years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e) Within the last two (2) years, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies.

(f) Each of the Company and its Subsidiaries (i) is not a party to any Tax sharing, indemnification or allocation agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company and its Subsidiaries) and (ii) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of being a member of an affiliated, consolidated, combined or unitary group (other than any group that solely includes the Company and/or its Subsidiaries), or as a transferee or successor.

(g) Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction entered into prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount existing on or prior to the Closing Date.

(i) Interests in the Company are not and have not been during the relevant period United States real property interests, as defined in Section 897(c)(1) of the Code.

(j) This Section 4.14, Section 4.10 and Section 4.08, to the extent it relates to Section 6.01(b)(xi), contain the sole representations and warranties of the Company and its Subsidiaries with respect to Tax matters.

Section 4.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) none of the Company nor any of its Subsidiaries is in violation of or, since January 1, 2014, has violated, any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any current or former Subsidiary of the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of its current or former Subsidiaries has received any written notice from any Person alleging that any of the foregoing are actually, potentially or allegedly liable under, or not in compliance with, any Environmental Law (including pending or threatened liens, or with respect to exposure to, or the off-site disposal of, Hazardous Substances); and (d) each of the Company and its Subsidiaries has obtained, currently maintains and is, and since January 1, 2014 has been, in compliance with all Environmental Permits necessary for its operations.

Section 4.16 Company Material Contracts. (a) Section 4.16(a) of the Company Disclosure Schedule contains a complete list, as of the date of this Agreement, of the following types of contracts and agreements, whether written or oral, including all amendments, supplements and modifications in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party (such contracts and agreements, the “Company Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company or any of its Subsidiaries that was required to be filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 or any Company SEC Reports filed after the date of filing of such Form 10-K until the date hereof; provided, that any such contract that was filed by the Company with the SEC shall not be required to be listed on Section 4.16(a) of the Company Disclosure Schedule;

(ii) any contract (other than any purchase orders) for the purchase of materials, supplies, goods, services, equipment or other assets (A) providing for annual payments by the Company or any of its Subsidiaries of $20,000,000 or more, (B) which involved consideration or payments by the Company or any of its Subsidiaries in excess of $20,000,000 in the aggregate during the calendar year ended December 31, 2015, or (C) which is expected to involve consideration or payments by the Company or any of its Subsidiaries in excess of $20,000,000 in the aggregate during the calendar year ending December 31, 2016;

(iii) any contract (other than any purchase orders) for the furnishing of materials, supplies, goods, services, equipment or other assets (A) providing for annual payments to the Company or any of its Subsidiaries of $40,000,000 or more, (B) which involved consideration or payments to the Company or its Subsidiaries in excess of $40,000,000 in the aggregate during the calendar year ended December 31, 2015, or (C) which is expected to involve consideration or payments to the Company or its Subsidiaries in excess of $40,000,000 in the aggregate during the calendar year ending December 31, 2016;

(iv) all contracts concerning the establishment, management or operation of a joint venture, partnership, limited liability company (other than formation agreements related to one of the Company’s wholly-owned Subsidiaries) or business alliance with any third party;

(v) (A) all contracts relating to Indebtedness of the Company or any of its Subsidiaries for borrowed money and (B) all other contracts relating to other Indebtedness of the Company or any of its Subsidiaries in excess of $5,000,000, in each case of (A) and (B), other than intercompany Indebtedness;

(vi) all contracts containing any material non-compete or exclusivity provision or any similarly restrictive provision with respect to any material line of business, Person or geographic area with respect to the Company or any of its Subsidiaries;

(vii) all Company IP Agreements that are material to the business of the Company or any of its Subsidiaries;

(viii) all other contracts not specified in sub-clause (v) that contain obligations of the Company or its Subsidiaries secured by an Encumbrance (other than a Permitted Encumbrance) on the assets of the Company or any of its Subsidiaries, and interest rate or currency hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such agreement are greater than $5,000,000;

(ix) all material contracts, agreements and Leases concerning the use, occupancy, management or operation of any Company Real Property (including all contracts, agreements and Leases listed or otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule);

(x) all material management contracts and contracts with consultants requiring payments in excess of $10,000,000, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries that require or would reasonably be expected to result in payments of more than $10,000,000 in the aggregate;

(xi) each contract pursuant to which the Company or any of its Subsidiaries is bound that includes a continuing indemnification, “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $5,000,000 other than ordinary course agreements with customers or suppliers;

(xii) except as set forth on Section 4.10(a) of the Company Disclosure Schedule, each contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than $2,000,000 in any one year;

(xiii) other than as set forth in any customer’s standard purchase order terms and conditions, any contract that grants or conveys rights of refusal, or contains “most favored nation”, “most favored customer” or similar pricing provisions, or that obligates the Company or any of its Subsidiaries to conduct any material portion of the Company’s or any of its Subsidiaries’ business on an exclusive or preferential basis with any third party; and

(xiv) any contract that contains “take or pay” or similar provisions.

(b) Except as would not have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, enforceable against the Company or such Subsidiaries and, to the knowledge of the Company, the other parties thereto in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Company Material Contract and (iii) the Company and its Subsidiaries have not received any written claim or written notice of default, termination (other than as a result of expiration in accordance with its terms) or cancellation under any such Company Material Contract. The Company has furnished or made available to Parent correct and complete copies of all Company Material Contracts, including any amendments, waivers or changes thereto that are currently in effect.

Section 4.17 Insurance. To the knowledge of the Company, the Company has in place insurance policies providing appropriate coverage given the size of the Company and the Company’s line of businesses. Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default (including any such material breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, under such policy, and, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any such party.

Section 4.18 Customers. Section 4.18 of the Company Disclosure Schedule sets forth a true and complete list of the top ten customers of the Company and its Subsidiaries (based on the revenue from such customer during the 12-month period ended September 30, 2016). None of the customers listed in Section 4.18 of the Company Disclosure Schedule and no material supplier of the Company and its Subsidiaries (a) has cancelled or otherwise terminated any contract with the Company or any of its Subsidiaries prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any of its Subsidiaries, or (c) to the knowledge of the Company, has indicated in writing its intention to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any of its Subsidiaries of any products, equipment, goods or services.

Section 4.19 Quality and Safety of Products. (a) Since January 1, 2014, neither the Company nor any of its Subsidiaries has received written notice from (i) any of its customers that such customer has (A) received any written notice or allegation from a Governmental Authority, (B) been a party or subject to any Action brought or initiated by a Governmental Authority or (C) been threatened in writing by a Governmental Authority with any Action or (ii) a Governmental Authority that contained allegations or threatened or stated a basis for initiating an Action, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law, except, in the case of each of clause (i) and (ii), as would not have a Company Material Adverse Effect.

(b) Since January 1, 2014, (i) there have been no recalls of any product of the Company or any of its Subsidiaries whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries and (ii) the Company has not received any written notice from any customer or Governmental Authority in connection with a claim or allegation against the Company or its Subsidiaries, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not have a Company Material Adverse Effect.

Section 4.20 Anti-Corruption Compliance. (a) None of the Company, nor any of its Subsidiaries, directors, officers or employees, nor, to the knowledge of the Company, any Affiliate or agent of the Company, has taken any action, directly or indirectly, over the last five (5) years, that constitutes: (i) a violation by any such Person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office; (ii) a violation by any such Person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in noncompliance with, any export restrictions, anti-boycott regulations, embargo regulations or other similar Laws.

(b) The Company and each of its Subsidiaries have conducted their businesses in compliance in all material respects with (i) the FCPA and the Anti-Corruption Laws and have retained, and continue to retain, accurate books and records and have instituted and continue to maintain policies and procedures reasonably designed to promote compliance therewith, and (ii) (A) all Laws relating to United States export controls, and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

Section 4.21 Takeover Laws. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the certificate of incorporation or bylaws of the Company, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

Section 4.22 Opinion of Financial Advisor. The Company has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date of such opinion, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders. A copy of such opinion shall be delivered to Parent promptly after the execution of this Agreement.

Section 4.23 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a correct and complete copy of all agreements (including any amendments, waivers or changes thereto) between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated as of the date of this Agreement pursuant to which such firm would be entitled to any payment relating to the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the corresponding section of the Parent Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates; provided, that any disclosure shall be deemed to qualify that particular section or subsection and such other sections or subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections or subsections), or (b) other than with respect to Section 5.07(a) and Section 5.07(b), as disclosed in the Parent SEC Reports filed or furnished during the period from January 1, 2014 through the date that is two (2) Business Days prior to the date of this Agreement, to the extent reasonably apparent in such Parent SEC Reports that such disclosed item relates to the applicable representation or warranty set forth in this Article V, but excluding (i) any documents filed as exhibits, annexes and schedules thereto or incorporated by reference therein (other than in any other Parent SEC Reports), (ii) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), and (iii) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or precise or forward-looking in nature, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01 Corporate Organization and Qualification; Subsidiaries. (a) Parent and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries of Parent, identifying the jurisdiction of incorporation or organization of each such Subsidiary and, with respect to each Subsidiary that is not directly or indirectly wholly owned by Parent and/or one of its other Subsidiaries, the percentage of the outstanding capital stock or other equity or similar interests of each such Subsidiary owned by Parent and each of its other Subsidiaries, is set forth in Section 5.01(b) of the Parent Disclosure Schedule. Except as set forth in Section 5.01(b) of the Parent Disclosure Schedule, Parent and Merger Sub do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 5.02 Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws and other equivalent organizational documents, each as amended to date, of Parent, Merger Sub and each Subsidiary that is not directly or indirectly wholly owned by Parent and/or one of its other Subsidiaries, in each case, to the extent not filed as of the date of this Agreement with the Parent SEC Reports. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 5.03 Capitalization. (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, 40,000,000 shares of Parent Series Common Stock and 10,000,000 shares of Parent Preferred Stock. At the close of business on October 31, 2016, (i) 76,473,166 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 6,532,020 shares of Parent Common Stock were held in the treasury of Parent, (iii) no shares of Parent Common Stock were held by the Subsidiaries of Parent, and (iv) 5,909,591 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding Parent Stock Awards (including 347,700 shares of Parent Common Stock subject to outstanding Parent Stock Options, 1,797,360 Shares subject to outstanding Parent Restricted Stock Unit Awards, and 1,038,324 Shares subject to outstanding Parent Performance Awards (assuming satisfaction of any performance vesting conditions at target levels)). As of the date of this Agreement, no shares of Parent Series Common Stock and no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in this Section 5.03 or the Voting Agreement, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights. Except as contemplated in the Parent Stock Plans, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of, or other equity interests in, Parent or any Subsidiary of Parent, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any shares of Parent Common Stock or any capital stock of, or other equity interests in, Parent or any Subsidiary of Parent, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any third party by Parent or any Subsidiary of Parent. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Awards, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued in compliance with all applicable securities Laws and other applicable Laws.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is owned by Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

(c) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of Parent is (i) duly authorized, validly issued, fully paid, and non-assessable and free of preemptive (or similar) rights, and (ii) owned by Parent or another of its wholly-owned Subsidiaries free and clear of all Encumbrances (other than those set forth in the organizational documents of such Subsidiary (to the extent such organizational documents have been furnished to the Company prior to the date of this Agreement), under applicable securities Laws or created by this Agreement).

(d) As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding.

(e) Except as created by this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any shares of Parent Common Stock, shares of Parent Series Common Stock, shares of Parent Preferred Stock or any other capital stock of, or other equity interests in, Parent or any of its Subsidiaries. None of Parent or

any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any other contract or arrangement relating to disposition, voting or dividends with respect to any capital stock of, or other equity interests in, Parent or any of its Subsidiaries.

Section 5.04 Authority Relative to This Agreement; Vote Required. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Parent Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Parent Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved to recommend that the stockholders of Parent approve the Parent Share Issuance and directed that the Parent Share Issuance be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting.

(c) The Parent Stockholder Approval is the only vote or consent of the holders of any class or series of Parent’s capital stock or other securities necessary to approve the Share Issuance and consummate the Transactions.

Section 5.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, Parent Permit or other instrument or obligation to which Parent of any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (ii) the filing with the SEC of the Joint Proxy Statement and the Registration Statement, (iii) any filings required under the rules and regulations of the NYSE, (iv) the pre-merger notification requirements of the HSR Act or other applicable foreign, federal or state antitrust or competition Laws specified in Section 8.01(d) of the Company Disclosure Schedule or Section 8.01(d) of the Parent Disclosure Schedule, (v) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

Section 5.06 Permits; Compliance. Parent and each of its Subsidiaries is in possession of all Parent Permits, except where the failure to possess, or the suspension or cancellation of, any of the Parent Permits would not have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Parent Permits would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is or, since January 1, 2014, has been, in conflict with, or in default, breach or violation of, any Law or Parent Permit applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that would not have a Parent Material Adverse Effect.

Section 5.07 SEC Filings; Financial Statements. (a) Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2014 (the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is required to file any form, report, statement, schedule or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared (i) from, and in accordance with, the books and records of Parent and its Subsidiaries in all material respects and (ii) in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of Parent and its consolidated Subsidiaries as at December 31, 2015, including the notes thereto, or (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2015, which would not have a Parent Material Adverse Effect.

(d) As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, (i) none of the Parent SEC Reports is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened in writing, in each case regarding any accounting practices of Parent or any of its Subsidiaries.

(e) The management of Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of Parent by others within those entities. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) to the knowledge of Parent, Parent does not have any fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f) Since January 1, 2014, subject to any applicable grace periods, Parent has been in and is in material compliance with the applicable provisions of the Sarbanes Oxley Act and the applicable rules and regulations of the NYSE.

(g) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement or arrangement (including any contract, agreement or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such contract, agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Reports (including any audited financial statements and unaudited interim financial statements of Parent included therein).

Section 5.08 Absence of Certain Changes or Events. From January 1, 2016 through the date of this Agreement, (a) Parent and its Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice, (b) there has not been any Parent Material Adverse Effect and (c) since June 30, 2016, neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02 were such provision then in effect.

Section 5.09 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries (or, to the knowledge of Parent, any director or officer of Parent in such capacity as director or officer), before any Governmental Authority that, if adversely determined against Parent or its applicable Subsidiary, would be, or would reasonably be expected to be, material to Parent and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any property or asset of Parent or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, any continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that is, or would reasonably be expected to be, material to Parent and its Subsidiaries, taken as a whole.

Section 5.10 Employee Benefit Plans. (a) Section 5.10(a) of Parent Disclosure Schedule lists (i) all material compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (A) to which Parent or any of its Subsidiaries is a party, (B) with respect to which Parent or any of its Subsidiaries has any obligation or (C) that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries for the benefit of any current or former Service Provider, and (ii) all material contracts, arrangements or understandings between Parent or any of its Subsidiaries and any current or former Service Provider that provide for compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits, to any current or former Service Provider arising from or related to the Transactions, in whole or in part (collectively, the “Parent Plans”). Section 5.10(a) of Parent Disclosure Schedule also separately lists all employee benefit plans for which Parent or any of its Subsidiaries could incur liability under Section 4069 or 4212(c) of ERISA.

(b) None of the Parent Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider following termination of employment or service with Parent and its Subsidiaries (other than coverage mandated by applicable Law) that would result in a material liability to Parent and its Subsidiaries taken as a whole.

(c) Except as would not have a Parent Material Adverse Effect, (i) each document prepared in connection with a Parent Plan complies with applicable Law and each Parent Plan has been operated in accordance with its terms and applicable Law, (ii) Parent and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Parent Plan and (iii) no Action is pending or, to the knowledge of Parent, threatened with respect to any Parent Plan (other than claims for benefits in the ordinary course).

(d) For each Parent Plan that is intended to be qualified under Section 401(a) of the Code, Parent has timely received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Parent Plan and, to the knowledge of Parent, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the qualified status of such Parent Plan.

(e) Neither Parent, its Subsidiaries nor any member of their ERISA Affiliates sponsors maintains, contributes to or is required to contribute to or within the past six (6) years has sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code. With respect to each Parent Plan that is subject to Title IV of ERISA, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Parent Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) neither Parent, its Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Parent, is expected to be incurred by Parent or any of its Subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Parent Plan. Neither Parent nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course), except as would not have a Parent Material Adverse Effect.

(f) Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with Parent or any of its Subsidiaries; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Parent Plans to any current or former Service Provider or (iii) limit or restrict the right of Parent any of its Subsidiaries or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Parent Plans. None of the Parent Plans in effect immediately prior to the Closing would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Except as would not have a Parent Material Adverse Effect, each Parent Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated in compliance with, and Parent and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(h) In addition to the foregoing, with respect to each Non-U.S. Parent Benefit Plan:

(i) all employer and employee contributions to each Non-U.S. Parent Benefit Plan required by Law or by the terms of such Non-U.S. Parent Benefit Plan or pursuant to any contractual obligation (including contributions to all mandatory provident fund schemes) have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matter, except as would not have a Parent Material Adverse Effect; and

(ii) each Non-U.S. Parent Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except as would not have a Parent Material Adverse Effect.

Section 5.11 Labor and Employment Matters. (a) Except as set forth on Section 5.11(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and, as of the date of this Agreement, there are no pending organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of Parent any of its Subsidiaries. Except as would not have a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against Parent or any of its Subsidiaries under any such agreement or contract; and (ii) there are no unfair labor practice complaints pending against Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the Transactions.

(b) Except as would not have a Parent Material Adverse Effect, (i) the Parent and its Subsidiaries are currently in compliance with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination relating to employment or employment practices, pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Parent or any of its Subsidiaries has employed or currently employs any Person.

Section 5.12 Parent Real Property; Title to Assets. (a) Section 5.12(a) of Parent Disclosure Schedule lists: (i) the street address or location of each parcel of Owned Parent Real Property, (ii) the current owner of each parcel of Owned Parent Real Property and (iii) the current use of each parcel of Owned Parent Real Property. Except as set forth on Section 5.12(a) of Parent Disclosure Schedule or as would not have a Parent Material Adverse Effect, Parent or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple, or the equivalent thereof, to each parcel of Owned Parent Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) Section 5.12(b) of Parent Disclosure Schedule sets forth a true and complete list of all Leases for material Leased Parent Real Property and any amendments thereto and any guarantors thereunder. Except as would not have a Parent Material Adverse Effect, Parent or one of its Subsidiaries, as the case may be, has a valid leasehold interest in the Leased Parent Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) Except as would not have a Parent Material Adverse Effect, (i) either Parent or one of its Subsidiaries, as the case may be, is in peaceful and undisturbed possession of each parcel of Parent Real Property, (ii) there are no contractual or legal restrictions that preclude or restrict the ability to use the Parent Real Property for the purposes for which it is currently being used, (iii) neither Parent nor any of its Subsidiaries has leased or subleased any parcel or any portion of any parcel of Parent Real Property to any other Person and (iv) neither Parent nor any of its Subsidiaries has assigned its interest under any Lease listed in Section 5.12(b) of the Parent Disclosure Schedule to any third party.

(d) Except as would not have a Parent Material Adverse Effect, all components of the buildings, structures or other material improvements within the Owned Parent Real Property compromising the demised premises of Parent and any of its Subsidiaries pursuant to each real property lease are in sufficient working condition and repair for the uses for which they are currently employed (normal wear and tear excepted).

(e) Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, as of the date of this Agreement, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Parent, threatened against any parcel of the Parent Real Property.

(f) Except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Parent Real Property or any portion thereof or interest therein.

Section 5.13 Intellectual Property. (a) Except as would not have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries has sufficient rights to use the Parent Intellectual Property in connection with the operation of its respective business, (ii) Parent or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of Owned Parent Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances and (iii) Parent and each of its Subsidiaries has a valid license to use the Licensed Parent Intellectual Property in connection with the operation of its respective business, subject only to the terms of Parent IP Agreements.

(b) Except as would not have a Parent Material Adverse Effect, (i) the Owned Parent Intellectual Property is (A) to the knowledge of Parent, valid, subsisting and enforceable and (B) not subject to any outstanding Order or agreement adversely affecting any of Parent’s or any of its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof and (ii) there is no Action pending, asserted or, to the knowledge of Parent, threatened contesting or challenging the ownership, validity, registerability or enforceability of, or Parent’s or any of its Subsidiaries’ right to use, any Owned Parent Intellectual Property.

(c) Except as would not have a Parent Material Adverse Effect, (i) to the knowledge of Parent, the operation of the businesses of Parent and its Subsidiaries and the use of Parent Intellectual Property in connection therewith does not, and has not in the last three (3) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person, (ii) there is no Action pending, asserted or, to the knowledge of Parent, threatened against any of Parent or any of its Subsidiaries concerning any of the foregoing and (iii) to the knowledge of Parent, no Person is engaging, or has engaged in the last three (3) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Parent Intellectual Property.

(d) Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries have taken reasonable measures to maintain the confidentiality of all confidential information in its or its Subsidiaries’ possession, including, but not limited to, trade secrets, used or held for use in connection with the operation of its business.

(e) Except as would not have a Parent Material Adverse Effect, to the extent that any Intellectual Property has been conceived, developed or created for Parent or any of its Subsidiaries by any other Person, Parent or each of its Subsidiaries, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto (i) transferring to Parent or one of its Subsidiaries the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment and (ii) providing for the non-disclosure by such Person of the confidential information of the Company or any of its Subsidiaries.

(f) Except as would not have a Parent Material Adverse Effect, consummation of the Transactions will not result in (i) the grant of any license under, or creation of any lien on, any Owned Parent Intellectual Property, (ii) Parent or any of its Subsidiaries being bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of its business, which such party was not bound by, or subject to, prior to the Closing or (iii) Parent or any of its Subsidiaries being obligated to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by Parent or any of its Subsidiaries prior to the Closing or (B) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.

Section 5.14 Taxes. (a) All income and other material Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such Tax Returns are true, correct, and complete in all material respects.

(b) All material amounts of Taxes of Parent and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the most recent consolidated financial statements of Parent, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Between January 1, 2016 and the date of this Agreement, none of Parent or any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business. There are no material Tax liens on the assets of Parent or any of its Subsidiaries other than Permitted Encumbrances.

(c) Each of Parent and its Subsidiaries has timely paid or withheld all material amounts of Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d) As of the date of this Agreement, neither Parent nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations, or outstanding extension of the period, for the assessment or collection of any material Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. As of the date of this Agreement, no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of Parent or any of its Subsidiaries is currently in progress, and neither Parent nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination or administrative, judicial or other proceeding. As of the date of this Agreement, no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against Parent or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. As of the date of this Agreement, within the last three (3) years, no written claim has been made by a Governmental Authority in a jurisdiction where Parent or any Subsidiary of Parent does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e) Within the last two (2) years, neither Parent nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies.

(f) Each of Parent and its Subsidiaries (i) is not a party to any Tax sharing, indemnification or allocation agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among Parent and its Subsidiaries) and (ii) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of being a member of an affiliated, consolidated, combined or unitary group (other than any group that solely includes Parent and/or its Subsidiaries), or as a transferee or successor.

(g) Neither Parent nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4.

(h) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction entered into prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount existing on or prior to the Closing Date.

(i) Parent is not a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

(j) This Section 5.14, Section 5.10 and Section 5.08, to the extent it relates to Section 6.02(b)(ix), contain the sole representations and warranties of Parent and its Subsidiaries with respect to Tax matters.

Section 5.15 Environmental Matters. Except as would not have a Parent Material Adverse Effect, (a) none of Parent nor any of its Subsidiaries is in violation of or, since January 1, 2014, has violated, any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by Parent or any current or former Subsidiary of Parent (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) neither Parent nor any of its current or former Subsidiaries has received any written notice from any Person alleging that any of the foregoing are actually, potentially or allegedly liable under, or not in compliance with, any Environmental Law (including pending or threatened liens, or with respect to exposure to, or the off-site disposal of, Hazardous Substances); and (d) each of Parent and its Subsidiaries has obtained, currently maintains and is, and since January 1, 2014, has been, in compliance with all Environmental Permits necessary for its operations.

Section 5.16 Parent Material Contracts. (a) Section 5.16(a) of Parent Disclosure Schedule contains a complete list, as of the date of this Agreement, of the following types of contracts and agreements, whether written or oral, including all amendments, supplements and modifications in effect as of the date of this Agreement, to which Parent or any of its Subsidiaries is a party (such contracts and agreements, the “Parent Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to Parent or any of its Subsidiaries that was required to be filed with the SEC with Parent’s Annual Report on Form 10-K for the year ended December 31, 2015 or any Parent SEC Reports filed after the date of filing of such Form 10-K until the date hereof; provided that any such contract that was filed by Parent with the SEC shall not be required to be set forth on Section 5.16(a) of Parent Disclosure Schedule;

(ii) any contract (other than any purchase orders) for the purchase of materials, supplies, goods, services, equipment or other assets (A) providing for annual payments by Parent or any of its Subsidiaries of $20,000,000 or more, or (B) which involved consideration or payments by Parent or any of its Subsidiaries in excess of

$20,000,000 in the aggregate during the calendar year ended December 31, 2015, or (C) which is expected to involve consideration or payments by Parent or any of its Subsidiaries in excess of $20,000,000 in the aggregate during the calendar year ending December 31, 2016;

(iii) any contract (other than any purchase orders) for the furnishing of materials, supplies, goods, services, equipment or other assets (A) providing for annual payments to Parent or any of its Subsidiaries of $40,000,000 or more, (B) which involved consideration or payments to Parent or its Subsidiaries in excess of $40,000,000 in the aggregate during the calendar year ended December 31, 2015, or (C) which is expected to involve consideration or payments to Parent or its Subsidiaries in excess of $40,000,000 in the aggregate during the calendar year ending December 31, 2016;

(iv) all contracts concerning the establishment, management or operation of a joint venture, partnership, limited liability company (other than formation agreements related to one of Parent’s wholly-owned Subsidiaries) or business alliance with any third party;

(v) (A) all contracts relating to Indebtedness of Parent or any of its Subsidiaries for borrowed money and (B) all other contracts relating to other Indebtedness of Parent or any of its Subsidiaries in excess of $5,000,000, in each case of (A) and (B), other than intercompany Indebtedness;

(vi) all contracts containing any material non-compete or exclusivity provision or any similarly restrictive provision with respect to any material line of business, Person or geographic area with respect to Parent or any of its Subsidiaries;

(vii) all Parent IP Agreements that are material to the business of Parent or any of its Subsidiaries;

(viii) all other contracts not specified in sub-clause (v) that contain obligations of Parent or its Subsidiaries secured by an Encumbrance (other than a Permitted Encumbrance) on the assets of Parent or any of its Subsidiaries, and interest rate or currency hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of Parent and its Subsidiaries under such agreement are greater than $5,000,000;

(ix) all material contracts, agreements and Leases concerning the use, occupancy, management or operation of any Parent Real Property (including all contracts, agreements and Leases listed or otherwise set forth in Section 5.12(b) of Parent Disclosure Schedule);

(x) all material management contracts and contracts with consultants requiring payments in excess of $10,000,000, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Parent or any of its Subsidiaries or income or revenues related to any product of Parent or any of its Subsidiaries that require or would reasonably be expected to result in payments of more than $10,000,000 in the aggregate;

(xi) each contract pursuant to which Parent or any of its Subsidiaries is bound that includes a continuing indemnification, “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $5,000,000 other than ordinary course agreements with customers or suppliers;

(xii) except as set forth on Section 5.10(a) of the Parent Disclosure Schedule, each contract between or among Parent or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than Parent or any of its Subsidiaries), on the other hand, that involves payments of more than $2,000,000 in any one year;

(xiii) other than as set forth in any customer’s standard purchase order terms and conditions, any contract that grants or conveys rights of refusal, or contains “most favored nation”, “most favored customer” or similar pricing provisions, or that obligates Parent or any of its Subsidiaries to conduct any material portion of Parent’s or any of its Subsidiaries’ business on an exclusive or preferential basis with any third party; and

(xiv) any contract that contains “take or pay” or similar provisions.

(b) Except as would not have a Parent Material Adverse Effect, (i) each Parent Material Contract is a legal, valid and binding obligation of Parent or its Subsidiaries party thereto and, to the knowledge of Parent, the other parties thereto, enforceable against Parent or such Subsidiaries and, to the knowledge of Parent, the other parties thereto in accordance with its terms, (ii) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract and no event has occurred or not occurred through Parent’s or any of its Subsidiaries’ action or inaction or, to the knowledge of Parent, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Parent Material Contract and (iii) Parent and its Subsidiaries have not received any written claim or written notice of default, termination (other than as a result of expiration in accordance with its terms) or cancellation under any such Parent Material Contract. Parent has furnished or made available to the Company correct and complete copies of all Parent Material Contracts, including any amendments, waivers or changes thereto that are currently in effect.

Section 5.17 Insurance. To the knowledge of Parent, Parent has in place insurance policies providing appropriate coverage given the size of Parent and Parent’s line of businesses. Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect. Neither Parent nor any of its Subsidiaries is in material breach or default (including any such material breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the knowledge of Parent, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, under such policy, and, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any such party.

Section 5.18 Customers. Section 5.18 of the Parent Disclosure Schedule sets forth a true and complete list of the top ten customers of Parent and its Subsidiaries (based on the revenue from such customer during the 12-month period ended September 30, 2016). None of the customers listed in Section 5.18 of the Parent Disclosure Schedule and no material supplier of Parent and its Subsidiaries (a) has cancelled or otherwise terminated any contract with Parent or any of its Subsidiaries prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from Parent or any of its Subsidiaries, or (c) to the knowledge of Parent has indicated in writing its intention, to cancel or otherwise terminate its relationship with Parent or its Subsidiaries or to reduce substantially its purchase from or sale to Parent or any of its Subsidiaries of any products, equipment, goods or services.

Section 5.19 Quality and Safety of Products. (a) Since January 1, 2014, neither Parent nor any of its Subsidiaries has received written notice from (i) any of its customers that such customer has (A) received any written notice or allegation from a Governmental Authority, (B) been a party or subject to any Action brought or initiated by a Governmental Authority or (C) been threatened in writing by a Governmental Authority with any Action or (ii) a Governmental Authority that contained allegations or threatened or stated a basis for initiating an Action, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of Parent or any of its Subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law, except, in the case of each of clause (i) and (ii), as would not have a Parent Material Adverse Effect.

(b) Since January 1, 2014, (i) there have been no recalls of any product of Parent or any of its Subsidiaries whether ordered by a Governmental Authority or undertaken voluntarily by Parent or any of its Subsidiaries and (ii) Parent has not received any written notice from any customer or Governmental Authority in connection with a claim or allegation against Parent or its Subsidiaries, in each case related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not have a Parent Material Adverse Effect.

Section 5.20 Anti-Corruption Compliance. (a) None of Parent, nor any of its Subsidiaries, directors, officers or employees, nor, to the knowledge of Parent, any Affiliate or agent of Parent, has taken any action, directly or indirectly, over the last five (5) years, that constitutes: (i) a violation by any such Person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office; (ii) a violation by any such Person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in noncompliance with, any export restrictions, anti-boycott regulations, embargo regulations or other similar Laws.

(b) Parent and each of its Subsidiaries have conducted their businesses in compliance in all material respects with (i) the FCPA and the Anti-Corruption Laws and have retained, and continue to retain, accurate books and records and have instituted and continue to maintain policies and procedures reasonably designed to promote compliance therewith, and (ii) (A) all Laws relating to United States export controls, and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

Section 5.21 Operations of Merger Sub. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.22 Opinion of Financial Advisor. Parent has received the written opinion of Greenhill & Co., LLC, to the effect that, as of the date of such opinion and subject to the limitations and assumptions set forth therein, the Merger Consideration to be paid by Parent to the holders of the Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to Parent. A copy of such opinion shall be delivered to the Company promptly after the execution of this Agreement.

Section 5.23 Brokers. No broker, finder or investment banker (other than Greenhill & Co., LLC and J.P. Morgan Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.24 Financing. (a) Parent has delivered to the Company a true, correct and complete copy of the fully executed commitment letter, dated as of the date hereof, among Parent, American Axle & Manufacturing, Inc. and JPMorgan Chase Bank, N.A. (including the exhibits thereto, the “Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources party thereto have committed to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement and the other purposes set forth therein and related fees and expenses (the “Financing”). When funded in accordance with, and subject to, the terms and conditions of the Commitment Letter, together with Parent’s cash on hand, the Financing will provide Parent with financing on the Closing Date sufficient to pay all amounts contemplated to be paid hereunder, including all fees and expenses and the repayment of all indebtedness that will be repaid at Closing.

(b) As of the date hereof, the Commitment Letter is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, such other parties thereto in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). As of the date hereof, the obligations of the Financing Sources to fund the full amount of commitments under the Commitment Letter are not subject to any conditions or contingencies other than as set forth therein. As of the date hereof no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default or failure to satisfy a condition precedent under the Commitment Letter on the part of Parent or, to the knowledge of Parent, any other party thereto. The Commitment Letter has not been amended or modified prior to the date of this Agreement and, as of the date of this Agreement, the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger. (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) as expressly contemplated by any other provision of this Agreement or (iii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use their reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers, employees and consultants, (D) maintain and preserve intact their current relationships with their significant customers, suppliers, distributors, creditors and other Persons with which the Company or any of its Subsidiaries has significant business relations and (E) comply in all material respects with applicable Law.

(b) By way of amplification and not limitation, except as set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated by any other provision of this Agreement or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following:

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, any restricted stock units or restricted stock awards, or any other ownership interest of the Company or any of its Subsidiaries, except for (A) the issuance of Shares required to be issued pursuant to the exercise of employee stock options, or restricted stock units or restricted stock awards that are outstanding on the date hereof pursuant to the terms of the applicable Company Plans as in effect immediately prior to the date of this Agreement, and (B) the issuance by a Subsidiary of the Company of its capital stock to the Company or another Subsidiary of the Company;

(iii) sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries, except (A) sales of inventory in the ordinary course of business, (B) pursuant to any contracts or agreements in force on the date of this Agreement, as may be amended from time to time in accordance with the terms hereof, or (C) such dispositions among the Company and its Subsidiaries;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (A) the declaration and payment of quarterly cash dividends by the Company, declared and paid in the ordinary course of business consistent with past practice, including as to record date, timing of payment and amount thereof, in an amount per quarter not in excess of $0.0925 per Share, and (B) the declaration and payment of dividends by any of the Company’s direct or indirect wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vi) (A) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) incur additional Indebtedness in respect of borrowed money and the issuance of any debt securities in an amount more than $50,000,000 in excess of the aggregate Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, (C) except as required by the terms of any Indebtedness outstanding as of the date hereof, assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any material loans or material advances or capital contribution to, or investment in, any Person; or (D) enter into or materially amend any contract, agreement, commitment or arrangement with respect to any matter set forth in clauses (A) through (C) of this Section 6.01(b)(vi);

(vii) except as otherwise required by Law or a Company Benefit Plan in existence as of the date of this Agreement or as disclosed in Section 6.01(b)(vii) of the Company Disclosure Schedule, (A) except in the ordinary course of business for employees who are not officers under Section 16 of the Exchange Act, increase the compensation payable or to become payable or the benefits provided to Service Providers; (B) grant any cash incentives, retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former Service Provider (other than annual bonuses in the ordinary course of business consistent with past practice); (C) establish, adopt, enter into, terminate or amend any Company Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, for the benefit of any Service Provider; (D) loan or advance any money or other property to any current or former Service Provider; or (E) establish, adopt, enter into or amend any collective bargaining agreement;

(viii) except as necessary to comply with Section 3.03, Section 3.04 or Section 3.05, (A) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards as a result of the Merger, any other change of control of the Company or otherwise; or (B) exercise its discretion with respect to or otherwise amend, modify or supplement any employee stock purchase plan;

(ix) terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than 50 employees at a single site in any six-month period in the ordinary course of business consistent with past practice) or implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(x) materially change its financial accounting policies or procedures in effect as of the date hereof, other than as required or permitted by Law or GAAP;

(xi) (A) make any material change (or file any material change) in any material method of accounting for Tax purposes, (B) make, change or rescind any material Tax election; (C) settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or any of its Subsidiaries; (D) file any material amended Tax Return or any material Tax Return in a manner inconsistent with past practice or claim for any material refund (or surrender any right to claim a material refund of Taxes); (E) enter into any material closing agreement relating to Taxes; or (F) waive or extend for a period of greater than twelve (12) months the statute of limitations in respect of the assessment or determination of material Taxes, except in each case, (i) if required by Law or (ii) in the ordinary course of business consistent with past practice;

(xii) (A) settle (or agree to settle) any Action, other than (i) settlements involving not more than $500,000 in monetary damages in the aggregate (net of insurance proceeds) payable by the Company or any of its Subsidiaries in respect of such settlement and that do not (x) require any actions or impose any material restrictions on the business or operations of the Company and its Subsidiaries (taken as a whole), or after the Effective Time, Parent and its Subsidiaries (taken as a whole) or (y) include the admission of wrongdoing by the Company or any of its Subsidiaries and (ii) stockholder litigation, which is the subject of Section 7.13, (B) settle or compromise any material investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement, or (C) waive, release or assign any claims or rights of material value;

(xiii) enter into, amend, waive or renew (in each case, other than in the ordinary course of business) or terminate (excluding any expiration in accordance with its terms) any Company Material Contract (or any other contract or agreement that would be deemed a Company Material Contract if it had been entered into prior to the date of this Agreement);

(xiv) (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in such Company Intellectual Property; or (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice;

(xv) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xvi) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on the Company and its Subsidiaries or the transactions contemplated by this Agreement;

(xvii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) transactions, contracts, arrangements, commitments or understandings between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act; or

(xviii) agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c) In addition, between the date of this Agreement and the Effective Time, the Company and its Subsidiaries shall (i) prepare and timely file all material Tax Returns required to be filed, (ii) timely pay all Taxes shown to be due and payable on such Tax Returns and (iii) promptly notify Parent of any written notice received by the Company after the date of this Agreement with respect to any material suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to such suits, claims, actions, investigations, audits or proceedings) that the Company reasonably believes would result in a material amount of Tax liability to the Company and its Subsidiaries taken as a whole.

Section 6.02 Conduct of Business by Parent Pending the Merger. (a) Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.02 of the Parent Disclosure Schedule, (ii) as expressly contemplated by any other provision of this Agreement or (iii) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the businesses of Parent and its Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice and Parent and each of its Subsidiaries shall use their reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the service of Parent’s named executive officers, (D) maintain and preserve intact their current relationships with customers, suppliers, distributors, creditors and other Persons with which Parent or any of its Subsidiaries has significant business relations and (E) comply in all material respects with applicable Law.

(b) By way of amplification and not limitation, except as set forth in Section 6.02 of the Parent Disclosure Schedule, as expressly contemplated by any other provision of this Agreement or with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), neither Parent nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following:

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of Parent or any of its Subsidiaries (except for (A) the issuance of (x) shares of Parent Common Stock issuable pursuant to employee stock options, performance share awards, restricted stock units or restricted stock awards outstanding on the date hereof or (y) employee stock options, performance share awards, restricted stock units or restricted stock awards in the ordinary course of business, in each case, pursuant to the terms of the applicable Parent Plans as in effect immediately prior to the date of this Agreement and (B) the issuance by a Subsidiary of Parent of its capital stock to Parent or another Subsidiary of Parent);

(iii) sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Parent and its Subsidiaries, (taken as a whole) except (A) sales of inventory in the ordinary course of business, (B) pursuant to any contracts or agreements in force on the date of this Agreement, as may be amended from time to time in accordance with the terms hereof, (C) such dispositions among the Parent and its Subsidiaries, or (D) in connection with the Financing;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of Parent’s direct or indirect wholly-owned Subsidiaries to Parent or any of its other wholly-owned Subsidiaries;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vi) except as set forth in Section 6.02(b)(vi) of the Parent Disclosure Schedule, (A) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, which acquisition would be material to Parent, or any other material amount of assets or would be reasonably likely to materially adversely affect the ability of Parent and the Company to obtain those consents, approvals, non-disapprovals, orders and other authorizations of any Governmental Authority set forth on Section 8.01(d) of the Company Disclosure Schedule and/or Section 8.01(d) of the Parent Disclosure Schedule or materially delay obtaining such consents, approvals, non-disapprovals, orders or authorizations; (B) other than in connection with the Financing or otherwise in the ordinary course of business, incur additional Indebtedness in respect of borrowed money and the issuance of any debt securities in an amount more than $50,000,000 in excess of the aggregate Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, (C) except as required by the terms of any Indebtedness outstanding as of the date hereof, and other than in the ordinary course of business, assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any material loans or material advances or capital contribution to, or investment in, any Person; or (D) enter into or materially amend any contract, agreement, commitment or arrangement with respect to any matter set forth in clauses (A) through (C) of this Section 6.02(b)(vi);

(vii) except as otherwise required by Law or a Parent Benefit Plan in existence as of the date of this Agreement, terminate or amend any Parent Plan if it would materially decrease the aggregate benefits provided to Service Providers;

(viii) materially change its financial accounting policies or procedures in effect as of the date hereof, other than as required or permitted by Law or GAAP;

(ix) (A) make any material change (or file any material change) in any material method of accounting for Tax purposes, (B) make, change or rescind any material Tax election; (C) settle or compromise any proceeding with respect to any material Tax claim or assessment relating to Parent or any of its Subsidiaries; (D) file any material amended Tax Return or any material Tax Return in a manner inconsistent with past practice or claim for any material refund (or surrender any right to claim a material refund of Taxes); (E) enter into any material closing agreement relating to Taxes; or (F) waive or extend for a period of greater than twelve (12) months the statute of limitations in respect of the assessment or determination of material Taxes, except in each case, (i) if required by Law or (ii) in the ordinary course of business consistent with past practice;

(x) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xi) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on the Company and its Subsidiaries or the transactions contemplated by this Agreement; or

(xii) agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 6.03 Control of Operations. Without limiting Section 6.01 or Section 6.02, nothing contained in this Agreement shall give (a) Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing, or (b) the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with and subject to the terms and conditions of this Agreement, control and supervision over such matters.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall cooperate in preparing and shall prepare and file with the SEC a joint proxy statement (such joint proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”) to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting and to be sent to the stockholders of Parent relating to the Parent Stockholders’ Meeting and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use their reasonable best efforts to cause the Joint Proxy Statement in preliminary form and the Registration Statement to be filed, in each case, within forty five (45) days of the date of this Agreement and to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Transactions. The Company shall furnish all information concerning the Company and the holders of the Company Common Stock as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement, and Parent shall furnish all information concerning Parent and the holders of the Parent Common Stock as the Company may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Joint Proxy Statement to its stockholders and Parent shall mail the Joint Proxy Statement to its stockholders.

(b) The Joint Proxy Statement shall (i) state that the Company Board has unanimously (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (B) approved this Agreement and declared its advisability, (ii) include the Company Recommendation (except to the extent that the Company effects a Change in the Company Recommendation in accordance with Section 7.03) and (iii) include the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders.

(c) The Joint Proxy Statement shall (i) state that the Parent Board has unanimously approved the Parent Share Issuance, (ii) include the Parent Recommendation (except to the extent that Parent effects a Change in the Parent Recommendation in accordance with Section 7.04) and (iii) include the written opinion of Greenhill & Co., LLC, that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent’s stockholders.

(d) No filing of or amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the prior consent of the other party (which shall not be unreasonably withheld, conditioned or delayed); provided that this approval right shall not apply with respect to information relating to a Change in the Company Recommendation or a Change in the Parent Recommendation. Parent and the Company, as applicable, will advise the other promptly after receiving oral or written notice of (i) the time when the Registration Statement has become effective or any supplement or amendment to the Joint Proxy Statement or the Registration Statement has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification for offering or sale in any jurisdiction of the Parent Common Stock issuable in connection with the Merger, or (iv) any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or SEC comments thereon or requests by the SEC for additional information. Parent and the Company shall promptly provide each other with copies of any written communication from the SEC and shall cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and make such modifications to the Joint Proxy Statement or the Registration Statement as shall be reasonably appropriate.

(e) Parent represents and warrants to the Company that the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the Parent Stockholders’ Meeting and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, shall be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement so that either such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly inform the Company and Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and the stockholders of Parent. All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement.

(f) The Company represents and warrants to Parent that the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the Parent Stockholders’ Meeting and (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, shall be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement so that either such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform Parent and Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and the stockholders of Parent. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement.

Section 7.02 Stockholders’ Meetings. (a) The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of obtaining the Company Stockholder Approval. The Company agrees that this Agreement shall be submitted for adoption by the stockholders of the Company at the Company Stockholders’ Meeting and, except in the event of the termination of this Agreement in accordance with Article IX, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to submit this Agreement for adoption at the Company Stockholders’ Meeting shall not be limited or otherwise affected by (i) the commencement, disclosure, announcement or submission to the Company or its stockholders of any Company Acquisition Proposal or (ii) any Change in the Company Recommendation. Subject to Section 7.03(e), the Company shall solicit from its stockholders proxies in favor of the adoption of this Agreement and shall use its reasonable best efforts to secure the Company Stockholder Approval. The Company agrees that, prior to any termination of this Agreement, it shall not submit to a vote of the stockholders of the Company any Company Acquisition Proposal or Acquisition Agreement (in either case, whether or not a Company Superior Proposal) prior to the vote of the Company’s stockholders regarding the adoption of the Agreement at the Company Stockholders’ Meeting. The Company may only postpone or adjourn the Company Stockholders’ Meeting (x) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders’ Meeting; provided, however, that the Company may not postpone or adjourn the Company Stockholders’ Meeting more than fifteen (15) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting without the prior written consent of Parent.

(b) Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all lawful action to call, give notice of, convene and hold the Parent Stockholders’ Meeting for the purpose of obtaining the Parent Stockholder Approval. Parent agrees that the Parent Share Issuance shall be submitted for adoption by the stockholders of Parent at the Parent Stockholders’ Meeting and, except in the event of the termination of this Agreement in accordance with Article IX, the obligation of Parent to call, give notice of, convene and hold the Parent Stockholders’ Meeting shall not be limited or otherwise affected by (i) the commencement, disclosure, announcement or submission to Parent or its stockholders of any Parent Acquisition Proposal or (ii) any Change in the Parent Recommendation. Subject to Section 7.04(e), Parent shall solicit from its stockholders proxies in favor of the Parent Share Issuance and shall use its reasonable best efforts to secure the Parent Stockholder Approval. Parent agrees that, prior to any termination of this Agreement, it shall not submit to a vote of the stockholders of Parent any Parent Acquisition Proposal or Acquisition Agreement (in either case, whether or not a Parent Superior Proposal) prior to the vote of Parent’s stockholders regarding the Parent Share Issuance at the Parent Stockholders’ Meeting. Parent may only postpone or adjourn the Parent Stockholders’ Meeting (x) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders’ Meeting; provided, however, that Parent may not postpone or adjourn the Parent Stockholders’ Meeting more than fifteen (15) Business Days in the aggregate from the originally scheduled date of the Parent Stockholders’ Meeting without the prior written consent of the Company.

(c) Each of the Company and Parent shall use its reasonable best efforts to cause the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting to be held on the same date.

Section 7.03 No Solicitation of Transactions by the Company. (a) The Company shall, and shall cause its Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Representatives of the Company to, immediately cease and cause to be terminated any solicitation, discussions, communications or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, and shall request within two (2) Business Days of the date of this Agreement (and shall use its reasonable best efforts to cause) the prompt return or destruction of all confidential information previously furnished to any Person in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person, its Affiliates or Representatives. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company may grant a waiver of, and shall not be obligated to enforce, any such provision (i) to the extent required to permit a party to submit a Company Acquisition Proposal and (ii) if the Company Board (or any committee thereof) has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would be inconsistent with its fiduciary duties under applicable Law.

(b) Except as expressly permitted by this Section 7.03, prior to the Closing, the Company agrees that it shall not and shall cause each of its Subsidiaries and any of the officers, directors or employees of it or any of its Subsidiaries not to, and shall use its reasonable best efforts to cause the other Representatives of the Company not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage any inquiries or the implementation or submission of any Company Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, a Company Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating or encouraging, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, a Company Acquisition Proposal, except to notify such Person of the existence of this Section 7.03(b), or (iii) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential Company Acquisition Proposal to be made to the Company or the Company Board (or any committee thereof) so long as (x) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver would be inconsistent with its fiduciary duties under applicable Law and (y) the Company promptly (and, in any event, within 24 hours) notifies Parent of any such waiver, amendment or release; provided, however, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 7.03 shall prevent the Company or the Company Board (or any committee thereof) from furnishing information to, or engaging in discussions, communications or negotiations with, any Person that made a bona fide Company Acquisition Proposal, which Company Acquisition Proposal did not result from a breach (or deemed breach in accordance with Section 7.03(h)) of this Section 7.03, if, and only if, prior to taking such action referred to in clause (ii) above, (A) the Company Board (1) determines in good faith (after consultation with its outside advisors) that such Company Acquisition Proposal is, or would reasonably be expected to result in, a Company Superior Proposal, and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, (B) the Company provides written notice to Parent of the determination referenced in clause (A) promptly (and, in any event, within 24 hours of such determination), and (C) the Company receives from such Person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and, in any event, within 24 hours) following its execution. The Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries provided by the Company or any of its Subsidiaries to any Person entering into an Acceptable Confidentiality Agreement pursuant to this Section 7.03(b) that has not been previously provided to Parent prior to or substantially concurrently with the time it is provided to such Person.

(c) The Company shall promptly (and, in any event, within 24 hours) (i) provide Parent written notice of (A) the receipt of any Company Acquisition Proposal or (B) subject to sub-clause (ii) below, any inquiries, proposals or offers received by the Company, any of its Subsidiaries or any Representatives of the Company concerning a Company Acquisition Proposal and (ii) disclose to Parent the identity of such Person making, and an unredacted copy of, any such Company Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, in the case of sub-clause (i)(A), sub-clause (i)(B) or this sub-clause (ii), if made orally, and if the Company reasonably believes that such oral Company Acquisition Proposal, inquiry, offer, proposal or request is likely to result in such Person making a Company Acquisition Proposal, inquiry, offer, proposal or request in writing, a reasonably detailed description of such Company Acquisition Proposal, inquiry, offer, proposal or request). The Company shall, promptly upon receipt or delivery thereof (and, in any event, within 24 hours), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the Person making such Company Acquisition Proposal) relating to such Company Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the Person making such Company Acquisition Proposal or any of its Representatives, on the other hand. The Company shall, in person or by telephone, keep Parent reasonably informed on a reasonably prompt basis (and, in any event, within 24 hours of any material development) of the status and details (including with respect to any change in price or other material amendments) of any such Company Acquisition Proposal or other such inquiry, offer, proposal or request concerning a Company Acquisition Proposal. The Company shall promptly (and, in any event, within 48 hours) following a determination by the Company Board (or any committee thereof) that a Company Acquisition Proposal is a Company Superior Proposal, notify Parent of such determination.

(d) Except as expressly set forth in Section 7.03(e), neither the Company nor the Company Board, as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation; (ii) approve or recommend any Company Acquisition Proposal; (iii) enter into any Acquisition Agreement; or (iv) refrain from recommending against (and reaffirming the Company Recommendation) any Company Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (any such action, other than those set forth in the preceding clause (iii), a “Change in the Company Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Company Board may effect a Change in the Company Recommendation, and, in the case of clause (i) of this Section 7.03(e), and so long as the Company has not committed an intentional breach (or deemed intentional breach in accordance with Section 7.03(h)) of this Section 7.03 that would have an adverse impact on the ability of Parent to propose or negotiate any amendments or modifications to this Agreement pursuant to this Section 7.03(e), terminate this Agreement pursuant to Section 9.01(d)(iv) in order to concurrently with such termination enter into an Acquisition Agreement with respect to a Company Superior Proposal, if (i) the Company receives an unsolicited, written Company Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside advisors) is a Company Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law or (ii) a Company Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided that

(A) prior to effecting such Change in the Company Recommendation with respect to a Company Superior Proposal or, so long as the Company has not committed an intentional breach (or deemed intentional breach in accordance with Section 7.03(h)) of this Section 7.03 that would have an adverse impact on the ability of Parent to propose or negotiate any amendments or modifications to this Agreement pursuant to this Section 7.03(e), terminating this Agreement pursuant to Section 9.01(d)(iv), (w) the Company has notified Parent in writing that it intends to effect a Change in the Company Recommendation or, so long as the Company has not committed an intentional breach (or deemed intentional breach in accordance with Section 7.03(h)) of this Section 7.03 that would have an adverse impact on the ability of Parent to propose or negotiate any amendments or modifications to this Agreement pursuant to this Section 7.03(e), terminate this Agreement pursuant to Section 9.01(d)(iv), (x) the Company has provided Parent a summary of the material terms and conditions of such Company Superior Proposal, which shall include (at a minimum) all of the information that is specified in Section 7.03(c), (y) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement; and (z) no earlier than the end of such four (4) calendar day period, the Company Board (after consultation with its outside legal counsel and financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that such Company Superior Proposal still constitutes a Company Superior Proposal and that the failure to make a Change in the Company Recommendation or, so long as the Company has not committed an intentional breach (or deemed intentional breach in accordance with Section 7.03(h)) of this Section 7.03 that would have an adverse impact on the ability of Parent to propose or negotiate any amendments or modifications to this Agreement pursuant to this Section 7.03(e), to terminate this Agreement pursuant to Section 9.01(d)(iv) in connection therewith would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “four (4) calendar day period” shall be deemed to be references to a “two (2) calendar day period”); and

(B) prior to effecting such Change in the Company Recommendation with respect to a Company Intervening Event, (x) the Company has notified Parent in writing that it intends to effect such Change in the Company Recommendation, describing in reasonable detail the reasons for such Change in the Company Recommendation, (y) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (z) no earlier than the end of such four (4) calendar day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that the failure to effect a Change in the Company Recommendation would still be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that any Change in the Company Recommendation may only be made in accordance with Section 7.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed a Change in the Company Recommendation.

(g) Except as set forth in Section 9.03(a)(ii) with respect to a Company Acquisition Proposal, for purposes of this Agreement:

(i) “Company Acquisition Proposal” means any proposal or offer from any Person or group (other than Parent or Merger Sub) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition of (x) more than 20% of the consolidated assets (whether based on the fair market value, revenue generation or net income) of the Company and its Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Subsidiaries of the Company owning such assets, or (y) more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries; (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 20% or more of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries that would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries or 20% of the voting power of the surviving entity in a merger involving the Company or any of its Subsidiaries or the resulting direct or indirect parent of the Company, such Subsidiary or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii) “Company Superior Proposal” means any bona fide written Company Acquisition Proposal (with all references to 20% in the definition of Company Acquisition Proposal being treated as references to 50% for purposes of this definition) made by any Person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Company Acquisition Proposal did not result from a breach (or deemed breach pursuant to Section 7.03(h)) of this Section 7.03, that (A) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Company Acquisition Proposal) are more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated thereby (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 7.03(e)(A)) and (B) the Company Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal, timing and other aspects (including certainty of closing, certainty of financing and the identity of the Person making the Company Acquisition Proposal) of such proposal.

(h) It is understood that for all purposes of this Agreement, in the event that any Representative of the Company or any of its Subsidiaries takes any action which, if taken by the Company, would constitute a breach of this Section 7.03, such action shall be deemed to be a breach of this Section 7.03 by the Company.

Section 7.04 No Solicitation of Transactions by Parent. (a) Parent shall, and shall cause its Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Representatives of Parent to, immediately cease and cause to be terminated any solicitation, discussions, communications or negotiations with any Person that may be ongoing with respect to a Parent Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal, and shall request within two (2) Business Days of the date of this Agreement (and shall use its reasonable best efforts to cause) the prompt return or destruction of all confidential information previously furnished to any Person in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person, its Affiliates or Representatives. Parent shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and Parent shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that Parent may grant a waiver of, and shall not be obligated to enforce, any such provision (i) to the extent required to permit a party to submit a Parent Acquisition Proposal and (ii) if the Parent Board (or any committee thereof) has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would be inconsistent with its fiduciary duties under applicable Law. Parent represents and warrants that as of the date of this Agreement: (x) neither Parent nor any of its Subsidiaries or Representatives are currently engaged in any discussions, communications or negotiations with respect to any Parent Acquisition Proposal, (y) no Person has indicated to Parent that it is considering making a proposal that constitutes, or would reasonably be expected to constitute, a Parent Acquisition Proposal and (z) no Person has entered into, or is in discussions or negotiations with respect to, a confidentiality or similar agreement in connection with any Parent Acquisition Proposal.

(b) Except as expressly permitted by this Section 7.04, prior to the Closing, Parent agrees that it shall not and shall cause each of its Subsidiaries and any of the officers, directors or employees of it or any of its Subsidiaries not to, and shall use its reasonable best efforts to cause the other Representatives of Parent not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage any inquiries or the implementation or submission of any Parent Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, a Parent Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating or encouraging, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, a Parent Acquisition Proposal, except to notify such Person of the existence of this Section 7.04(b), or (iii) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, Parent may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential Parent Acquisition Proposal to be made to Parent or the Parent Board (or any committee thereof) so long as (x) the Parent Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver would be inconsistent with its fiduciary duties under applicable Law and (y) Parent promptly (and, in any event, within 24 hours) notifies the Company of any such waiver, amendment or release; provided, however, that, prior to the receipt of the Parent Stockholder Approval, nothing contained in this Section 7.04 shall prevent Parent or the Parent Board (or any committee thereof) from furnishing information to, or engaging in discussions, communications or negotiations with, any Person that made a bona fide Parent Acquisition Proposal, which Parent Acquisition Proposal did not result from a breach (or deemed breach in accordance with Section 7.04(h)) of this Section 7.04, if, and only if, prior to taking such action referred to in clause (ii) above, (A) the Parent Board (1) determines in good faith (after consultation with its outside advisors) that such Parent Acquisition Proposal is, or would reasonably be expected to result in, a Parent Superior Proposal, and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, (B) Parent provides written notice to the Company of the determination referenced in clause (A) promptly (and, in any event, within 24 hours of such determination), and (C) Parent receives from such Person an executed Acceptable Confidentiality Agreement. Parent shall deliver to the Company a copy of any executed Acceptable Confidentiality Agreement promptly (and, in any event, within 24 hours) following its execution. Parent shall provide to the

Company any non-public information concerning Parent or any of its Subsidiaries provided by Parent or any of its Subsidiaries to any Person entering into an Acceptable Confidentiality Agreement pursuant to this Section 7.04(b) that has not been previously provided to Parent prior to or substantially concurrently with the time it is provided to such Person.

(c) Parent shall promptly (and, in any event, within 24 hours) (i) provide the Company written notice of (A) the receipt of any Parent Acquisition Proposal or (B) subject to sub-clause (ii) below, any inquiries, proposals or offers received by Parent, any of its Subsidiaries or any Representatives of Parent concerning a Parent Acquisition Proposal and (ii) disclose to the Company the identity of such Person making, and an unredacted copy of, any such Parent Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, in the case of sub-clause (i)(A), sub-clause (i)(B) or this sub-clause (ii), if made orally, and if Parent reasonably believes that such oral Parent Acquisition Proposal, inquiry, offer, proposal or request is likely to result in such Person making a Parent Acquisition Proposal, inquiry, offer, proposal or request in writing, a reasonably detailed description of such Parent Acquisition Proposal, inquiry, offer, proposal or request). Parent shall, promptly upon receipt or delivery thereof (and, in any event, within 24 hours), provide the Company (and its outside counsel) with copies of all drafts and final versions of definitive agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the Person making such Parent Acquisition Proposal) relating to such Parent Acquisition Proposal, in each case exchanged between Parent or any of its Representatives, on the one hand, and the Person making such Parent Acquisition Proposal or any of its Representatives, on the other hand. Parent shall, in person or by telephone, keep the Company reasonably informed on a reasonably prompt basis (and, in any event, within 24 hours of any material development) of the status and details (including with respect to any change in price or other material amendments) of any such Parent Acquisition Proposal or other such inquiry, offer, proposal or request concerning a Parent Acquisition Proposal. Parent shall promptly (and, in any event, within 48 hours) following a determination by the Parent Board (or any committee thereof) that a Parent Acquisition Proposal is a Parent Superior Proposal, notify the Company of such determination.

(d) Except as expressly set forth in Section 7.04(e), neither Parent nor the Parent Board, as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or modify, in a manner adverse to the Company, the Parent Recommendation; (ii) approve or recommend any Parent Acquisition Proposal; (iii) enter into any Acquisition Agreement; or (iv) refrain from recommending against (and reaffirming the Parent Recommendation) any Parent Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (any such action, other than those set forth in the preceding clause (iii), a “Change in the Parent Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Parent Stockholder Approval, the Parent Board may effect a Change in the Parent Recommendation, and, in the case of clause (i) of this Section 7.04(e), and so long as Parent has not committed a breach (or deemed breach pursuant to Section 7.04(h)) of this Section 7.04 that would have an adverse impact on the ability of the Company to propose or negotiate any amendments or modifications to this Agreement pursuant to this Section 7.04(e), terminate this Agreement pursuant to Section 9.01(c)(iii) in order to concurrently with such termination enter into an Acquisition Agreement with respect to a Parent Superior Proposal, if (i) Parent receives an unsolicited, written Parent Acquisition Proposal that the Parent Board determines in good faith (after consultation with its outside advisors) is a Parent Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law or (ii) a Parent Intervening Event occurs and as a result thereof the Parent Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect a Change in the Parent Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided that

(A) prior to effecting such Change in the Parent Recommendation with respect to a Parent Superior Proposal or, so long as Parent has not committed an intentional breach (or deemed intentional breach in accordance with Section 7.04(h)) of this Section 7.04 that would have an adverse impact on the ability of the Company to propose or negotiate any amendments or modifications to this Agreement pursuant to this Section 7.04(e), terminating this Agreement pursuant to Section 9.01(c)(iii), (w) Parent has notified the Company in writing that it intends to effect a Change in the Parent Recommendation or, so long as Parent has not committed an intentional breach (or deemed intentional breach in accordance with Section 7.04(h)) of this Section 7.04 that would have an adverse impact on the ability of the Company to propose or negotiate any amendments or modifications to this Agreement pursuant to this Section 7.04(e), terminate this Agreement pursuant to Section 9.01(c)(iii), (x) Parent has provided the Company a summary of the material terms and conditions of such Parent Superior Proposal, which shall include (at a minimum) all of the information that is specified in Section 7.04(c), (y) if requested to do so by the Company, for a period of four (4) calendar days following delivery of such notice, Parent shall have discussed and negotiated in good faith, and shall have made the Representatives of Parent available to discuss and negotiate in good faith, with the Company and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement; and (z) no earlier than the end of such four (4) calendar day period, the Parent Board (after consultation with its outside legal counsel and financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by the Company during such four (4) calendar day period, that such Parent Superior Proposal still constitutes a Parent Superior Proposal and that the failure to make a Change in the Parent Recommendation or, so long as Parent has not committed an intentional breach (or deemed intentional breach in accordance with Section 7.04(h)) of this Section 7.04 that would have an adverse impact on the ability of the Company to propose or negotiate any amendments or modifications to this Agreement pursuant to this Section 7.04(e), to terminate this Agreement pursuant to Section 9.01(c)(iii) in connection therewith would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to the Company as provided above, but with respect to any such subsequent notices references herein to a “four (4) calendar day period” shall be deemed to be references to a “two (2) calendar day period”); and

(B) prior to effecting such Change in the Parent Recommendation with respect to a Parent Intervening Event, (x) Parent has notified the Company in writing that it intends to effect such Change in the Parent Recommendation, describing in reasonable detail the reasons for such Change in the Parent Recommendation, (y) if requested to do so by the Company, for a period of four (4) calendar days following delivery of such notice, Parent shall have discussed and negotiated in good faith, and shall have made the Representatives of Parent available to discuss and negotiate in good faith, with the Company and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (z) no earlier than the end of such four (4) calendar day period, the Parent Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by the Company during such four (4) calendar day period, that the failure to effect a Change in the Parent Recommendation would still be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall prevent Parent or the Parent Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Acquisition Proposal or from making any disclosure to Parent’s stockholders if the Parent Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that any Change in the Parent Recommendation may only be made in accordance with Section 7.04(e). For the avoidance of doubt, a factually accurate public statement that describes Parent’s receipt of a Parent Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed a Change in the Parent Recommendation.

(g) Except as set forth in Section 9.03(c)(ii) with respect to a Parent Acquisition Proposal, for purposes of this Agreement:

(i) “Parent Acquisition Proposal” means any proposal or offer from any Person or group (other than the Company) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition of (x) more than 20% of the consolidated assets (whether based on the fair market value, revenue generation or net income) of Parent and its Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Subsidiaries of Parent owning such assets, or (y) more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Parent or any of its Subsidiaries; (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 20% or more of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Parent or any of its Subsidiaries; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving Parent or any of its Subsidiaries that would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Parent or any of its Subsidiaries or 20% of the voting power of the surviving entity in a merger involving Parent or any of its Subsidiaries or the resulting direct or indirect parent of Parent, such Subsidiary or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power).

(ii) “Parent Superior Proposal” means any bona fide written Parent Acquisition Proposal (with all references to 20% in the definition of Parent Acquisition Proposal being treated as references to 50% for purposes of this definition) made by any Person or group after the date of this Agreement, which Parent Acquisition Proposal did not result from a breach (or deemed breach pursuant to Section 7.04(h)) of this Section 7.04, that (A) is on terms that the Parent Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Parent Acquisition Proposal) are more favorable to Parent’s stockholders from a financial point of view than the Merger and the transactions contemplated thereby (taking into account any proposed amendment or modification proposed by the Company pursuant to Section 7.04(e)(A)) and (B) the Parent Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal, timing and other aspects (including certainty of closing, certainty of financing and the identity of the Person making the Parent Acquisition Proposal) of such proposal.

(h) It is understood that for all purposes of this Agreement, in the event that any Representative of Parent or any of its Subsidiaries takes any action which, if taken by Parent, would constitute a breach of this Section 7.04, such action shall be deemed to be a breach of this Section 7.04 by Parent.

Section 7.05 Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which the Company or any of its Subsidiaries is subject (provided that the Company shall use its commercially reasonable efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.05(a)), from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (so long as such access does not unreasonably interfere with the operations of the Company); and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or violate any contract, Law or Order (provided that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation).

(b) Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which Parent or any of its Subsidiaries is subject (provided that Parent shall use its commercially reasonable efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.05(b)), from the date of this Agreement until the Effective Time, Parent shall, and shall cause its Subsidiaries to, (i) provide to the Company and the Company’s Representatives access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of Parent and its Subsidiaries and to the books and records thereof (so long as such access does not unreasonably interfere with the operations of Parent); and (ii) furnish promptly to the Company such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Parent and its Subsidiaries as the Company or its Representatives may reasonably request; provided, however, that Parent shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege of Parent or any of its Subsidiaries or violate any contract, Law or Order (provided that Parent shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation).

(c) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the Confidentiality Agreement.

(d) No investigation pursuant to this Section 7.05 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.06 Employee Benefits Matters. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements and plans of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company. For one (1) year following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to provide each Service Provider of the Company or any of its Subsidiaries that continues to provide services to the Parent, the Surviving Corporation or their respective Subsidiaries immediately following the Effective Time (“Continuing Service Providers”) with base salary or wages, incentive compensation opportunities and severance benefits at least equal to the base salary or wages, incentive compensation opportunities and severance benefits provided to such Continuing Service Provider immediately prior to the Effective Time and with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Service Provider immediately prior to the Effective Time. Employees of the Company or any Subsidiary of the Company shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary of the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Company Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and use reasonable best efforts to recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the

Effective Time occurs. Nothing contained in this Section 7.06 shall be construed as limiting the ability of Parent or the Surviving Corporation to amend or terminate any Company Plan so long as such amendment or termination is effected in accordance with the terms of such Company Plan.

Section 7.07 Directors’ and Officers’ Indemnification and Insurance. (a) Parent agrees that all rights to indemnification, advancement or reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or equivalent organizational documents) and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement and which the Company has furnished to Parent prior to the date of this Agreement, shall continue in full force and effect in accordance with their terms. The certificate of incorporation and bylaws or other equivalent organizational documents of the Surviving Corporation and its Subsidiaries (to the extent the Company has furnished such organizational documents to Parent prior to the date of this Agreement) shall contain provisions no less favorable with respect to indemnification, advancement and reimbursement of expenses and exculpation from liabilities with respect to facts or circumstances occurring at or prior to the Effective Time than are set forth in the certificate of incorporation and bylaws or equivalent organizational documents of the Company and its Subsidiaries (to the extent the Company has furnished such organizational documents to Parent prior to the date of this Agreement) as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, to the fullest extent permitted by applicable Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), the Surviving Corporation agrees that it will indemnify and hold harmless each individual who is, as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company as a director or officer of another Person, against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any actual or threatened Action, whether civil, criminal, administrative, regulatory or investigative (including with respect to matters existing or occurring or alleged to occur at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that such individual is or was an officer or director of the Company or is or was serving at the request of the Company as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such Action, (x) each such individual will be entitled to advancement of expenses incurred in the defense of any such Action in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter.

(b) The Company shall, in consultation with Parent, purchase a “tail” policy, which (i) has an effective term of six (6) years from the Effective Time (and provides coverage until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), (ii) covers each Person covered by the Company’s directors’ and officers’ insurance and/or fiduciary liability insurance policy in effect on the date of this Agreement or at the Effective Time for actions and omissions occurring prior to the Effective Time, and (iii) provides coverage in an amount not less than the Company’s existing coverage and contains other terms and conditions that are no less favorable to the Persons covered by such policies maintained by the Company than those of the Company’s directors’ and officers’ insurance and/or fiduciary liability insurance policy in effect on the date of this Agreement with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that the amount paid by the Company in respect of any one policy year shall not be in excess of 300% of the annual premiums currently paid by the Company for such insurance. The Surviving Corporation shall maintain such policies in full force and effect, for their full respective terms, and continue to honor its respective obligations thereunder.

(c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.07.

(d) The provisions of this Section 7.07 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her Representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.08 Notification of Certain Matters. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which would reasonably be expected to cause, in the case of the Company, any condition set forth in Section 8.02 not to be satisfied, or in the case of Parent, any condition set forth in Section 8.03 not to be satisfied, at any time from the date of this Agreement to the Effective Time and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice or the failure to provide such notice pursuant to this Section 7.08 shall not (A) limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (B) be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule or constitute an exception to any representation or warranty.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any Governmental Authority or the NYSE (or any other securities market) in connection with the Transactions or from any Person alleging in writing that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries, in each case, which relates to the consummation of the Transactions.

Section 7.09 Reasonable Best Efforts; Further Action. (a) Each party hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, including (i) using reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions, (ii) cooperating fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders, (iii) providing such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith, and (iv) using reasonable best efforts to obtain such other consents, approvals or waivers from third parties that are (A) necessary to consummate the Transactions or (B) as otherwise reasonably determined by Parent and the Company after the date of this Agreement; provided that neither the Company nor any of its Subsidiaries shall pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without the prior written consent of Parent; and provided further that Parent and the Company acknowledge that, other than those consents, approvals, non-disapprovals, orders and other authorizations of any Governmental Authority set forth on Section 8.01(d) of the Company Disclosure Schedule and/or Section 8.01(d) of the Parent Disclosure Schedule, or that are otherwise expressly contemplated by Article VIII, no consents, approvals or waivers from any Person shall be a condition to the obligations of the Company, Parent and Merger Sub to consummate the Merger. Upon the terms and subject to the conditions of this Agreement each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than ten Business Days following the date of this Agreement, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to make as promptly as reasonably practicable after the date of this Agreement its respective filings and notifications, if any, under any other applicable foreign, federal or state antitrust, competition or fair trade Laws, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to such Laws. Each party will promptly notify the other of any notice from any Person or Governmental Authority alleging that the consent of such Person is or may be required in connection with the Transactions.

(b) Notwithstanding anything in this Agreement to the contrary, in no event will Parent or Merger Sub be obligated to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of the Company, Parent or Merger Sub or any of their respective Subsidiaries, (ii) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of Parent’s or its Affiliates’ other assets or businesses, or (iii) in Parent’s reasonable judgment, would be expected to have a material adverse impact on any of its businesses, or the businesses to be acquired by it pursuant to this Agreement, either individually or in the aggregate; provided, however, that, if necessary to obtain any consent, approval, non-disapproval, order and other authorization of any Governmental Authority set forth on Section 8.01(d) of the Company Disclosure Schedule or Section 8.01(d) of the Parent Disclosure Schedule, Parent shall agree to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition of, or any limitation on, the assets or businesses or products or product lines of the Company and its Subsidiaries that, individually or in the aggregate, generated total worldwide revenues of up to $150,000,000 for the twelve (12) month period ended September 30, 2016. If requested by Parent, the Company will agree to and take any action contemplated by this Section 7.09(b), provided that the effectiveness of such action is conditioned upon the Closing.

(c) Subject to Section 7.09(b), each of the parties hereto agrees to cooperate and use reasonable best efforts to contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal. Parent shall be entitled to direct, in consultation with the Company, the defense of the Transactions in any antitrust investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Law.

(d) Each party shall promptly notify the others of any material communication it receives from any Governmental Authority relating to any filings, or submissions under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws. The Company agrees to provide promptly to Parent and Merger Sub all necessary information and assistance as any Governmental Authority may from time to time require in connection with the obtaining of the relevant approvals, consents or expiration of waiting periods in relation to these filings. The Company shall promptly provide all reasonable assistance and cooperation to allow Parent and Merger Sub to prepare and submit any filings, or submissions under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws, including providing to Parent and Merger Sub any information that Parent and Merger Sub may from time to time require for the purpose of any filing, notification, application or request for further information made in respect of any such filing. Notwithstanding anything to the contrary contained in this Agreement, Parent, after prior consultation with the Company, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances, and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust, competition or investment review clearances. Neither Parent nor Company shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), or other inquiry related to the Transactions unless it consults with the other party in advance and, unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting, telephone call or discussion.

Section 7.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.11 Listing of Shares of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

Section 7.12 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL) becomes or is deemed to be applicable to this Agreement or the Transactions, then each of the parties hereto and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

Section 7.13 Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Action brought by the Company’s stockholders against the Company or any of its directors, officers, Affiliates or Representatives arising out of or relating to this Agreement or the Transactions or by any other Person seeking to enjoin or otherwise prohibit or make illegal the consummation of the Transactions, in each case, whether commenced prior to or after the date of this Agreement. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such Action, and the right to consult on the settlement with respect to such Action, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such Action and shall keep Parent reasonably and promptly informed with respect to the status thereof.

Section 7.14 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, until the Effective Time, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, except to the extent (a) the press release or public statement contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 7.14 or (b) public disclosure is required by applicable Law or the requirements of the NYSE, in which case the issuing party shall use reasonable efforts to consult with the other party before issuing any press release or making any such public statements, except with respect to the matters described in, and subject to the requirements of, Section 7.03, Section 7.04, Section 9.01 and Section 9.03 or in connection with any dispute between the parties hereto regarding this Agreement; provided that, notwithstanding anything to the contrary in this Section 7.14, AS shall be permitted to share the content of any such press release or any other communication with respect to this Agreement, the Merger or any of the other Transactions with its investors.

Section 7.15 Board of Directors of Parent. Prior to the Effective Time, Parent shall take all actions as may be necessary (a) to cause the number of directors comprising the Parent Board as of the Effective Time to be increased to eleven (11), (b) subject to Parent’s standard qualification requirements for directors, to cause each of the Company Designated Directors to be appointed to a different class of the Parent Board as of the Effective Time, to serve until the next applicable annual election of directors of Parent, and (c) subject to the independence and other requirements of the NYSE and applicable Law, if applicable, to cause one (1) Company Designated Director to be appointed to each of Parent’s Executive Committee, Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee as of the Effective Time.

Section 7.16 Transfer Taxes and Other Matters. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns or other documents regarding any Transfer Taxes. All Transfer Taxes shall be paid by the Company, and expressly shall not be a liability of any holder of Shares. Parent and the Company shall comply with the terms of Section 7.16 of the Company Disclosure Schedule with respect to the matters described therein.

Section 7.17 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall use all reasonable efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.18 Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other regarding the payment of dividends with respect to Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto. Notwithstanding the foregoing, the Company shall be permitted to continue to pay its quarterly cash dividend with respect to the Company Common Stock consistent with past practice, including as to record date, timing of payment and amount thereof; provided that the aggregate amount of any such dividend is not in excess of $0.0925 per Share.

Section 7.19 Financing; Cooperation. (a) Parent shall use its reasonable best efforts to obtain the Financing on or prior to the Closing Date on the terms and conditions described in the Commitment Letter. Parent shall not amend, modify, waive the terms of, or replace, the Commitment Letter or reduce the aggregate amount of the Financing available under the Commitment Letter (other than through the issuance of securities in lieu of the bridge facility contemplated by the Commitment Letter) without the prior written consent of the Company, unless such amendment, modification, waiver or replacement or reduction would not (i) reduce the aggregate amount of the Financing below the amount required to consummate the transactions contemplated by this Agreement (including by changing the amount of fees to be paid or original issue discount of the Financing), except to the extent (A) replacement commitments for indebtedness to be incurred by Parent after the date hereof are then made available in order to consummate the transactions contemplated by this Agreement or (B) the representations set forth in Section 5.24(a) would be true after giving effect to such reduction; provided that the terms and conditions of such replacement commitments (including with respect to conditionality) shall be no less favorable, in the aggregate, to Parent than those contained in the Commitment Letter; or (ii) impose new, additional or more expansive conditions precedent, or otherwise amend, modify or expand any conditions precedent, to the receipt of the Financing, in each case, in a manner that would reasonably be expected to (x) materially delay or prevent the consummation of the transactions contemplated by this Agreement; or (y) adversely impact in any material respect the ability of Parent to consummate the transactions contemplated by this Agreement or enforce its rights under the Commitment Letter; provided, however, that Parent may amend the Commitment Letter without the prior written consent of the Company to add additional financing sources, lenders, lead arrangers, bookrunners, syndication agents or similar entities. References in this Agreement to the Financing shall include the financing contemplated by the Commitment Letter as amended or modified in compliance with this Section 7.19 and references to the Commitment Letter shall include such document as amended or modified in compliance with this Section 7.19.

(b) Parent shall use reasonable best efforts to (i) maintain in effect the Commitment Letter until the consummation of the transactions contemplated by this Agreement, other than any reduction in the amount of the Financing available under the Commitment Letter through the issuance of securities in lieu of the bridge facility contemplated by the Commitment Letter; (ii) satisfy on a timely basis all conditions within the control of Parent to obtaining the Financing, including delivery of all information required by items 4 and 10 of Exhibit C of the Commitment Letter, and (iii) negotiate and enter into definitive agreements with respect to the Financing (“Financing Agreements”) on the terms and conditions contained in the Commitment Letter (including any “market flex” provisions related thereto). Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company notice of any material change with respect to such Financing as promptly as practicable. Parent shall give the Company reasonably prompt notice of (A) any material breach by any party to the Commitment Letter of which Parent becomes aware to the extent such breach would reasonably be expected to impair or materially delay the Closing or result in insufficient financing to consummate the transactions contemplated by this Agreement; and (B) any termination of the Commitment Letter (or the Financing Documents) or the receipt of any notice of termination, breach or default under the Commitment Letter (or the Financing Documents). In the event that all conditions in the Commitment Letter have been satisfied or, upon funding will be satisfied, and Parent is otherwise required under the terms of this Agreement to consummate the Merger, Parent shall use reasonable best efforts to (1) consummate the Financing and (2) enforce its rights under the Commitment Letter (or the Financing Documents); provided that, notwithstanding anything to the contrary herein, Parent shall have no obligation hereunder to threaten or initiate any Action against any of the Financing Sources or any other party to the Commitment Letter or to the Financing Agreements. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use reasonable best efforts to arrange and obtain alternative debt financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement (the “Alternative Financing”); provided that the terms and conditions of such Alternative Financing (including with respect to conditionality, structure, covenants and pricing) shall be no less favorable, in the aggregate, to Parent than those contained in the Commitment Letter. For the purposes of this Agreement, (x) the term “Commitment Letter” shall be deemed to include any commitment letter or similar agreement with respect to any Alternative Financing arranged in compliance with this Section 7.19 (and any Commitment Letter remaining in effect at the time in question); and (y) the term “Financing Agreements” shall also be deemed to include any definitive agreements with respect to the Alternative Financing arranged in compliance with this Section 7.19 (and any Financing Agreements remaining in effect at the time in question).

(c) Prior to the Closing, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to, provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement, marketing and consummation of the Financing or, if applicable, the Alternative Financing (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including using reasonable best efforts to: (i) deliver to Parent financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and that is customarily required for the Financing or, if applicable, the Alternative Financing, including (A) the financial statements, business and other financial data expressly referred to in the Commitment Letter and (B) such information as to enable Parent to prepare any required pro forma financial statements; (ii) to the extent customarily required for the Financing or, if applicable, the Alternative Financing, make appropriate officers available to participate upon reasonable notice in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies at times and locations to be mutually agreed; (iii) provide reasonable assistance to Parent in the preparation of customary offering documents, including confidential information memoranda, prospectuses, private placement memoranda, offering memoranda and bank confidential information memoranda and road show materials, rating agency materials and other similar documents necessary in connection with the Financing or, if applicable, the Alternative Financing, and provide reasonable and customary authorization letters related thereto; (iv) if requested in writing by a Financing Source, furnish to such Financing Source all information regarding the Company and its Subsidiaries that is required in connection with the Financing or, if applicable, the Alternative Financing, by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested at least ten (10) Business Days prior to the Closing Date; (v) assist Parent in obtaining corporate, corporate family, credit, facility and securities ratings from rating agencies; (vi) assist Parent in obtaining (A) customary releases and consents (including consents with respect to inclusion of the Company’s financial statements and any audit opinions in respect thereof required to be included in any prospectus or offering memorandum or similar documents for any portion of the Financing or, if applicable, the Alternative Financing) and (B) customary comfort letters of the Company’s current and former independent accountants (including “negative assurance” comfort), including by executing and delivering any customary representation letters to the accountants in connection therewith and subject to the completion by such accountants of customary procedures related thereto; (vii) assist Parent in obtaining customary legal opinions related to the Company required to be obtained in connection with the Financing or, if applicable, the Alternative Financing; and (viii) obtain and, if applicable, execute customary payoff letters and execute customary certificates as may be reasonably requested by

Parent as necessary in connection with the Financing or, if applicable, the Alternative Financing (provided, however, that (A) any such certificates will not be executed except in connection with the pricing or closing of any Financing or, if applicable, any Alternative Financing, and (B) no personal liability will be imposed on the officers or employees involved with such certificates). Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or any of their respective Representatives (1) to take any action that would reasonably be expected to conflict with or violate the certificate of incorporation or bylaws of the Company or any of the provisions of the certificate of incorporation or bylaws (or equivalent organizational documents) of a Subsidiary of the Company or any Law or result in the breach of any contract if the consequences of the breach of such Law or contract would be material to the business or operations of the Company and its Subsidiaries, taken as a whole, (2) to pay any commitment or similar fee or reimburse any expenses incurred by Parent in connection with the Financing or, if applicable, the Alternative Financing, (3) to execute and deliver any definitive agreements with respect to the Financing prior to the Closing Date (other than any definitive agreements that are executed and delivered in escrow pending the occurrence of the Closing or effective as of the Closing) or incur any liability that is not contingent on the occurrence of the Closing Date or (4) to take any action in its capacity as a shareholder, member, partner or member of the board of directors of any of the Company or its Subsidiaries to authorize or approve the Financing; provided, however, that the foregoing clauses (3) and (4) of this sentence and clause (A) of the proviso in the immediately preceding sentence shall not apply to customary resolutions, representation letters, officer’s certificates, supplemental indentures (which do not result in the creation or assumption of any additional obligations by the Company or any of its Subsidiaries prior to the Effective Time) and similar documents required to be executed in connection with the closing of a debt financing into escrow on customary terms so long as such documents are not released from escrow or become effective prior to the Closing Date. The Company consents to the reasonable use of the Company’s logos in connection with any Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or the reputation or goodwill of the Company or any of its Affiliates. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries (other than with respect to any costs associated with preparing regular quarterly and annual financial statements) in performing their obligations under this Section 7.19, and indemnify the Company for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of its Subsidiaries arising therefrom, in each case other than to the extent any of the foregoing (x) arises from the bad faith, gross negligence or intentional misconduct of, or material breach of this Agreement by, the Company or any of its Subsidiaries or (y) arises from or relates to information provided by or on behalf of the Company or any of its Subsidiaries for use in connection with the Financing or, if applicable, the Alternative Financing. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company or any of its Subsidiaries at the express request of Parent set forth in this Section 7.19.

Each of Parent and Merger Sub acknowledges and agrees that in no event will the availability of the Financing constitute a condition precedent to Closing.

Section 7.20 Stockholders’ Agreement. Parent shall take all actions necessary to cause Parent to enter into the Stockholders’ Agreement, effective as of the Effective Time.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(b) Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Transactions (collectively, a “Restraint”).

(d) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or as set forth in Section 8.01(d) of the Company Disclosure Schedule or Section 8.01(d) of the Parent Disclosure Schedule shall have expired or been terminated and (ii) all consents, approvals, non-disapprovals, orders and other authorizations of any Governmental Authority set forth in Section 8.01(d) of the Company Disclosure Schedule and Section 8.01(d) of the Parent Disclosure Schedule shall have been obtained.

(e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Stockholders’ Agreement. The Stockholders’ Agreement shall have been entered into, effective as of the Effective Time.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.03(a) shall be true and correct in all respects, except for de minimis inaccuracies, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (solely as it relates to the Company), Section 4.03 (other than Section 4.03(a)), Section 4.04, Section 4.21 and Section 4.23 shall be true and correct (without giving effect to any qualification set forth therein as to “materiality” or “Company Material Adverse Effect”) in all material respects, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases), in each case of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Effective Time, as if made on and as of such date or time (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case as of such specified date), except, in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true correct does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.03(a) shall be true and correct in all respects, except for de minimis inaccuracies, (ii) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 5.01(a) (solely as it relates to Parent), Section 5.03 (other than Section 5.03(a)), Section 5.04, Section 5.23 and Section 7.04(a) shall be true and correct (without giving effect to any qualification set forth therein as to “materiality” or “Parent Material Adverse Effect”) in all material respects, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases), in each case of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Effective Time, as if made on and as of such date or time (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case as of such specified date), except, in the case of clause (iii), where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(e) Company Board Designees. The size of the Parent Board shall have been increased to eleven (11), each of the Company Designated Directors shall have been appointed to a different class on the Parent Board, and one of the Company Designated Directors shall have been appointed to each of Parent’s Executive Committee, Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, in each case, effective as of the Effective Time.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, as follows:

(a) by mutual written consent of Parent and the Company duly authorized by the Parent Board and the Company Board, respectively; or

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that if on the Outside Date all of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 8.01(c) (to the extent such Restraint arises under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws as specified in Section 8.01(d) of the Company Disclosure Schedule or Section 8.01(d) of the Parent Disclosure Schedule) or Section 8.01(d), then the Outside Date shall be automatically extended for an additional ninety (90) days; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date (other than, in the case of Parent, a failure to consummate the Closing solely as a result of a Financing Failure, provided that Parent pays the Enhanced Termination Fee pursuant to Section 9.03(c)) and without limiting the Company’s right to seek damages for any intentional breach by Parent pursuant to Section 9.02, but subject to the limitations therein, including Section 9.02(b)); or

(ii) any Restraint having the effect set forth in Section 8.01(c) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall not have failed to comply with its obligations under Section 7.09, which such failure was the principal cause of, or resulted in, any such Restraint becoming final and nonappealable.

(iii) (A) the Company Stockholder Approval shall not have been obtained upon a vote held at the Company Stockholders’ Meeting or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at the Parent Stockholders’ Meeting; or

(c) by Parent:

(i) upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach cannot be cured by the Outside Date or, if capable of being cured, has not been cured on or before the earlier of (A) the Outside Date, or (B) within 30 calendar days of the receipt by the Company of written notice thereof from Parent; or

(ii) if, at any time prior to the receipt of the Company Stockholder Approval, (A) a Change in the Company Recommendation shall have occurred; (B) the Company shall have failed to include the Company Recommendation in the Joint Proxy Statement (except to the extent the Company effects a Change in the Company Recommendation); (C) the Company or the Company Board shall have approved, endorsed, adopted, recommended or entered into an Acquisition Agreement; (D) the Company Board shall have failed to publicly recommend against, subject to Section 7.03(e) and to the extent permitted by applicable Law, (I) any Company Acquisition Proposal that is a tender offer or exchange offer under a Schedule TO within ten (10) Business Days after a written request by Parent that it do so or (II) any other Company Acquisition Proposal that has been publicly disclosed and that the Company reasonably believes could lead to a Superior Proposal within seven (7) calendar days after a written request by Parent that it do so; or (E) the Company shall have materially breached, or shall be deemed to have materially breached pursuant to Section 7.03(h), its obligations under Section 7.02(a) or Section 7.03; or

(iii) if, at any time prior to the receipt of the Parent Stockholder Approval, after complying with the provisions of Section 7.04(e), the Parent Board (or any committee thereof) authorizes Parent to enter into any Acquisition Agreement concerning a Parent Superior Proposal concurrently with termination of this Agreement; provided that (A) the right to terminate this Agreement pursuant to this Section 9.01(c)(iii) shall not be available if Parent has committed an intentional breach (or deemed intentional breach in accordance with Section 7.04(h)) of Section 7.04 that had an adverse impact on the ability of the Company to propose or negotiate any amendments or modifications to this Agreement pursuant to Section 7.04(e), and (B) as a condition to the effectiveness of such termination, Parent shall pay the Parent Termination Fee to the Company.

(d) by the Company:

(i) upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach cannot be cured by the Outside Date or, if capable of being cured, has not been cured on or before the earlier of (A) the Outside Date, or (B) within 30 calendar days of the receipt by Parent of written notice thereof from the Company;

(ii) if, at any time prior to the receipt of the Parent Stockholder Approval, (A) a Change in the Parent Recommendation has occurred; (B) Parent shall have failed to include the Parent Recommendation in the Joint Proxy Statement (except to the extent Parent effects a Change in the Parent Recommendation); (C) Parent or the Parent Board shall have approved, endorsed, adopted, recommended or entered into an Acquisition Agreement; (D) the Parent Board shall have failed to publicly recommend against, subject to Section 7.04(e) and to the extent permitted by applicable Law, (I) any Parent Acquisition Proposal that is a tender offer or exchange offer under a Schedule TO within ten (10) Business Days after a written request by the Company that it do so or (II) any other Parent Acquisition Proposal that has been publicly disclosed and that Parent reasonably believes could lead to a Superior Proposal within seven (7) calendar days after a written request by the Company that it do so; or (E) Parent shall have materially breached, or shall be deemed to have materially breached pursuant to Section 7.04(h), its obligations under Section 7.02(b) or Section 7.04;

(iii) if (A) all of the conditions to the Closing set forth in Section 8.01 and Section 8.02 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred), (ii) the Company has confirmed in an irrevocable written notice to Parent that the conditions set forth in Section 8.01 and Section 8.03 have been satisfied or, to the extent allowed by applicable Law, waived by the Company, and that it is ready, willing and able to perform its obligations to effect the Closing, and (iii) Parent and Merger Sub fail to fulfill their obligation to effect the Closing within three (3) Business Days of the written notice of the Company pursuant to the preceding clause (ii); or

(iv) if, at any time prior to the receipt of the Company Stockholder Approval, after complying with the provisions of Section 7.03(e), the Company Board (or any committee thereof) authorizes the Company to enter into any Acquisition Agreement concerning a Company Superior Proposal concurrently with termination of this Agreement; provided that (A) the right to terminate this Agreement pursuant to this Section 9.01(d)(iv) shall not be available if the Company has committed an intentional breach (or deemed intentional breach in accordance with Section 7.03(h)) of Section 7.03 that had an adverse impact on the ability of Parent to propose or negotiate any amendments or modifications to this Agreement pursuant to Section 7.03(e), and (B) as a condition to the effectiveness of such termination, the Company shall pay the Termination Fee to Parent.

Section 9.02 Effect of Termination.

(a) In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or any Company Related Parties or Parent Related Parties, except that (i) this Section 9.02, Section 7.05(c), Section 9.03, Section 10.02, Section 10.03, Section 10.07, Section 10.09, Section 10.10 and Section 10.11 shall remain in full force and effect and (ii) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability or damages for fraud committed prior to such termination or, except as set forth in Section 9.02(b) and Section 9.02(c), for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “intentional breach” shall mean (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement or otherwise, prior to the Closing, except in the case of fraud or intentional breach, but subject to the last two sentences of this Section 9.02(b), the sole and exclusive remedies of the Company, any former, current, or future Affiliate of the Company, any of their respective former, current or future direct or indirect officers, directors, general or limited partners, members, managers, stockholders, other equityholders, controlling Persons, employees, agents, successors, assigns, Affiliates, or representatives, and any Person claiming by, through or for the benefit of the Company or any of its Affiliates (all such foregoing Persons, the “Company Related Parties”) against Parent, Merger Sub, the Financing Sources, or any of their respective former, current or future direct or indirect officers, directors, general or limited partners, members, managers, stockholders, other equityholders, controlling Persons, employees, agents, successors, assigns, Affiliates, or representatives (all such foregoing Persons, the “Parent Related Parties”) for any losses, damages, liabilities, costs, expenses, claims, obligations or actions (whether in law or equity and whether based in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or the Commitment Letter (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof, or the transactions contemplated hereby or thereby or in respect of any other document or theory of applicable Law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise, shall be (i) payment of the Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable, by Parent to the Company in the event the Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable, is payable by Parent to the Company pursuant to Section 9.03(c) or Section 9.01(c)(iii) or as a result of a termination of this Agreement by the Company pursuant to Section 9.01(d)(iii), (ii) reimbursement by Parent of the Company’s Expenses to the extent that such Expenses are reimbursable under Section 9.03(d) and (iii) subject to all of the other provisions of this Section 9.02, the right of the Company to seek specific performance of this Agreement pursuant to, and subject to the provisions of, Section 10.08. For the avoidance of doubt, and notwithstanding anything to the contrary herein or otherwise, while the Company may pursue both a grant of specific performance, as and only to the extent expressly permitted by Section 10.08, and the payment of the Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable (only to the extent expressly permitted by Section 9.03(c)), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable. Without limiting the generality of the foregoing or of any other provision of this Agreement, except in the case of fraud or intentional breach by Parent of Section 7.19, (x) upon payment of the Enhanced Termination Fee to the Company as a result of a termination of this Agreement by the Company pursuant to Section 9.01(d)(iii), no Company Related Party shall have any rights or claims against any Parent Related Party in connection with this Agreement, the Commitment Letter, or any of the transactions contemplated hereby or thereby (whether at law or in equity and whether based on contract, tort or otherwise), or for any breach or alleged breach hereof or thereof, (y) no Company Related Party shall have any rights or claims against any Parent Related Party under or in connection with this Agreement, the Commitment Letter, or any of the transactions contemplated hereby or thereby (whether at law or in equity and whether based on contract, tort or otherwise), or for any breach or alleged breach hereof or thereof for any damages of any kind or nature or for any other monetary amounts, except as otherwise set forth in this Section 9.02 or in circumstances where the Enhanced Termination Fee is payable as a result of a termination of this Agreement by the Company pursuant to Section 9.01(d)(iii), and (z) the Company shall cause any claim which is brought against any Parent Related Party and which is inconsistent with the limitations set forth in this Section 9.02 to be dismissed promptly and in any event with five Business Days after it is first initiated (or payment of the Enhanced Termination Fee).

(c) Notwithstanding anything to the contrary in this Agreement or otherwise, but subject to the last sentence of this Section 9.02(c), prior to the Closing, except in the case of fraud or intentional breach, the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties for any losses, damages, liabilities, costs, expenses, claims, obligations or actions (whether in law or equity and whether based in contract, tort or otherwise) based upon, arising out of or relating to this Agreement (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof, or the transactions contemplated hereby or thereby or in respect of any other document or theory of applicable Law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise, shall be (i) payment of the Termination Fee by the Company to Parent in the event the Termination Fee is payable by the Company to Parent pursuant to Section 9.03(a) or Section 9.01(d)(iv), (ii) reimbursement by the Company of Parent’s Expenses to the extent that such Expenses are reimbursable under Section 9.03(b) and (iii) subject to all of the other provisions of this Section 9.02, the right of Parent to seek specific performance of this Agreement pursuant to, and subject to the provisions of, Section 10.08. For the avoidance of doubt, and notwithstanding anything to the contrary herein or otherwise, while Parent may pursue both a grant of specific performance, as and only to the extent expressly permitted by Section 10.08, and the payment of the Termination Fee, as applicable (only to the extent expressly permitted by Section 9.03(a)), under no circumstances shall Parent be permitted or entitled to receive both such grant of specific performance and payment of the Termination Fee.

Section 9.03 Fees and Expenses. (a) The Company agrees that:

(i) if Parent terminates this Agreement pursuant to Section 9.01(c)(ii) (provided that, in the case of a termination pursuant to clause (E) thereof, only if the Company shall have committed an intentional breach); or

(ii) if (A) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) (without the Company Stockholder Approval having been obtained) or Section 9.01(b)(iii)(A) or Parent terminates this Agreement pursuant to Section 9.01(c)(i), (B) prior to the termination of this Agreement, a Company Acquisition Proposal shall have been publicly announced or shall have become publicly known and not withdrawn, and (C) on or prior to the date that is 12 months after the date of such termination, the Company or any of its Subsidiaries enters into, or submits to the stockholders of the Company for adoption, an Acquisition Agreement with respect to any Company Acquisition Proposal (which Company Acquisition Proposal is ultimately consummated) or consummates any Company Acquisition Proposal (in each case, whether or not such Company Acquisition Proposal is the same Company Acquisition Proposal described in clause (B) above); provided, however, that for purposes of this Section 9.03(a)(ii), all references to 20% in the definition of “Company Acquisition Proposal” shall be replaced with references to 50%;

then, in any such event, the Company shall pay to Parent promptly (but in any event no later than two Business Days) after (x) Parent terminates this Agreement pursuant to Section 9.01(c)(ii), or (y) the earlier of the date the Company enters into an Acquisition Agreement or the date a Company Acquisition Proposal referred to in Section 9.03(a)(ii)(C) is consummated, the Termination Fee, which amount shall be payable in cash in immediately available funds.

(b) The Company agrees that if the Company or Parent shall terminate this Agreement pursuant to Section 9.01(b)(iii)(A) or Section 9.01(c)(i), the Company shall reimburse Parent and Merger Sub for all of their Expenses, up to a maximum of $15,000,000, in the aggregate (not later than two Business Days after submission by Parent of statements therefor). In the event Parent becomes entitled to receive a Termination Fee pursuant to Section 9.03(a) after the payment to Parent or Merger Sub of any Expenses under this Section 9.03(b), the amount of the Termination Fee payable shall be reduced by any Expenses previously reimbursed pursuant to the preceding sentence.

(c) Parent agrees that:

(i) if the Company or Parent terminates this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(b)(ii), or if the Company terminates this Agreement pursuant to Section 9.01(d)(ii) (provided that, in the case of a termination pursuant to clause (E) thereof, only if Parent shall have committed an intentional breach) or Section 9.01(d)(iii); or

(ii) if (A) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) (without the Parent Stockholder Approval having been obtained) or the Company terminates this Agreement pursuant to Section 9.01(d)(i), (B) prior to the termination of this Agreement, a Parent Acquisition Proposal shall have been publicly announced or shall have become publicly known and not withdrawn, and (C) on or prior to the date that is 12 months after the date of such termination, Parent or any of its Subsidiaries enters into, or submits to the stockholders of Parent for adoption, an Acquisition Agreement with respect to any Parent Acquisition Proposal (which Parent Acquisition Proposal is ultimately consummated) or consummates any Parent Acquisition Proposal (in each case, whether or not such Parent Acquisition Proposal is the same Parent Acquisition Proposal described in clause (B) above); provided, however, that for purposes of this Section 9.03(c)(ii), all references to 20% in the definition of “Parent Acquisition Proposal” shall be replaced with references to 50%;

then, in any such event, Parent shall pay to the Company promptly (but in any event no later than two Business Days) after (A) the Company terminates this Agreement pursuant to Section 9.01(d)(ii) (other than in connection with a Parent Superior Proposal), the Termination Fee, (B) the Company terminates this Agreement pursuant to Section 9.01(d)(ii) (in connection with a Parent Superior Proposal), the Parent Termination Fee, (C) the Company or Parent terminates this Agreement pursuant to Section 9.01(b)(i) (and at such time, all of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 8.01(d)) or Section 9.01(b)(ii) (to the extent such Restraint arises under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws as specified in Section 8.01(d) of the Company Disclosure Schedule or Section 8.01(d) of the Parent Disclosure Schedule), or the Company terminates this Agreement pursuant to Section 9.01(d)(iii), the Enhanced Termination Fee, or (D) the earlier of the date Parent enters into an Acquisition Agreement or the date a Parent Acquisition Proposal referred to in Section 9.03(c)(ii)(C) is consummated, the Parent Termination Fee, which amount shall be payable in cash in immediately available funds.

(d) Parent agrees that if Parent or the Company shall terminate this Agreement pursuant to Section 9.01(b)(iii)(B) or Section 9.01(d)(i), Parent shall reimburse the Company for all of its Expenses, up to a maximum of $15,000,000, in the aggregate (not later than two Business Days after submission by the Company of statements therefor). In the event the Company becomes entitled to receive a Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable, pursuant to Section 9.03(c) after the payment to the Company of any Expenses under this Section 9.03(d), the amount of the Termination Fee, Parent Termination Fee or Enhanced Termination Fee payable shall be reduced by any Expenses previously reimbursed pursuant to the preceding sentence.

(e) Except as set forth in this Section 9.03 and Section 7.19, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except that the Company and Parent shall each pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement. Parent shall be responsible for paying the filing fee for the Notification and Report Forms filed under HSR Act and all other filing fees for filings under other applicable foreign, federal or state antitrust, competition or fair trade Laws.

(f) The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company or Parent shall fail to pay the Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable, or the Company or Parent shall fail to pay any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Merger Sub or the Company, as the case may be (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable, and Expenses, commencing on the date that the Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable, or such Expenses became due, at a rate of interest equal to the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of any damages incurred in the event of fraud or intentional breach of this Agreement. For the avoidance of doubt, in the event this Agreement is terminated by a party for any reason at a time when the other party would have had the right to terminate this Agreement, such other party shall be entitled to receipt of any Expenses and/or Termination Fee, Parent Termination Fee or Enhanced Termination Fee (or portion thereof), as applicable, that would have been (or would have subsequently become) payable had such other party terminated this Agreement at such time. In no event shall the Company or Parent be required to pay the Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable, or any Expenses in connection with the termination of this Agreement more than once.

(g) The payment by the Company to Parent or its designees of the Termination Fee and any Expenses pursuant to this Section 9.03 shall, subject always to Section 9.02(a)(ii), Section 9.02(c) and Section 9.03(f), in circumstances in which the Termination Fee and Expenses are owed to Parent, be the sole and exclusive remedy of Parent for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated to the extent paid and upon such payment in accordance with this Section 9.03, subject always to Section 9.02(a)(ii), Section 9.02(c) and Section 9.03(f), the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the

Transactions, except as set forth in Section 9.02(a)(ii). The payment by Parent to the Company or its designees of the Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable, and any Expenses pursuant to this Section 9.03 shall, subject always to Section 9.02(a)(ii), Section 9.02(b) and Section 9.03(f), in circumstances in which the Termination Fee, Parent Termination Fee or Enhanced Termination Fee, as applicable, and Expenses are owed to the Company, be the sole and exclusive remedy of the Company for any loss suffered by the Company as a result of the failure of the Transactions to be consummated to the extent paid and upon such payment in accordance with this Section 9.03, subject always to Section 9.02(a)(ii), Section 9.02(b) and Section 9.03(f), Parent and Merger Sub shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except as set forth in Section 9.02(a)(ii).

(h) In the event (i) (A) Parent is unable to obtain the Financing, after having complied in all material respects with its obligations under Section 7.19, (B) the Registration Statement is not declared effective by the SEC, after Parent shall have complied in all material respects with its obligations under Section 7.01 and applicable Law or (C) the Joint Proxy Statement is not declared effective by the SEC, after Parent shall have complied in all material respects with its obligations under Section 7.01 and applicable Law, (ii) in each case, the cause of the foregoing is the failure by an auditor of the Company to provide, with respect to any historical financial statements of the Company required in connection with the Financing as contemplated by Section 7.19 or required to be included in the Registration Statement or Joint Proxy Statement as required by Section 7.01 and applicable Law, any consents to the inclusion of any such historical financial statements of the Company or any audit opinions in respect thereof by such auditor in the Registration Statement, the Joint Proxy Statement or any prospectus or offering memorandum or similar documents for any portion of the Financing as required by Section 7.19, or to provide any comfort letters that may be required in connection the Financing as required by Section 7.19, in all cases of this clause (ii), as a result of the matters contemplated in Section 7.16 of the Company Disclosure Schedule and (iii) this Agreement is terminated (other than a termination pursuant to (1) Section 9.01(b)(i) in circumstances where the conditions set forth in Section 8.01(c) (to the extent such Restraint arises under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws as specified on Section 8.01(d) of the Company Disclosure Schedule or Section 8.01(d) of the Parent Disclosure Schedule) or Section 8.01(d) have not been satisfied or (2) Section 9.01(b)(ii)) pursuant to a subsection of Section 9.01 in circumstances where Parent is obligated to pay the Company the Termination Fee or the Enhanced Termination Fee pursuant to this Section 9.03, then, notwithstanding anything to the contrary in this Agreement, including other subsections of this Section 9.03, in each case, Parent shall have no obligation to pay such Termination Fee or Enhanced Termination Fee and the parties shall have no further rights or obligations under this Agreement, except as set forth in Section 9.02.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after either the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company or the stockholders of Parent, as applicable, under applicable Law or in accordance with the rules of any relevant stock exchange, without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 9.02, this Section 9.04, Section 10.07, Section 10.08, Section 10.10 and Section 10.11 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources without the prior written consent of the adversely affected Financing Sources.

Section 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.05(c), Section 7.07, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, upon delivery by an internationally recognized overnight courier service, upon delivery by facsimile transmission (solely with confirmation of receipt and with a confirmatory copy sent by an internationally recognized overnight courier service) or by email transmission (upon sending, so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating the recipient did not receive such email) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

American Axle & Manufacturing Holdings, Inc.

One Dauch Drive

Detroit, Michigan 48211-1198

Attention: David E. Barnes

Facsimile:   (313) 758-3897

Email:        david.barnes@aam.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Scott Petepiece

                 Daniel Litowitz

Facsimile:   (212) 848-7179

Email:        spetepiece@shearman.com

                   daniel.litowitz@shearman.com

if to the Company:

Metaldyne Performance Group Inc.

One Towne Square

Suite 550

Southfield, MI 48076

Attention:    Thomas M. Dono, Jr.

Email:         TDono@mpgdriven.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:    Michael E. Lubowitz

Facsimile:   (212) 310-8007

Email:         michael.lubowitz@weil.com

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) no party makes, and no party has made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no Person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

Section 10.05 Entire Agreement. This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Schedule and the Parent Disclosure Schedule), the Voting Agreement (solely with respect to Parent and the Company) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties or any of their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

Section 10.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Merger Sub may assign all or any of its rights and obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Any attempted assignment in breach of this Section 10.06 shall be null and void.

Section 10.07 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Financing Sources shall be express third party beneficiaries with respect to Section 9.02, Section 9.04, this Section 10.07, Section 10.08, Section 10.10 and Section 10.11, and each of such Sections shall expressly inure to the benefit of the Financing Sources, and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections; provided, further, that the Persons covered by Section 7.07 shall be express third party beneficiaries thereof.

Section 10.08 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 9.03) to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Notwithstanding anything herein (including Section 10.08(a)) to the contrary or otherwise, the parties hereto acknowledge and agree that the Company shall be entitled to specific performance to cause Parent or Merger Sub to cause the Financing to be funded and to take all other required actions to effect the Closing only if (i) all of the conditions to the Closing set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (ii) the Company has confirmed in an irrevocable written notice to Parent that the conditions set forth in Section 8.01 and Section 8.03 have been satisfied or, to the extent allowed by applicable Law, waived by the Company, and that it is ready, willing and able to perform its obligations to effect the Closing, (iii) there has not been a Financing Failure and (iv) Parent and Merger Sub fail to fulfill their obligation to effect the Closing within three (3) Business Days of the written notice of the Company pursuant to the preceding clause (ii), it being understood that in no event shall the Company or any of its Affiliates be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 10.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts; and (iv) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING WITH RESPECT TO THE FINANCING SOURCES). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Certain Claims. (a) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that it will not, and it will not permit any of its Representatives or Affiliates to, bring or support any Action (whether based on contract, tort or otherwise) against the Financing Sources in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to the Financing, any Alternative Financing, the Commitment Letter or the Financing Agreements, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 10.10 relating to waiver of jury trial shall apply to any Action referenced in this Section 10.11(a).

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that all Actions (whether based on contract, tort or otherwise) against the Financing Sources in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to the Financing, the Alternative Financing, the Commitment Letter or the Financing Agreements, shall be governed by and construed in accordance with the laws of the State of New York; provided, however, that on or prior to the Closing Date, the definitions of Company Material Adverse Effect, Parent Material Adverse Effect and the representations and warranties set forth in this Agreement shall, for the purposes of the Financing, any Alternative Financing, the Commitment Letter or the Financing Agreements, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise apply.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that neither it nor any of its Representatives or Affiliates shall have any rights or claims, or shall bring any Action, against any Financing Source in connection with or related to this Agreement, the Merger, the Financing, any Alternative Financing, the Commitment Letter or the Financing Agreements. In addition, no Financing Source shall have any liability or obligation to the Company or any of the Company’s Affiliates or Representatives in connection with or related to this Agreement, the Merger, the Financing, any Alternative Financing, the Commitment Letter or the Financing Agreements, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Nothing in this Section 10.11(c) shall modify or alter the rights of Parent under the Commitment Letter or the Financing Agreements, and in the event of a conflict between the foregoing and any provision in the Commitment Letter or the Financing Agreements, as applicable, the provisions of the Commitment Letter or the Financing Agreements, as applicable, shall govern and control.

Section 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ David C. Dauch
Name: David C. Dauch
Title: Chief Executive Officer

ALPHA SPV I, INC.

By:	/s/ David C. Dauch
Name: David C. Dauch
Title: President and Chief Executive Officer

METALDYNE PERFORMANCE GROUP INC.

By:	/s/ George Thanopoulos
Name: George Thanopoulos
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Stockholders’ Agreement

[See attached]

Exhibit A

FINAL FORM

STOCKHOLDERS’ AGREEMENT

by and among

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.,

ASP MD INVESTCO L.P.,

EACH AFFILIATE SHAREHOLDER THAT IS OR BECOMES PARTY HERETO,

and, solely for the purposes of Section 5.3 hereof,

AMERICAN SECURITIES LLC

Dated [•], 2017

i

SCHEDULES

Schedule A – Shareholder and Affiliate Shareholders

Schedule B – Exempt Persons

ii

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT, dated as of [•], 2017 (this “Agreement”), is by and among American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), ASP MD Investco L.P., a Delaware limited partnership (the “Shareholder”), each Affiliate Shareholder that is or becomes party hereto in accordance with Section 1.1(b), and, solely for purposes of Section 5.3, American Securities LLC, a New York limited liability company (“American Securities”). The Shareholder, each Affiliate Shareholder, American Securities and the Company are referred to hereinafter each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of November 3, 2016 (the “Merger Agreement”), by and among the Company, Metaldyne Performance Group Inc., a Delaware corporation (“MPG”), and Alpha SPV I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), at the Effective Time, Merger Sub will merge with and into MPG, with MPG continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, as a result of the Merger, the Shareholder will become the Beneficial Owner of shares of common stock of the Company, as set forth on Schedule A attached hereto;

WHEREAS, the Parties are entering into this Agreement at the Closing to set forth certain rights and restrictions with respect to the Shares; and

WHEREAS, this Agreement is the Stockholders’ Agreement referred to in the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

TRANSFER RESTRICTIONS

Section 1.1 General.

(a) The Shareholder shall not Transfer any Shares except as permitted by Section 1.1(b), Section 1.2 or Article II.

(b) The Shareholder may freely Transfer Shares to any controlled Affiliate of American Securities, unless prohibited by Law; provided that the Shareholder shall cause the applicable Affiliate transferee to execute a joinder to this Agreement, in form and substance reasonably acceptable to the Company, as a condition to the effectiveness of any such Transfer. Each such Affiliate of the Shareholder that Beneficially Owns Shares (an “Affiliate Shareholder”) shall, and the Shareholder shall cause each Affiliate Shareholder to, comply with the terms of this Agreement as if such Affiliate Shareholder were the Shareholder. If any

1

Affiliate Shareholder ceases to be a controlled Affiliate of American Securities (a “Former Affiliate”), such Former Affiliate shall Transfer any Shares Beneficially Owned by such Former Affiliate to the Shareholder or another controlled Affiliate of American Securities before such Former Affiliate ceases to be a controlled Affiliate of American Securities.

(c) The Shareholder shall promptly notify the Company in writing of any Transfer of Shares by the Shareholder or any Affiliate Shareholder, and the Company shall update Schedule A hereto to reflect any such Transfer.

Section 1.2 Restricted Period.

(a) Except as permitted by Section 1.1(b) or Article II, the Shareholder shall not Transfer any Shares during the Restricted Period without the prior written consent of the Company.

(b) Following the Restricted Period and until (and including) the Expiration Date, the Shareholder shall not Transfer any Shares except:

(i)	in accordance with the provisions of Article II;

(ii)	in accordance with Rule 144;

(iii)	to any Person or Group who, after giving effect to such Transfer, would, together with its Affiliates, Beneficially Own no more than seven and one-half percent (7.5%) of the outstanding common stock of the Company and would be eligible to file a Schedule 13G pursuant to Rule 13d-1(b)(1)(ii) of the Exchange Act;

(iv)	in any distribution to all of the limited partners (on a pro rata basis in accordance with their respective ownership percentages) and the general partner (and its representative members) of the Shareholder or an Affiliate Shareholder in accordance with the terms of the organizational documents of such Shareholder or Affiliate Shareholder; provided that, after giving effect to such Transfer, no such partner who is Transferred more than two percent (2%) of the outstanding common stock of the Company (together with its Affiliates (other than the Shareholder or any Affiliate Shareholder)) would, to the knowledge of the Shareholder, Beneficially Own more than seven and one-half percent (7.5%) of the outstanding common stock of the Company;

(v)	up to seven and one-half percent (7.5%) of the outstanding common stock of the Company to each Exempt Person; or

(vi)	with the prior written consent of the Company.

2

Section 1.3 Legend.

(a) All certificates or other instruments representing the Shares will bear the following legend:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, OWNERSHIP AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS’ AGREEMENT, DATED [•], 2017, BY AND AMONG AMERICAN AXLE & MANUFACTURING HOLDINGS, INC., ASP MD INVESTCO L.P., AMERICAN SECURITIES LLC, AND, IF APPLICABLE, THE OTHER PARTIES THERETO, AS IT MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE COMPANY, WITHOUT COST.

(b) At the Shareholder’s request, upon delivery to the Company of a legal opinion of the Shareholder’s counsel, in form and substance reasonably acceptable to the Company, to the effect that the legend in Section 1.3(a) is no longer required under the Securities Act and applicable state laws, and no restrictions set forth herein continue to apply to the Shares, the Company will promptly take such commercially reasonable actions as are required to cause such legend to be removed from any certificate or other instrument representing the Shares.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Demand Registration.

(a) At any time following the Restricted Period, the Shareholder may, by providing written notice (a “Demand Registration Request”) to the Company, request to sell all or a portion of the Registrable Securities Beneficially Owned by the Shareholder pursuant to a Registration Statement in the manner specified in such notice, provided that the aggregate market value of such Registrable Securities so requested to be sold, as measured by the market price of such Registrable Securities on the date of the Demand Registration Request, shall not be less than $100 million (a “Demand Registration”). Each Demand Registration Request shall specify the number of Registrable Securities intended to be offered and sold pursuant to the Demand Registration and the intended method of disposition thereof, including whether the registration requested is for an underwritten offering. A Demand Registration shall be effected by way of a Registration Statement on Form S-3 or any similar short-form registration to the extent the Company is permitted to use such form at such time (or to the extent the Company is not permitted to use such form, on Form S-1 or a similar long-form registration). The Company

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may, after consultation with the Shareholder, comply with a Demand Registration Request by, at the Company’s option, (x) filing a Registration Statement (including a Shelf Registration Statement) which will be used to offer the Registrable Securities and/or (y) providing a prospectus supplement for an already effective Registration Statement. If the Company is then ASR Eligible, the Company shall use its commercially reasonable efforts to cause the Registration Statement to be an ASRS containing a Prospectus naming the Shareholder as the selling shareholder and registering the offering and sale of the Registrable Securities by the Shareholder on a delayed or continuous basis pursuant to Rule 415 (an “ASRS Resale Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause any Registration Statement (or prospectus supplement, as applicable) relating to a Demand Registration (xx) to be filed with the SEC as promptly as reasonably practicable following the receipt of the Demand Registration Request, and in no event more than twenty (20) Business Days after receipt of a Demand Registration Request (or such longer period agreed to by the Shareholder), (yy) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as reasonably practicable after the filing thereof and (zz) to remain continuously effective during the Effectiveness Period.

(b) The Shareholder shall have the right to request up to a total of two (2) Demand Registrations in any twelve (12)-month period pursuant to this Section 2.1; provided, that such obligation shall be deemed satisfied (and such request shall count as one Demand Registration Request for the Shareholder) only when a Registration Statement shall have become effective and (x) if the method of disposition thereof is a firm commitment Public Offering, at least 50% of such Registrable Securities requested to be sold, after giving effect to any Underwriter Cutback (described in Section 2.1(e)), shall have been sold pursuant thereto, and (y) in any other case, such Registration Statement shall have remained effective for the Effectiveness Period. The Shareholder may revoke a request for a Demand Registration by notifying the Company prior to the effective date of the applicable Registration Statement or the filing of any prospectus supplement with respect to any particular underwritten offering; provided that such request shall count as one of the Shareholder’s requests for a Demand Registration unless the Shareholder (i) provides such notice of revocation (A) except with respect to Underwritten Block Trades, within three (3) Business Days after requesting such Demand Registration, or (B) pursuant to Section 2.4(c) as a result of a Notice of Suspension, or (ii) reimburses the Company for all reasonable and documented out-of-pocket expenses (including Registration Expenses) actually incurred by the Company relating to such Demand Registration.

(c) The Company shall (i) prepare, (ii) file with the SEC and (iii) use commercially reasonable efforts to have effective starting one hundred eighty (180) days from the date of this Agreement, a Shelf Registration Statement on Form S-3 or such other form as the Company is then eligible to use (such Shelf Registration Statement shall be an ASRS to the extent that the Company is then ASR Eligible) (or, at its option, after consultation with the Shareholder, provide a prospectus supplement for an already effective Shelf Registration Statement) with respect to the registration under the Securities Act of the resale of up to [ ]1 Shares (the “Transaction Shelf Registration Statement”) (such Transaction Shelf Registration

[1]	Note to Draft: The Transaction Shelf Registration Statement will include the Shares issued at Closing.

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Statement shall include a prospectus sufficient to permit the resale of all such Shares by the Shareholder). The Company shall use its commercially reasonable efforts to keep the Transaction Shelf Registration Statement continuously effective for the Effectiveness Period, including by filing subsequent registration statements, if necessary, subject to the Securities Act and the provisions of Section 2.4. For a period of two (2) years following the Closing Date, any Shares which have been registered on the Transaction Shelf Registration Statement may be included in any underwritten offering conducted by the Company upon the proper exercise of a demand or piggyback right hereunder pursuant to and in accordance with Section 2.1 or Section 2.2, as applicable, subject to compliance with the notice and cutback procedures contained herein.

(d) If a Demand Registration is a Public Offering, the Shareholder shall have the right to select the investment banking firm(s) to act as the managing underwriter(s) (subject to the consent of the Company, which shall not be unreasonably withheld or delayed) and counsel for the Shareholder in connection with such offering (including in any underwritten offering under a Shelf Registration Statement or any Underwritten Block Trade).

(e) For the first two (2) years following the date of this Agreement, in no event shall any Person (other than the Company with respect to a primary offering of its equity securities) be entitled to include any equity securities of the Company in any offering requested pursuant to this Section 2.1 without the prior written consent of the Shareholder, such consent not to be unreasonably withheld after consultation with its advisors. In the event the managing underwriter shall be of the opinion that the number of such securities, when taken together with the Registrable Securities requested to be included in a Public Offering pursuant to a Demand Registration Request, alone or taken together with the equity securities of the Company to be included therein, would adversely affect the marketing of such offering (including the price at which the securities of the Company may be sold), then the number of securities of the Company to be included in such underwritten offering will be reduced (an “Underwriter Cutback”), with the securities of the Company to be included in such offering based on the following priority: (x) first, the number of Shares requested to be included on behalf of the Shareholder up to the number that, in the opinion of the managing underwriter, would not adversely affect the marketing of the offering (including the price at which the Shares may be sold); and (y) second, in addition to the Shares included pursuant to the preceding clause (x), the number of the equity securities of the Company elected to be included by the Company (whether for the Company’s own account or for the account of any other holder of equity security of the Company consented by the Shareholder to participate in the offering) up to the number that, in the opinion of the managing underwriter, would not adversely affect the marketing of the offering (including the price at which the securities of the Company (including the Shares) may be sold).

(f) Notwithstanding any other provision of this Article II, but subject to Section 2.4, if the Shareholder wishes to effect a Demand Registration through an underwritten block trade or similar transaction or other transaction with a one-day or less marketing period, including overnight bought deals (collectively, an “Underwritten Block Trade”), pursuant to a Shelf Registration Statement (either through filing an ASRS or through a take-down from an already effective Shelf Registration Statement), then notwithstanding any other time periods in this Article II, the Shareholder shall notify the Company of the Underwritten Block Trade five (5) Business Days prior to the date such Underwritten Block Trade is to commence. As

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expeditiously as possible, the Company shall use its commercially reasonable efforts to facilitate such Underwritten Block Trade (which may price as early as five (5) Business Days after the date it commences). The Shareholder shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request (including by disclosing the maximum number of Shares proposed to be the subject of such Underwritten Block Trade) in order to facilitate preparation of the Registration Statement (including filing of an ASRS), Prospectus and other offering documentation related to the Underwritten Block Trade and any related due diligence and comfort procedures.

(g) Notwithstanding anything else in this agreement, the Company shall have no obligation to facilitate a Public Offering of Registrable Securities initiated by the Shareholder except pursuant to, and subject to the limitations contained in, this Section 2.1, Section 2.2, and in accordance with Section 2.6.

(h) The Company hereby represents that, as of the date hereof, it is a “well-known seasoned issuer” (having the meaning given thereto pursuant to Rule 405 promulgated under the Securities Act) and eligible to use Form S-3.

Section 2.2 Piggyback Registration.

(a) If the Company at any time following the Closing Date proposes to file a registration statement or conduct a securities offering, including an Underwritten Block Trade, off an already filed Shelf Registration Statement using a prospectus supplement (such registration statement or prospectus supplement, a “Primary Registration Statement”) for the primary sale of any equity securities of the Company (except with respect to registration statements on Form S-4, Form S-8 or another form not available for registering the Registrable Securities for sale to the public), it will give prompt written notice thereof to the Shareholder of its intention to do so (such notice to be given not less than five (5) Business Days (or, in the case of Underwritten Block Trades, three (3) Business Days) prior to the anticipated filing date of the Primary Registration Statement). The Shareholder, to the extent it still holds any Registrable Securities, shall within five (5) Business Days (or, in the case of Underwritten Block Trades, three (3) Business Days) of receipt of such notice indicate to the Company if it wishes to participate in the offering contemplated by the Primary Registration Statement and, if so, the number of Registrable Securities it wishes to offer and sell. The Company will use its commercially reasonable efforts to cause the Registrable Securities as to which inclusion shall have been so requested to be included in the Primary Registration Statement. The Shareholder shall be entitled to sell the Registrable Securities included in a Primary Registration Statement in accordance with the method of distribution requested by it; provided that, if the Primary Registration Statement relates to an underwritten offering, then (i) the Company shall be entitled to select the underwriters in its sole discretion and (ii) the Shareholder must sell all Registrable Securities included on the Primary Registration Statement in such underwritten offering pursuant to an underwriting agreement containing terms and conditions that are customary for secondary offerings. In the event that an Underwriter Cutback is required in the view of the managing underwriter, then the securities of the Company to be included in such underwritten offering will be based on the following priority: (x) first, the number of securities that the Company seeks to include in the offering, up to the number that, in the opinion of the managing underwriter, would not adversely affect the marketing of the offering (including the price at which such securities of

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the Company may be sold); (y) second, in addition to the securities of the Company included pursuant to the preceding clause (x), (A) for the first two (2) years following the date of this Agreement, the number of Registrable Securities requested to be included by the Shareholder, and (B) after the date that is two (2) years following the date of this Agreement, the number of the securities of the Company requested to be included by the Shareholder and any other Person(s) who has (have) elected to include securities pursuant to written agreements with the Company, in each case, up to the number that, in the opinion of the managing underwriter, would not adversely affect the marketing of the offering (including the price at which the securities (including the Registrable Securities) may be sold), and (z) third, in addition to securities of the Company included pursuant to the preceding clause (x) and the Registrable Securities of the Shareholder and the securities of any other Person included pursuant to the preceding clause (y), the number of securities of the Company requested to be included by any other Person(s) in the offering with the permission of the Company, up to the number that, in the opinion of the managing underwriter, would not adversely affect the marketing of the offering (including the price at which the securities of the Company may be sold). The Underwriter Cutbacks described in the immediately preceding clause (y)(B) shall be allocated pro rata among the participating Persons, including the Shareholder, on the basis of the number of securities, including Registrable Securities, requested to be included in such registration by such Persons. The Company may withdraw a Primary Registration Statement prior to its being declared effective without incurring any liability to the Shareholder and shall not be required to keep a Primary Registration Statement effective for longer than the period contemplated by the intended manner of distribution for the securities of the Company to be sold by the Company as described in the Prospectus included in the Primary Registration Statement. The Shareholder may, at least two (2) Business Days prior to the effective date of a Primary Registration Statement or the filing of any prospectus supplement with respect to any particular underwritten offering, as applicable, withdraw any Registrable Securities that it had sought to have included therein, without any liability to the Company or requirement to reimburse for any out-of-pocket expenses of the Company. No registration of Registrable Securities pursuant to this Section 2.2 shall relieve the Company of its obligations to effect registrations pursuant to Section 2.1.

(b) If the Company at any time following the Closing Date proposes to file a registration statement or conduct an offering of any of its securities off an already filed Shelf Registration Statement using a prospectus supplement (such registration statement or prospectus supplement, a “Secondary Registration Statement”) for the secondary sale of its equity securities under the Securities Act on behalf of one or more holders of equity securities of the Company other than the Shareholder (the “Requesting Third Party Shareholders”), the Company will give prompt written notice to the Shareholder of its intention to do so (such notice to be given not less than five (5) Business Days (or, in the case of Underwritten Block Trades, three (3) Business Days) prior to the anticipated filing date of the Secondary Registration Statement). The Shareholder, to the extent it still holds Registrable Securities, shall within five (5) Business Days (or, in the case of Underwritten Block Trades, three (3) Business Days) of receipt of such notice indicate to the Company if it wants to participate in the offering contemplated by the Secondary Registration Statement and, if so, the number of Registrable Securities it wishes to offer and sell. The Company will use its commercially reasonable efforts to cause the Registrable Securities as to which inclusion shall have been so requested to be included in the Secondary Registration Statement. The Shareholder shall be entitled to sell the Registrable Securities included in a Secondary Registration Statement in accordance with the method of distribution requested by it;

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provided that, if the Secondary Registration Statement relates to a Public Offering, then (i) the Requesting Third Party Shareholders (or the Company) shall be entitled to select the underwriters and (ii) the Shareholder must sell all Registrable Securities included on the Secondary Registration Statement in such Public Offering pursuant to an underwriting agreement on the same terms and conditions as those applicable to the Requesting Third Party Shareholders. In the event that an Underwriter Cutback is required in the view of the managing underwriter, then the securities to be included in such Public Offering will be based on the following priority: (x) first, the number of the securities of the Company that the Requesting Third Party Shareholders seek to include, up to the number that, in the opinion of the managing underwriter, would not adversely affect the marketing of the offering (including the price at which such securities may be sold); (y) second, in addition to the securities included pursuant to the preceding clause (x), (A) for the first two (2) years following the date of this Agreement, the number of Registrable Securities requested to be included by or on behalf of the Shareholder, and (B) after the date that is two (2) years following the date of this Agreement, the number of the securities of the Company requested to be included by the Shareholder and any other Person(s) who has (have) elected to include securities pursuant to written agreements with the Company, in each case, up to the number that, in the opinion of the managing underwriter, would not adversely affect the marketing of the offering (including the price at which the securities (including the Registrable Securities) may be sold); (z) third, in addition to the securities included pursuant to the preceding clauses (x) and (y), the number of securities sought to be included by other Persons permitted to participate in such underwritten offering, up to the number that, in the opinion of the managing underwriter, would not adversely affect the marketing of the offering (including the price at which the securities may be sold). The Underwriter Cutbacks described in the immediately preceding clause (y)(B) shall be allocated pro rata among the participating Persons, including the Shareholder, on the basis of the number of securities (including Registrable Securities) requested to be included in such registration by such Persons. Requesting Third Party Shareholders or the Company may withdraw a Secondary Registration Statement prior to its being declared effective without incurring any liability to the Shareholder, and the Company shall not be required to keep a Secondary Registration Statement effective for longer than the period contemplated by the intended manner of distribution for the sale of the securities by the Requesting Third Party Shareholders as described in the Prospectus included in the Secondary Registration Statement. The Shareholder may, at least two (2) Business Days prior to the effective date of a Secondary Registration Statement or the filing of any prospectus supplement with respect to any particular underwritten offering, as applicable, withdraw any Registrable Securities that it had sought to have included therein, without any liability to the Company or any other Person or requirement to reimburse for any out-of-pocket expenses of the Company.

Section 2.3 Expenses. Except as specifically provided herein, all Registration Expenses incurred in connection with the registration or offering and sale of the Registrable Securities shall be borne by the Company and all Selling Expenses shall be borne by the Shareholder.

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Section 2.4 Suspensions.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, by providing written notice (a “Notice of Suspension”) to the Shareholder, to delay the filing or effectiveness of a Registration Statement or require the Shareholder to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for a reasonable period of time not to exceed sixty (60) consecutive days or ninety (90) days in the aggregate in any twelve (12)-month period (a “Suspension Period”) if the Company Board (or the executive committee thereof) determines in good faith that such filing, effectiveness or use would (i) require the public disclosure of material non-public information concerning any material transaction or negotiations involving the Company that would interfere with such material transaction or negotiations or (ii) otherwise materially interfere with material financing plans, acquisition activities or business activities of the Company; provided, that if at the time of receipt of such notice by the Shareholder, the Shareholder shall have sold all or a portion of the Registrable Securities (or have signed a firm commitment underwriting agreement with respect to the sale of such Registrable Securities) pursuant to an effective Registration Statement and the reason for the Suspension Period is not of a nature that would require a post-effective amendment to the Registration Statement, then, provided that the Shareholder has given the Company at least two (2) Business Days’ notice prior to entering into such sale, the Company shall use its commercially reasonable efforts to take such action as to eliminate any restriction imposed by federal securities Laws by the time such Registrable Securities are scheduled to be delivered. Immediately upon receipt of a Suspension Notice, the Shareholder shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.

(b) The Company agrees to promptly notify in writing the Shareholder, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Shareholder, the Company shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) If a Suspension Period occurs during the Effectiveness Period for a Registration Statement, such Effectiveness Period shall be extended for a number of days equal to the total number of days during which the distribution of Registrable Securities is suspended under this Section 2.4. If the Company notifies the Shareholder of a Suspension Period with respect to a Registration Statement requested pursuant to Section 2.1 (including a Demand Registration Request) that has not yet been filed or declared effective, (x) the Shareholder may by notice to the Company withdraw such request without such request counting as a Demand Registration Request and (y) the Shareholder will not be obligated to reimburse the Company for any of its out-of-pocket expenses, including Registration Expenses.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company may delay the filing or effectiveness of a Registration Statement or require the Shareholder to suspend the use of the Prospectus for sale of Registrable Securities under an

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effective Registration Statement: (i) during any of the Company’s recurring quarterly earnings blackout periods, determined in accordance with such policy as the Company shall generally maintain and communicate to the Shareholder from time to time, and any such blackout period shall be deemed to constitute a Suspension Period hereunder but shall not be subject to, and shall not count against, the time periods in Section 2.4(a) or be subject to Section 2.4(c); and (ii) if, in the good faith determination of the Company, it is not feasible for the Company to proceed with the registration or offering because (x) audited financial statements of the Company, or (y) audited financial statements of any acquired company or pro forma financial statements that are required by the Securities Act to be included in any related registration statement or prospectus are then unavailable, until such time as such financial statements are prepared or obtained by the Company, and any delay or suspension shall be treated as a Suspension Period hereunder, except that it shall not be subject to, and shall not count against, the time periods in Section 2.4(a) or be subject to Section 2.4(c); provided that, with respect to clause (y), the Company shall use its reasonable best efforts to prepare or obtain the relevant acquired company or pro forma financial statements as quickly as reasonably practicable; and provided, further, that in no event will more than forty (40) days of the period from which such financial statements are required to be filed pursuant to Item 9.01 of Form 8-K be excluded from the time periods in Section 2.4(a) or be subject to Section 2.4(c).

Section 2.5 Lock-Up Obligations. To the extent reasonably requested by a managing underwriter, if any, of any underwritten Public Offering (including any Underwritten Block Trade) of the equity securities of the Company, the Shareholder and, if such offering is pursuant to Section 2.1 or Section 2.2, the Company, each hereby severally agree, (i) not to (A) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction that is designed to, or could be expected to, result in the disposition by any Person at any time in the future of) any shares of common stock of the Company or any other form of Capital Stock (collectively, the “Restricted Stock”) (other than, in the case of the Company, the grant of equity awards with respect to, or the issuance of shares of Capital Stock under, any of the Company’s bona fide equity incentive plans in existence at the start of the lock-up period specified in this Section 2.5), (B) enter into any swap or other derivatives transaction that transfers to another Person, in whole or in part, any of the economic benefits or risks of ownership of Restricted Stock, whether any such transaction described in clause (A) above or this clause (B) is to be settled by delivery of Restricted Stock or other securities, in cash or otherwise, or (C) publicly disclose the intention to do any of the foregoing, in each case, for a period specified by such managing underwriter or co-managing underwriter but no more than the ten (10) days prior to and the sixty (60) days (or ninety (90) days if reasonably requested by the managing underwriters) following the pricing date of the Public Offering of such securities.

Section 2.6 Registration Procedures. Whenever the Shareholder requests that any Registrable Securities be registered pursuant to Section 2.1 or Section 2.2, subject to the provisions of those Sections, the Company will use its commercially reasonable efforts to effect the registration and the offer and sale of such Registrable Securities in accordance with the intended method of disposition thereof as soon as reasonably practicable, and shall, in connection with any such request, other than during any Suspension Period, use commercially reasonable efforts to:

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(a) prepare and promptly file with the SEC a Registration Statement (or a prospectus supplement, as applicable) with respect to such securities and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter and remain effective for the period of the distribution contemplated thereby (but in no event longer than the Effectiveness Period) and at least three (3) Business Days (or, with regard to any Underwritten Block Trade, as soon as reasonably practicable) before filing a Registration Statement or Prospectus or any amendments or supplements thereto (but, for the avoidance of doubt, not any documents incorporated by reference therein), or any related free writing prospectus, furnish to the Shareholder and the underwriter(s), if any, copies of all such documents proposed to be filed, and provide the Shareholder with the opportunity to object to any information pertaining to it and the plan of distribution that is contained therein;

(b) (i) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith and such free writing prospectuses and Exchange Act reports as may be necessary to keep such Registration Statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement and any prospectus so supplemented to be filed pursuant to Rule 424 under the Securities Act in accordance with the Shareholder’s intended method of disposition set forth in such Registration Statement for such period, and (ii) provide reasonable notice to the Shareholder and the managing underwriter(s), if any, to the extent that the Company determines that a post-effective amendment to a registration statement would be appropriate;

(c) furnish to the Shareholder and the underwriter(s), if any, without charge, such number of copies of the Registration Statement, each amendment and supplement thereto, the Prospectus included therein (including each preliminary prospectus) and any other prospectuses filed under Rule 424 and each free writing prospectus as such Persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement;

(d) use its commercially reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under the securities or “blue sky” Laws of such jurisdictions as the Shareholder or, in the case of a Public Offering, the managing underwriter reasonably shall request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities Beneficially Owned by it; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e) promptly notify the Shareholder and each managing underwriter, if any: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto, any post-effective amendment to the Registration Statement or any free writing prospectus has been filed with the SEC and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to the Registration Statement or the Prospectus related thereto or for additional information, including

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copies of any and all transmittal letters and other correspondence with the SEC and all correspondence (including comment letters and a copy of the Company’s draft responses thereto), from the SEC to the Company relating to such Registration Statement or any Prospectus or any amendment or supplement thereto (but not, for the avoidance of doubt, any documents incorporated by reference therein); (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; or (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” Laws of any jurisdiction or the initiation of any proceeding for such purpose.

(f) if at any time (A) any event or development shall occur or condition shall exist as a result of which the Disclosure Package, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Disclosure Package is delivered to a purchaser, not misleading, or (B) it is necessary to amend or supplement the Disclosure Package to comply with Law, the Company will promptly notify the Shareholder and each managing underwriter, if any, and promptly prepare and file with the SEC (to the extent required) and furnish to the Shareholder and each underwriter, if any, such amendments or supplements to the Disclosure Package as may be necessary so that the statements in the Disclosure Package, as so amended or supplemented, will not, in the light of the circumstances existing when the Disclosure Package is delivered to a purchaser, be misleading, or so that the Disclosure Package will comply with Law;

(g) use its commercially reasonable efforts to make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of a Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158;

(h) use its commercially reasonable efforts to list the Registrable Securities covered by such Registration Statement on the New York Stock Exchange or any other national securities exchange selected by the Company;

(i) use its commercially reasonable efforts to cause its officers, employees and independent public accountants (in the case of the independent public accountants, subject to any applicable accounting guidance regarding their participation in the offering or the due diligence process) to participate in, make themselves reasonably available, supply such information as may reasonably be requested and to otherwise facilitate and cooperate with the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto, taking into account the Company’s reasonable business needs;

(j) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement (or the pricing date of the relevant offering);

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(k) if the offering is underwritten pursuant to a Demand Registration Request, then at the request of the Shareholder, (i) enter into such customary agreements (including underwriting agreements in customary form) and take all such other customary actions as the Shareholder reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities, (ii) use commercially reasonable efforts, subject to the Company’s reasonable business needs, upon reasonable advance notice and without unduly interfering with the Company’s business, to have members of its management participate in due diligence sessions and, in the case of marketed offerings and investor calls and “road shows” (to the extent reasonably determined by the underwriters to be necessary or desirable for a successful offering of the securities), and (iii) use commercially reasonable efforts to furnish to the underwriters a customary legal opinion and disclosure letter from counsel to the Company and customary comfort letters from the independent public accountants retained by the Company (and brought down to the closing under the underwriting agreement);

(l) in connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, and before filing any such Registration Statement or any other document in connection therewith, give reasonable consideration to the inclusion in such documents of any comments reasonably and timely made by the Shareholder or its legal counsel; participate in, and make documents available for, the reasonable and customary due diligence review of underwriters during normal business hours, on reasonable advance notice and without undue burden or hardship on the Company; provided that (i) any party receiving confidential materials shall execute a confidentiality agreement on customary terms if reasonably requested by the Company and (ii) the Company may in its sole discretion restrict access to competitively sensitive or legally privileged documents or information;

(m) use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to use its commercially reasonable efforts to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Shareholder of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose;

(n) otherwise use its commercially reasonable efforts to comply with the Securities Act, the Exchange Act and any other applicable rules and regulations of the SEC and reasonably cooperate with the Shareholder in the disposition of its Registrable Securities in accordance with the method of distribution described in the Prospectus included in any Registration Statement, such cooperation to include the endorsement and transfer of any certificates representing Registrable Securities (or a book-entry transfer to similar effect) transferred in accordance with this Agreement and delivery of any necessary instructions or opinions to the Company’s transfer agent in order to cause the transfer agent to allow Shares to be sold from time to time as permitted by Law;

(o) take all reasonable action to ensure that any Free Writing Prospectus utilized in connection with any registration covered by Section 2.1 or Section 2.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby, will not conflict with a related Prospectus, prospectus supplement and related

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documents and, when taken together with the related Prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(p) use its commercially reasonable efforts to cooperate with the managing underwriters, if any, the Shareholder and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, the New York Stock Exchange or any other national securities exchange on which the Shares are listed; and

(q) pay the applicable filing fees covering the Registrable Securities in compliance with the SEC rules and to file such amendments or subsequent registration statements as may be required to maintain an effective registration statement for the relevant Effectiveness Period.

Section 2.7 Effectiveness Period. For purposes of this Article II, the period of distribution of Registrable Securities in a firm commitment Public Offering shall be deemed to extend until the earlier of (w) when each underwriter participating in the offering has completed the distribution of all securities of the Company purchased by it and (x) 180 days after the pricing of such offering, and the period of distribution of Registrable Securities pursuant to a Registration Statement for any other manner of distribution shall be deemed to extend, in the case of a Shelf Registration Statement, until the sale of all Registrable Securities covered thereby or, in the case of any other Registration Statement, the earlier of (y) the sale of all Registrable Securities covered thereby and (z) ninety (90) days after the effective date thereof (such period, including any extension pursuant to Section 2.4, the “Effectiveness Period”).

Section 2.8 Indemnification.

(a) Indemnification Rights.

(i) In the event of any registration or other offer and sale of any securities of the Company under the Securities Act pursuant to this Article II, the Company shall indemnify and hold harmless the Shareholder and each Person, if any, that controls the Shareholder within the meaning of Section 15 of the Securities Act (each a “controlling person”), their respective officers, directors, employees, stockholders, general and limited partners, members, Representatives and Affiliates, and each controlling person of each Affiliate of any of the foregoing Persons (each, a “Shareholder Registration Rights Indemnitee”), to the fullest extent lawful, from and against any and all Damages arising out of or based upon (A) any untrue statement of material fact (or alleged untrue statement of a material fact) contained in any Disclosure Package, any Registration Statement, any Prospectus (including any preliminary Prospectus), any Free Writing Prospectus, or in any amendment or supplement thereto or (B) any omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to a Shareholder Registration Rights Indemnitee to the extent that any such Damages are

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arising out of or based upon any untrue statement or omission (or alleged untrue statement or omission) made in such Disclosure Package, Registration Statement, Prospectus (including any preliminary Prospectus), Free Writing Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information about the Shareholder furnished to the Company by or on behalf of the Shareholder expressly for use therein. This indemnity agreement shall be in addition to any liability which the Company may otherwise have. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of any Shareholder Registration Rights Indemnitee and shall survive the transfer of securities by the Shareholder.

(ii) The Shareholder shall indemnify and hold harmless the Company and each of its officers who execute any of the Company’s filings with the SEC pursuant to the Exchange Act or the Securities Act, its directors, employees, stockholders, and each Person, if any, that controls the Company and each Affiliate of any of the foregoing Persons (each, a “Company Registration Rights Indemnitee”), to the fullest extent lawful, from and against any and all Damages arising out of or based upon (A) any untrue statement of material fact (or alleged untrue statement of a material fact) contained in any Disclosure Package, any Registration Statement, any Prospectus (including any preliminary Prospectus), any Free Writing Prospectus or in any amendment or supplement thereto or (B) any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, to the extent that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Shareholder expressly for use therein; provided, however, that in no event shall the obligations of the Shareholder hereunder exceed the net proceeds received by it from the sale of its Registrable Securities related to the matter in which Damages are sought. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of a Company Registration Rights Indemnitee and shall survive the Transfer of such securities by the Shareholder.

(iii) If the indemnification provided for in Section 2.8(a)(i) or Section 2.8(a)(ii) is unavailable to a Shareholder Registration Rights Indemnitee or a Company Registration Rights Indemnitee, as applicable, with respect to any Damages referred to therein or is unenforceable or insufficient to hold a Shareholder Registration Rights Indemnitee or Company Registration Rights Indemnitee, as applicable, harmless as contemplated therein, then the Company or the Shareholder, as applicable, in lieu of indemnifying such Shareholder Registration Rights Indemnitee or Company Registration Rights Indemnitee, as applicable, shall contribute to the amount paid or payable by such Shareholder Registration Rights Indemnitee or Company Registration Rights Indemnitee, as applicable, as a result of such Damages in such proportion as is appropriate to reflect the relative fault of such Shareholder Registration Rights Indemnitee or Company Registration Rights Indemnitee, as applicable, on the one hand, and the Company or the Shareholder, as applicable, on the other hand, in connection with the statements or omissions which resulted in such Damages as well as any other relevant equitable considerations. The relative fault of the Company or the Shareholder, as applicable, on

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the one hand, and of a Shareholder Registration Rights Indemnitee or Company Registration Rights Indemnitee, as applicable, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by or on behalf of the Company or the Shareholder, as applicable, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and the Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 2.8(a)(iii) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.8(a)(iii). No Shareholder Registration Rights Indemnitee or Company Registration Rights Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company or the Shareholder, as applicable, if the Company or the Shareholder, as applicable, was not guilty of such fraudulent misrepresentation. Notwithstanding anything herein to the contrary, in no event shall the liability of the Shareholder pursuant to this Section 2.8(a)(iii) be greater in amount than the amount of net proceeds received by it from the sale of such Registrable Securities related to the matter in which indemnification or contribution for Damages are sought.

(b) Notice of Reg Rights Claim.

(i) As used in this Agreement, the term “Reg Rights Claim” means a claim for indemnification or contribution by or on behalf of any Company Registration Rights Indemnitee or Shareholder Registration Rights Indemnitee, as the case may be, for Damages under Section 2.8(a) (such Person making a Reg Rights Claim, a “Reg Rights Indemnified Person”). The Company (for its own Damages or for the Damages incurred by any other Company Registration Rights Indemnitee) or the Shareholder (for its own Damages or for the Damages incurred by any other Shareholder Registration Rights Indemnitee), as applicable, shall give notice of a Reg Rights Claim under this Agreement pursuant to a written notice of such Reg Rights Claim executed by the Company or the Shareholder, as applicable (a “Notice of Reg Rights Claim”), and delivered to the Company or the Shareholder, as applicable (such receiving party, the “Reg Rights Indemnifying Person”), promptly after such Reg Rights Indemnified Person becomes aware of the existence of any potential claim by such Reg Rights Indemnified Person for indemnification arising out of or resulting from any item indemnified pursuant to the terms of Section 2.8(a)(i) or Section 2.8(a)(ii); provided that the failure to timely give such notice shall not limit or reduce the Reg Rights Indemnified Person’s right to indemnification hereunder unless (and then only to the extent that) the Reg Rights Indemnifying Person’s defense of such Reg Rights Claim is materially and adversely prejudiced thereby.

(ii) Each Notice of Reg Rights Claim shall: (A) state the aggregate amount (where practicable) that the Reg Rights Indemnified Person has incurred or paid in Damages arising from such Reg Rights Claim (which amount may include the amount of Damages claimed by a third party in an action (a “Third-Party Reg Rights Claim”) brought against such Reg Rights Indemnified Person based on alleged facts, which if

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true, would give rise to liability for Damages to such Reg Rights Indemnified Person); and (B) contain a brief description, in reasonable detail (to the extent reasonably available to the Reg Rights Indemnified Person) of the facts, circumstances or events giving rise to the alleged Damages based on the Reg Rights Indemnified Person’s good faith belief and knowledge thereof, including the identity and address of any third party claimant (to the extent reasonably available to the Reg Rights Indemnified Person).

(c) Defense of Third-Party Reg Rights Claims.

(i) Subject to the provisions hereof, the applicable Reg Rights Indemnifying Person shall have the right (at its own expense) to elect to defend and assume control of the defense of any Third-Party Reg Rights Claim on behalf of a Reg Rights Indemnified Person, utilizing legal counsel reasonably acceptable to such Reg Rights Indemnified Person. In the event such election is made, the Reg Rights Indemnified Person (unless itself controlling the Third-Party Reg Rights Claim in accordance with this Section 2.8(c)) may participate, through counsel of its own choice and, except as provided herein, at its own expense, in the defense of any Third-Party Reg Rights Claim. The reasonable and documented costs and expenses incurred by the Reg Rights Indemnifying Person in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Reg Rights Indemnifying Person.

(ii) A Reg Rights Indemnifying Person shall not be entitled to assume control of such defense, and the applicable Reg Rights Indemnified Person may assume the control and defense thereof, at the sole expense of the applicable Reg Rights Indemnifying Person, if (A) the Reg Rights Claim relates to, or arises in connection with, any criminal or governmental proceeding, action, indictment, allegation or investigation, (B) the Reg Rights Claim seeks an injunction against the Reg Rights Indemnified Person, to the extent that such defense relates to the claim for such injunction, (C) a conflict of interest between the Reg Rights Indemnifying Person and the Reg Rights Indemnified Person exists with respect to the Reg Rights Claim or the Reg Rights Indemnifying Person and the Reg Rights Indemnified Person have one or more conflicting defenses, in the reasonable view of their respective counsel, or (D) the Reg Rights Indemnifying Person has elected to have the Reg Rights Indemnified Person defend, or assume the control and defense of, a Third-Party Reg Rights Claim in accordance with this Section 2.8(c); provided that in no event shall the Reg Rights Indemnifying Person be liable for the fees and expenses of more than one separate counsel for all Reg Rights Indemnified Persons, which counsel shall be selected by the Shareholder (in the case of the Shareholder Registration Rights Indemnitees) or by the Company (in the case of the Company Registration Rights Indemnitees).

(iii) Any party controlling the defense of any Third-Party Reg Rights Claim pursuant hereto shall: (A) conduct the defense of such Third-Party Reg Rights Claim with reasonable diligence and keep the other parties reasonably informed of material developments in the Third-Party Reg Rights Claim at all stages thereof (including by promptly providing the other parties with copies of material legal documents filed or received in connection therewith) and (B) permit the other parties and

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their counsel to confer on the conduct of the defense thereof. The parties not controlling the defense will render to the party controlling the defense such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the party controlling the defense in connection therewith. The Reg Rights Indemnifying Person shall reimburse the parties not controlling the defense for any reasonable and documented costs and expenses incurred in connection with providing such assistance. Notwithstanding anything to the contrary in this Agreement, no Party shall be required to disclose any information to the other Party or its Representatives, if doing so would be reasonably expected to violate any Law to which such Party is subject or could jeopardize (in the reasonable discretion of the disclosing Party) any attorney-client privilege available with respect to such information.

(iv) If the Reg Rights Indemnifying Person controls the defense of and defends any Third-Party Reg Rights Claim under this Section 2.8(c), the Reg Rights Indemnifying Person shall have the right to effect a settlement of such Third-Party Reg Rights Claim on the Reg Rights Indemnified Person’s behalf and without the consent of the Reg Rights Indemnified Person; provided that (A) such settlement shall not involve any injunctive relief binding upon the Reg Rights Indemnified Person or any of its Affiliates, and (B) such settlement expressly and unconditionally releases the Reg Rights Indemnified Person and the other applicable Reg Rights Indemnified Persons (that is, each of the Company Registration Rights Indemnitees, if the Reg Rights Indemnified Person is a Company Registration Rights Indemnitee, and each of the Shareholder Registration Rights Indemnitees, if the Reg Rights Indemnified Person is a Shareholder Registration Rights Indemnitee) from any and all liabilities with respect to such Third-Party Reg Rights Claim, with prejudice. If the Reg Rights Indemnified Person controls the defense of and defends any Third-Party Reg Rights Claim under this Section 2.8(c), the Reg Rights Indemnified Person shall have the right to effect a settlement of such Third-Party Reg Rights Claim only with the consent of the Reg Rights Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed). No settlement by the Reg Rights Indemnified Person of such Third-Party Reg Rights Claim effected in accordance with this Section 2.8(c) shall limit or reduce the right of any Reg Rights Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third-Party Reg Rights Claim, to the extent such Damages are indemnifiable hereunder. As used in this Section 2.8(c)(iv), the term “settlement” refers to any consensual resolution of the claim in question, including by consent decree or by permitting any judgment or other resolution of a claim to occur without disputing the same, and the term “settle” has a corresponding meaning.

Section 2.9 Free Writing Prospectuses. Except for a Prospectus relating to Registrable Securities included in a Registration Statement, an “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act) prepared by the Company or other materials prepared by Company, the Shareholder represents and agrees that it (a) will not make any offer relating to the Registrable Securities that would constitute an issuer free writing prospectus or that would otherwise constitute a Free Writing Prospectus, and (b) will not distribute any written materials in connection with the offer or sale pursuant to a Registration Statement of Registrable Securities, in each case, without the prior written consent of the Company and, in connection with any Public Offering, the underwriters.

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Section 2.10 Information from and Obligations of the Shareholder. The Company’s obligation to include the Shareholder’s Registrable Securities in any Registration Statement or Prospectus is contingent upon the Shareholder promptly:

(a) furnishing to the Company in writing information with respect to its ownership of Registrable Securities and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by Law for use in connection with a Registration Statement or Prospectus (or any amendment or supplement thereto) and all information required to be disclosed in order to make the information the Shareholder previously furnished to the Company not contain a material misstatement of fact or necessary to cause such Registration Statement or Prospectus (or amendment or supplement thereto) not to omit a material fact with respect to the Shareholder necessary in order to make the statements therein not misleading;

(b) complying with (i) the Securities Act and the Exchange Act, (ii) all applicable state securities Laws, (iii) the rules of any securities exchange or trading market on which the Shares are listed or traded and (iv) all other applicable regulations, in each case, in connection with the registration and the disposition of Registrable Securities;

(c) notifying the Company of the occurrence of any event that makes any statement made in a Registration Statement, Prospectus, issuer free writing prospectus or other Free Writing Prospectus regarding the Shareholder untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus, issuer free writing prospectus or other Free Writing Prospectus so that, in such regard, it will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements not misleading;

(d) providing the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to any such Registration Statement or a supplement to such Prospectus or Free Writing Prospectus;

(e) using commercially reasonable efforts to cooperate with the Company in preparing the applicable Registration Statement and any related Prospectus; and

(f) furnishing the Company with all information required to be included in such Registration Statement or Prospectus by applicable securities Laws in connection with the disposition of such Registrable Securities as the Company reasonably requests.

Section 2.11 Rule 144 Reporting. With a view to making available to the Shareholder the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to make and keep available adequate current public information, as defined in Rule 144(c), including all periodic and annual reports and other documents (other than Form 8-K reports) required of the Company under Sections 13 or 15(d) of the Exchange Act, and so long as the Shareholder Beneficially Owns any Registrable Securities or securities

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convertible into or exercisable for Registrable Securities, furnish to the Shareholder forthwith upon request (and all of the following shall be deemed furnished if available on the SEC’s EDGAR system): a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Shareholder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any Registrable Securities without registration.

Section 2.12 Termination of Registration Rights. Notwithstanding anything to the contrary contained herein, the registration rights granted under this Article II terminate and are of no further force and effect (other than Section 2.3 and Section 2.8), on the date on which there cease to be any Registrable Securities.

Section 2.13 Transfer of Registration Rights. Subject to Section 1.2, the Shareholder shall have the right to Transfer to any Person (such Person, a “Transferee Shareholder”), directly or indirectly, by written agreement, any or all of its rights and obligations granted under this Article II (and no other rights or obligations under this Agreement) in connection with a Transfer of all or a portion of its Registrable Securities to such Person; provided that (a) the Shareholder shall have the sole power to exercise the rights granted to the Shareholder under this Article II on behalf of any such Transferee Shareholder, and the Company shall not be obligated to take any action with respect to any Registrable Securities of any such Transferee Shareholder except upon notice and instructions by the Shareholder, (b) any notice or other communication by the Company to the Shareholder with respect to the matters governed by this Article II shall be deemed notice to a Transferee Shareholder with respect to any Registrable Securities held by such Transferee Shareholder, (c) no such Transfer shall increase the aggregate number of Demand Registrations that may be made under Section 2.1 by the Shareholder on behalf of itself or any such Transferee Shareholder to more than two (2) Demand Registrations in any twelve (12)-month period, (d) for purposes of this Article II, including, without limitation, any priority of inclusion or Underwriter Cutback, but not for purposes of determining whether the securities held by any Transferee Shareholder are Registrable Securities, all Registrable Securities held by such Transferee Shareholder shall be deemed held by the Shareholder, and (e) such Transferee Shareholder executes a joinder to this Agreement (a “Joinder”), in form and substance reasonably acceptable to the Company, pursuant to which (x) such Transferee Shareholder shall, following the applicable Transfer, become responsible for all obligations applicable to the Shareholder under this Article II with respect to the Registrable Securities Transferred to such Transferee Shareholder and (y) the Company shall acknowledge the rights of the Shareholder Transferee under this Article II. If the Shareholder Transfers only a portion of its Registrable Securities, the Shareholder shall retain all rights and obligations under this Agreement with respect to the portion of the Registrable Securities that it continues to hold following such Transfer.

ARTICLE III

PREEMPTIVE RIGHTS

Section 3.1 General. From the Closing Date until the Expiration Date, the Company shall not issue any New Securities to any Person, except in compliance with the provisions of this Article III.

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Section 3.2 Timing and Procedure. Prior to the consummation of the issuance of New Securities, the Company shall send a written notice thereof (a “Participation Notice”) to the Shareholder. The Participation Notice shall include:

(a) the principal terms of the proposed issuance, including (i) the number and kind of New Securities to be included in the issuance, (ii) the price per security of the New Securities, (iii) the percentage equal to the number of Shares immediately prior to the issuance of the New Securities divided by the aggregate number of the shares of common stock of the Company then issued and outstanding (the “Participation Percentage”), and (iv) the name of each Person to whom the New Securities are proposed to be issued (each a “Prospective Subscriber”); provided that, if the consideration to be paid by the Prospective Subscriber for the New Securities contains non-cash consideration, then the Participation Notice shall also specify the fair market value (as reasonably determined by the Company Board) of such non-cash consideration; and

(b) an offer by the Company to issue to the Shareholder such portion (not in any event to exceed the Shareholder’s Participation Percentage) of the New Securities to be included in the issuance as may be requested by the Shareholder (the “Preemptive Rights Shares”), at the same price and otherwise on the same terms and conditions as the issuance to each of the Prospective Subscribers; provided that, if consideration to be paid by the Prospective Subscriber for the New Securities contains non-cash consideration, then such offer shall give the Shareholder the option to pay, in lieu of delivery of such non-cash consideration, cash in the amount of the fair market value (as reasonably determined by the Company Board) of such non-cash consideration; and provided, further, that, if the issuance of the Preemptive Rights Shares to the Shareholder would require approval of the stockholders of the Company pursuant to the NYSE Rule, such offer and any issuance of the Preemptive Rights Shares shall be conditioned on such stockholder approval being obtained (it being agreed that the Company shall not issue New Securities to any Person if such stockholder approval is not obtained).

Section 3.3 Exercise of Rights. If the Shareholder desires to accept the offer contained in the Participation Notice, it shall send an irrevocable commitment (each a “Participation Commitment”) to the Company within ten (10) Business Days after the date of delivery of the Participation Notice specifying the amount or proportion of the Preemptive Rights Shares (not in any event to exceed the Shareholder’s Participation Percentage) which it desires to be issued. If the Shareholder has not so accepted such offer pursuant to the foregoing sentence, it shall be deemed to have irrevocably waived its right under this Article III and the Company shall thereafter be free to issue the New Securities to the Prospective Subscribers within one hundred and twenty (120) days following the date of the Participation Notice on terms not materially more favorable to the Prospective Subscribers than those set forth in the Participation Notice, without any further obligation to the Shareholder. If the Company has not completed the sale of the New Securities in accordance with the foregoing sentence, the Company shall provide a new Participation Notice to the Shareholder on the terms and provisions set forth in Section 3.2.

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Section 3.4 Closing of Preemptive Issuance. The closing of an issuance pursuant to this Article III shall take place at such time and place as the Company shall specify by notice to the Shareholder given not less than three (3) Business Days prior to the closing of the issuance. At the closing of any issuance under this Article III, the Company shall deliver to the Shareholder the originals of notes, certificates or other instruments evidencing the New Securities issued to the Shareholder, in each case, free and clear of any liens or encumbrances, with any transfer tax stamps affixed (if applicable), against delivery by the Shareholder of the applicable consideration.

Section 3.5 Reduction of Preemptive Issuance. Notwithstanding anything in this Article III to the contrary, if the amount of New Securities to be issued is for any reason less than the amount that was initially proposed to be issued as indicated in the Participation Notice, the Company may (whether before or after the Shareholder has delivered a Participation Commitment to the Company) decrease the number of Preemptive Rights Shares that the Shareholder is entitled to subscribe for or purchase pursuant to this Article III to an amount not less than the amount necessary to allow the Shareholder to maintain (but not exceed) its Participation Percentage after giving effect to the issuance of the applicable New Securities.

Section 3.6 Exclusions. The preceding provisions of this Article III shall not apply to:

(a) any issuance of New Securities to officers, employees, directors, advisors or consultants of the Company or any subsidiary of the Company, in each case, in connection with their compensation or employment as such;

(b) any issuance of New Securities in a Public Offering (which, for the avoidance of doubt, shall be governed by the provisions of Article II);

(c) any pro rata dividend of New Securities made to all holders of the common stock of the Company; or

(d) for the avoidance of doubt, any issuance of New Securities in connection with the transactions contemplated by the Merger Agreement.

ARTICLE IV

BOARD OF DIRECTORS

Section 4.1 Increase in the Company Board Size. Effective on the date of this Agreement, the Company has increased the number of Directors constituting the Company Board from eight (8) to eleven (11) and has elected the following Persons to serve as new Directors in the class of Directors and the committee of the Company Board, in each case, as identified below:2

Name of Director	Class of Directors to Serve in	Board Committee(s) to serve in
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]

[2]	Note to Draft: To be determined prior to the Effective Time.

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Section 4.2 Right of Shareholder to Nominate Directors. From the Closing Date until the Expiration Date, the Shareholder shall have the right to nominate to the Company Board: (a) if the total number of Directors constituting the Company Board is less than fourteen (14), three (3) Directors; (b) if the total number of Directors constituting the Company Board is fourteen (14), four (4) Directors; and (c) if the total number of Directors constituting the Company Board is greater than fourteen (14), a number of Directors equal to such total number of Directors multiplied by 27%, rounding down in the case of any fractional number (each, an “AS Nominee” and, after being elected to the Company Board, an “AS Director”). For example, if the size of the Company Board is increased to nineteen (19), then the Shareholder shall be entitled to nominate five (5) Directors to the Company Board. If the number of AS Directors is three (3), each AS Director shall serve in a different class of Directors. If the number of AS Directors is greater than three (3), no more than two (2) AS Directors shall serve in any class of Directors. The Shareholder shall have the right to nominate the AS Nominees from its Affiliates.

Section 4.3 Election of AS Directors to the Board. Following the Closing Date, to the extent that an AS Nominee must stand for election or an AS Director must stand for reelection, as the case may be, to the Company Board in connection with any annual or special meeting of stockholders of the Company at which Directors are to be elected (each such annual or special meeting, an “Election Meeting”), subject to the first sentence of Section 4.5(a), the Company agrees to (a) nominate and recommend that the holders of Capital Stock of the Company who are entitled to vote at such Election Meeting vote in favor of the election of such AS Nominees or the reelection of such AS Directors, as the case may be, (b) support the AS Nominees for election or the AS Directors for reelection, as the case may be, in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees and (c) otherwise use its commercially reasonable efforts to cause the election of the AS Nominees or the reelection of the AS Directors, as the case may be, to the Company Board at each Election Meeting.

Section 4.4 Proxy or Information Statement. Within a reasonable time prior to the filing with the SEC of the Company’s proxy statement or information statement with respect to any Election Meeting, the Company shall, to the extent the Shareholder is then entitled to representation on the Company Board in accordance with this Agreement, provide the Shareholder with the opportunity to review and comment on the information contained in such proxy or information statement applicable to AS Nominees or AS Directors and shall take into account all reasonable comments from the Shareholder.

Section 4.5 Qualification and Replacements of AS Directors.

(a) Each AS Director shall at all times until cessation of service on the Company Board meet any (x) applicable requirements or qualifications under applicable Law or applicable stock exchange rules and (y) the Company’s standard qualifications for Directors. Notwithstanding anything set forth to the contrary in the Charter or the Bylaws, if an AS

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Director (i) is unable or unwilling to serve as a Director for any reason, (ii) is removed (upon death, resignation or otherwise), (iii) in the event that an AS Director or an AS Nominee, as the case may be, fails to be reelected or elected, as the case may be, at an Election Meeting solely as a result of failing to receive the required vote of the holders of voting Capital Stock as required by the Charter and the Bylaws, the Shareholder shall have the exclusive right to submit the name of a replacement candidate for such AS Director or AS Nominee, as the case may be (a “Replacement”), to the Governance Committee of the Company for its approval. If so approved, such Replacement shall serve as the AS Nominee for election in the same class of Directors on the Company Board as the AS Director or AS Nominee for which such Person serves as a Replacement. For each proposed Replacement that is not approved by the Company, the Shareholder shall have the right to submit another proposed Replacement to the Governance Committee for its approval on the same basis as set forth in the immediately preceding sentence and, for the avoidance of doubt, the Company shall not fill the vacancy on the Company Board during any period in which the appointment of an AS Director is pending without the prior written consent of the Shareholder. The Shareholder shall have the right to continue submitting the name of a proposed Replacement to the Governance Committee for its approval until the Governance Committee approves that a Replacement may serve as a nominee for election or appointment as a Director or to serve as a Director, whereupon such Person shall be appointed as the Replacement. To the extent a Replacement is nominated pursuant to this Section 4.5(a), the Company’s obligations under Section 4.3 shall be fulfilled with respect to such Replacement.

(b) If any AS Director is serving on the Company Board on the Expiration Date, the Shareholder shall use its commercially reasonably efforts to cause such AS Director to promptly tender his or her resignation to the Company Board, which resignation the Governance Committee shall determine to accept or reject in its sole discretion.

Section 4.6 Board Committee Representation. So long as the Shareholder has the right to nominate Directors to the Company Board in accordance with the terms of this Agreement, the Shareholder shall have the right to require that one AS Director be appointed to each of the committees of the Company Board, subject to applicable requirements or qualifications under applicable Law or applicable stock exchange rules (including with respect to director independence); provided that the Shareholder shall not have any right to require that any AS Director be appointed as the chair of any committee of the Company Board; and provided, further, that the identity of the particular AS Director appointed to each particular committee shall be subject to the reasonable mutual agreement of the Shareholder and the Company Board.

Section 4.7 Rights of the AS Directors.

(a) The Company shall notify each AS Director, at the same time and in the same manner as such notification is delivered to the other members of the Company Board, of all regular meetings and special meetings of the Company Board and of all regular and special meetings of any committee of the Company Board of which such AS Director is a member. The Company and the Company Board shall provide each AS Director with copies of all notices, minutes, consents and other material that it provides to all other members of the Company Board concurrently as such materials are provided to the other members.

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(b) Each AS Director shall be entitled to the same directors’ and officers’ insurance coverage as the other Directors and the same indemnification from the Company as such other Directors, in each case, effective no later than the date on which such AS Director joins the Company Board. If the Company enters into indemnification agreements with its Directors generally, the Company will enter into an indemnification agreement with each AS Director in the same form and substance as the other Directors.

Section 4.8 No duty for Corporate Opportunities. Notwithstanding anything to the contrary in this Agreement or in any policy or code of the Company, the Company, on behalf of itself and its subsidiaries, (a) acknowledges and affirms that the Shareholder and its Affiliates, employees, directors, partners and members, including any AS Director (the “AS Group”), (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its subsidiaries that may, are or will be competitive with the Company’s or any of its subsidiaries’ businesses or that could be suitable for the Company’s or any of its subsidiaries’ interests, (ii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, Other Investments, (iii) may develop or become aware of business opportunities for Other Investments; and (iv) may or will, as a result of matters referred to in this Agreement, the nature of the AS Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments) or any other opportunities, in each case, that may arise in connection with the circumstances described in the foregoing clauses (i) – (iv) (collectively, the “Renounced Business Opportunities”), (c) acknowledges and affirms that no member of the AS Group shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its subsidiaries, and any member of the AS Group may pursue a Renounced Business Opportunity, and (d) acknowledges and affirms that any of the activities set forth in this Section 4.8 shall not be considered a violation of any policies and codes of the Company. Notwithstanding the foregoing, the Company does not renounce its interest in, and an AS Director shall have an obligation to communicate to the Company Board, any business opportunity of which such AS Director first became aware in his or her capacity as a Director.

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ARTICLE V

VOTING RIGHTS

Section 5.1 General. Until the later of the Expiration Date and such time that the Shareholder continues to have an AS Director on the Company Board in accordance with Section 4.5(b), the Shareholder and any Affiliate Shareholder (i) shall attend, in person or by proxy, all meetings of the stockholders of the Company and shall vote all the Shares Beneficially Owned by the Shareholder or any Affiliate Shareholder, and (ii) shall deliver (or cause to be delivered) written consents for all the Shares Beneficially Owned by the Shareholder or any Affiliate Shareholder on any matter submitted for the written consent of the stockholders of the Company, in each case (i) and (ii), in the following manner:

(a) with respect to any matter relating to (A) the election or removal of Directors to or from the Company Board, (B) compensation of directors, officers or other employees of the Company (including say-on-pay matters and option grants) and (C) the engagement of accountants, as recommended by the Company Board; and

(b) with respect to any other matter (other than any Extraordinary Transaction), at the Shareholder’s or Affiliate Shareholder’s discretion, either (i) as recommended by the Company Board or (ii) in the same proportion in which all shares of Capital Stock entitled to vote or consent, as applicable, on such matter (other than the Shares Beneficially Owned by the Shareholder or any Affiliate Shareholder) that voted or submitted a written consent on such matter, as applicable, are actually voted or consented, as applicable.

Section 5.2 Extraordinary Transactions.

(a) Neither the Shareholder nor any Affiliate Shareholder shall have an obligation to vote its shares or submit written consents in any prescribed manner in the case of any Extraordinary Transaction. For the avoidance of doubt, nothing in this Article V shall (i) restrict the Shareholder’s or any Affiliate Shareholder’s ability to tender any of its Shares into a tender or exchange offer (regardless of whether or not the Company Board has recommended such tender or exchange offer) or (ii) be considered a waiver of any appraisal or dissenters’ rights with respect to any Extraordinary Transaction that the Shareholder or any Affiliate Shareholder may be entitled to under any applicable Law.

(b) For the avoidance of doubt, nothing in this Article V shall require the Company Board to submit to a vote or written consent of the holders of any Capital Stock any matter that is not required to be submitted to such a vote or written consent by applicable Law.

Section 5.3 Standstill. From the Closing until the date that is three (3) months following the Expiration Date, unless approved in writing by a majority of the Company Board (excluding the AS Directors), none of the Shareholder, any Affiliate Shareholder or American Securities shall, and American Securities shall cause its controlled Affiliates not to:

(a) other than pursuant to Article III, acquire additional shares of common stock of the Company or any instruments convertible into or exercisable or exchangeable for common stock of the Company (including any options, swaps or other derivatives relating thereto), including any economic or voting interest in any of the foregoing;

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(b) propose to acquire the Company or take other actions to seek control of the Company, or to control or influence the Company Board or the management or policies of the Company, other than a private offer to the Company Board to acquire control of the Company made in a manner that would not reasonably be expected to require public disclosure by the Company, American Securities or any controlled Affiliate of American Securities (including in any Schedule 13D filed by American Securities or any controlled Affiliate of American Securities); provided that, in the event the Company Board rejects any such offer, American Securities shall, or shall cause its applicable controlled Affiliate to, promptly withdraw such offer;

(c) make any public announcement with respect to, or submit a proposal for, any Extraordinary Transaction (provided that the Shareholder and any Affiliate Shareholder shall have the right to vote its Shares with respect to any Extraordinary Transaction in its discretion);

(d) initiate or participate in proxy contests or other solicitations or campaigns seeking to replace, remove or oppose the election of any Director or other proxy contests, solicitations or campaigns with respect to governance or the operation of the business of the Company or its subsidiaries, including any Extraordinary Transaction or other proposals that do not have the support of the Company Board (provided that the Shareholder and any Affiliate Shareholder shall have the right to vote its Shares with respect to any Extraordinary Transaction in its discretion);

(e) solicit, or participate in any solicitation of, proxies with respect to any Capital Stock, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A of the Exchange Act) in opposition to any matter that has been recommended by a majority of the Company Board or in favor of any matter that has not been approved by a majority of the Company Board;

(f) execute, or seek or solicit support for (whether publicly or privately), any written consent of stockholders with respect to the Company or the Shares;

(g) seek (i) to call a meeting of holders of shares of common stock of the Company, (ii) to obtain additional representation on the Company Board (other than as a result of an increase in the size of the Company Board and pursuant to Section 4.2) or (iii) the removal or resignation of any of the Directors (other than any AS Director);

(h) deposit any Shares in any voting trust or subject any Shares to any voting arrangement (other than solely among the Shareholder and/or any Affiliate Shareholder(s));

(i) (A) enter into any substantive discussions or arrangements with, or actively assist or encourage, any third party with respect to any of the activities in clauses (a), (f) or (h), (B) enter into any discussions or arrangements with, or actively assist or encourage, any third party with respect to any of the activities in clauses (b), (c), (d), (e) or (g), or (C) otherwise form or join a Group in connection with any of the foregoing in clauses (a) through (h); or

(j) seek an amendment of this Agreement or waiver, in each case, with respect to, or propose to do, any of the foregoing in clauses (a) through (i).

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For the avoidance of doubt, nothing in this Section 5.3 shall restrict any actions taken by any AS Director at any meeting of the Company Board while exercising his or her fiduciary duties in his or her performance as a director.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Company.

The Company hereby represents and warrants to the Shareholder that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action, and no other corporate action or proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other Party, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

(c) The execution and delivery of this Agreement by the Company does not, and the performance of the Company’s obligations hereunder will not, (i) conflict with or violate any provision of the Company’s organizational documents, (ii) conflict with or violate any Law applicable to the Company or (iii) conflict with or violate any provisions of any contracts or agreements to which the Company is party or by which the Company is bound.

Section 6.2 Representations and Warranties of the Shareholder.

The Shareholder hereby represents and warrants to the Company that:

(a) The Shareholder is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Shareholder has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Shareholder has been duly and validly authorized by all necessary partnership action, and no other partnership or similar proceeding on the part of the Shareholder is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by the other Parties, constitutes a legally valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

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(c) The execution and delivery of this Agreement by the Shareholder does not, and the performance of the Shareholder’s obligations hereunder will not, (i) conflict with or violate any provision of the Shareholder’s organizational documents, (ii) conflict with or violate any Law applicable to the Shareholder or (iii) conflict with or violate any provisions of any contracts or agreements to which the Shareholder is party or by which the Shareholder is bound.

(d) No limited partner of the Shareholder owns more than 10% of the partnership interests of the Shareholder.

Section 6.3 Representations and Warranties of each Affiliate Shareholder.

Each Affiliate Shareholder hereby represents and warrants to the Company that:

(a) Such Affiliate Shareholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Such Affiliate Shareholder has all requisite corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Affiliate Shareholder has been duly and validly authorized by all necessary corporate or similar action, and no other corporate or similar proceeding on the part of such Affiliate Shareholder is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by such Affiliate Shareholder and, assuming due authorization, execution and delivery by the other Parties, constitutes a legally valid and binding obligation of such Affiliate Shareholder, enforceable against such Affiliate Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

(c) The execution and delivery of this Agreement by such Affiliate Shareholder does not, and the performance of such Affiliate Shareholder’s obligations hereunder will not, (i) conflict with or violate any provision of such Affiliate Shareholder’s organizational documents, (ii) conflict with or violate any Law applicable to such Affiliate Shareholder or (iii) conflict with or violate any provisions of any contracts or agreements to which such Affiliate Shareholder is party or by which such Affiliate Shareholder is bound.

Section 6.4 Representations and Warranties of American Securities.

American Securities hereby represents and warrants to the Company that:

(a) American Securities is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

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(b) American Securities has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by American Securities has been duly and validly authorized by all necessary corporate or similar action, and no other corporate or similar proceeding on the part of American Securities is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by American Securities and, assuming due authorization, execution and delivery by the other Parties, constitutes a legally valid and binding obligation of American Securities, enforceable against American Securities in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

(c) The execution and delivery of this Agreement by American Securities does not, and the performance of American Securities’ obligations hereunder will not, (i) conflict with or violate any provision of American Securities’ organizational documents, (ii) conflict with or violate any Law applicable to American Securities or (iii) conflict with or violate any provisions of any contracts or agreements to which American Securities is party or by which American Securities is bound.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement, other than Article II, shall terminate upon the earlier of (a) the date that is three (3) months following the Expiration Date and (b) the mutual written agreement of the Shareholder and the Company. The provisions of Article II shall terminate upon the earlier of (a) the time when there are no longer any Registrable Securities and (b) the mutual written agreement of the Shareholder and the Company.

Section 7.2 Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to the first sentence of Section 7.1, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder on the part of any Party, other than this Section 7.2 and Article VIII, which provisions shall survive such termination; provided, however, that nothing contained in this Agreement (including this Section 7.2) shall relieve a Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent occurring prior to such termination.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Confidential Information. The Shareholder and each Affiliate Shareholder shall hold, in strict confidence, and shall not disclose to any Person, unless and to the extent disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Confidential Information”) concerning the Company and its subsidiaries furnished

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to it by Company or its Representatives pursuant to this Agreement (except (a) to the extent such Confidential Information can be shown to have been (i) previously known by the Shareholder or such Affiliate Shareholder on a non-confidential basis, (ii) in the public domain through no breach of the Shareholder or any Affiliate Shareholder of any of the confidentiality obligations to the Company, (iii) later acquired by the Shareholder or such Affiliate Shareholder from other sources not known by the Shareholder or such Affiliate Shareholder, after reasonable inquiry, to be subject to a duty of confidentiality with respect to such Confidential Information, and (b) Confidential Information may be disclosed by the Shareholder or such Affiliate Shareholder to its officers, directors, employees, partners, accountants, lawyers or other professional advisors to the extent any such Person needs to know such information in connection with (i) the management of the investment of the Shareholder and the Affiliate Shareholders in the Company or (ii) any offerings under Article II; provided that the Shareholder or such Affiliate Shareholder informs any such Person that such information is confidential. If disclosure is required by judicial or administrative process or by any other requirement of Law, the Shareholder shall provide the Company with prompt written notice to the extent permissible by Law, together with a copy of any material proposed to be disclosed, so that the Company may (a) seek, at the Company’s expense, an appropriate protective order or other appropriate relief (and the Shareholder and the Affiliate Shareholders shall reasonably cooperate with the Company, at the Company’s expense, to obtain such order or relief), or (b) if the Company so elects, waive compliance with the provisions of this Section 8.1.

Section 8.2 Fees and Expenses; Tax Treatment. Except as otherwise expressly provided herein or in the Merger Agreement, all expenses incurred by the Parties in connection with the negotiation, execution and delivery of this Agreement will be borne solely and entirely by the Party incurring such expenses. The Company shall, and shall cause its applicable subsidiaries, not to take any action that could reasonably be expected to prevent the Merger from constituting a taxable transaction to the Shareholder pursuant to Section 1001 of the United States Internal Revenue Code of 1986, as amended. The Company shall report the Merger as a taxable transaction and not take any position inconsistent with such treatment on any Tax Return, in connection with any audit or other legal proceeding or otherwise, unless required by a determination of the applicable Governmental Authority that is final.

Section 8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, upon delivery by an internationally recognized overnight courier service, upon delivery by facsimile transmission (solely with confirmation of receipt and with a confirmatory copy sent by an internationally recognized overnight courier service) or by email transmission (upon sending, so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating the recipient did not receive such email) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

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If to the Company, addressed to it at:

American Axle & Manufacturing Holdings, Inc.

One Dauch Drive

Detroit, Michigan 48211-1198

Attention:     David E. Barnes

Facsimile:     (313) 758-3897

Email:           David.Barnes@aam.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention:      Scott Petepiece

                      Daniel Litowitz

Facsimile:     (212) 848-7179

Email:           spetepiece@shearman.com

                       daniel.litowitz@shearman.com

If to the Shareholder or any Affiliate Shareholder, addressed to it at:

c/o American Securities LLC

299 Park Avenue, 34th Floor

New York, NY 10171

Attention:    Eric Schondorf, Esq. / Kevin Penn

Facsimile:   (212) 697-5524

Email:         eschondorf@american-securities.com

                     kpenn@american-securities.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:     Michael E. Lubowitz

Facsimile:    (212) 310-8007

Email:           michael.lubowitz@weil.com

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If to American Securities, addressed to it at:

American Securities LLC

299 Park Avenue, 34th Floor

New York, NY 10171

Attention:     Eric Schondorf, Esq. / Kevin Penn

Facsimile:     (212) 697-5524

Email:           eschondorf@american-securities.com

                       kpenn@american-securities.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:     Michael E. Lubowitz

Facsimile:     (212) 310-8007

Email:           michael.lubowitz@weil.com

Section 8.4 Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Action” means any litigation, suit, claim, action, proceeding, arbitration, mediation, hearing, inquiry or investigation (in each case, whether civil, criminal or investigative).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, for so long as such Person remains so affiliated to the specified Person. For purposes of this definition, “control” (including the terms control, controlled by or common control) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no portfolio company of the Shareholder shall be deemed to be an “Affiliate” of the Shareholder; and provided, further, that the “controlled Affiliates” of American Securities shall be deemed to include American Securities Partners VI, L.P. and successor and predecessor private equity funds.

“Affiliate Shareholder” has meaning set forth in Section 1.1(b).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“American Securities” has meaning set forth in the preamble to this Agreement.

“AS Director” has meaning set forth in Section 4.2.

“AS Group” has meaning set forth in Section 4.8.

“AS Nominee” has meaning set forth in Section 4.2.

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“ASR Eligible” means the Company meets or is deemed to meet the eligibility requirements to file an ASRS as set forth in General Instruction I.D. to Form S-3.

“ASRS” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of Capital Stock shall be calculated in accordance with the provisions of such Rule.

“Business Day” means any day other than a day on which the SEC is closed.

“Bylaws” means the Second Amended and Restated By-Laws of the Company, dated as of July 28, 2016, as may be amended from time to time.

“Capital Stock” means any and all shares of common stock, preferred stock or other forms of equity authorized and issued by the Company (however designated, whether voting or non-voting) and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps).

“Charter” means the Company’s Certificate of Incorporation, dated January 22, 1999, as may be amended from time to time.

“Closing” has the meaning ascribed to such term in the Merger Agreement.

“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Registration Rights Indemnitee” has the meaning set forth in Section 2.8(a)(ii).

“Confidential Information” has the meaning set forth in Section 8.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 23, 2016, by and among the Company, MPG and, with respect to the standstill provisions therein, American Securities LLC.

“controlling person” has the meaning set forth in Section 2.8(a)(i).

“Damages” means any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities, judgments, and reasonable and documented out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees, court or arbitration costs, but specifically excluding consequential damages, lost profits and indirect damages and punitive damages, exemplary damages and any taxes incurred as a result of any recovery received.

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“Delaware Law” means the Delaware General Corporation Law.

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Demand Registration Request” has the meaning set forth in Section 2.1(a).

“Director” means a director of the Company.

“Disclosure Package” means, with respect to any offering of Registrable Securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus, and (iii) all other information, in each case, that is deemed, under Rule 159 under the Securities Act, to have been conveyed to purchasers of Registrable Securities at the time of sale of such securities.

“Effectiveness Period” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Election Meeting” has the meaning set forth in Section 4.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Exempt Person” means, collectively, a Person named on Schedule B attached hereto, together with such Person’s controlled Affiliates.

“Expiration Date” means the date at which the Shareholder and any Affiliate Shareholders cease to Beneficially Own, in the aggregate, at least seven and one-half percent (7.5%) of the outstanding shares of common stock of the Company.

“Extraordinary Transaction” means, in respect of any matter that is submitted to a vote of the holders of voting Capital Stock, (i) any amendments to the Charter or the Bylaws, (ii) any recapitalization, restructuring or similar transaction or series of transactions involving the Company, (iii) any dissolution or complete or partial liquidation, or similar arrangement, of the Company, (iv) any merger, consolidation or other business combination of the Company, (v) any issuance of any Capital Stock, (vi) any transaction with an “interested stockholder” (as such term is defined in Section 203 of Delaware Law), (vii) any ratification of a “defective corporate action” (as such term is defined in Section 205 of Delaware law) or (viii) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company to any third party.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor regulatory organization.

“Former Affiliate” has meaning set forth in Section 1.1(b).

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“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act relating to the Registrable Securities included in the applicable Registration Statement that has been approved for use by the Company.

“Governance Committee” means the Nominating/ Corporate Governance Committee of the Company.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Group” means a group within the meaning of Section 13d-3 of the Exchange Act.

“issuer free writing prospectus” has the meaning set forth in Section 2.9.

“Joinder” has the meaning set forth in Section 2.13.

“Law” means any U.S. or non-U.S. federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“MPG” has the meaning set forth in the recitals to this Agreement.

“New Securities” means new shares of common stock of the Company, or any instrument convertible into or exercisable or exchangeable for common stock of the Company (including any options or swaps).

“Notice of Reg Rights Claim” has the meaning set forth in Section 2.8(b)(i).

“Notice of Suspension” has the meaning set forth in Section 2.4(a).

“NYSE Rule” means Rule 312 of the New York Stock Exchange Listed Company Manual or any successor rule thereof, or any similar rule of any other national securities exchange on which New Securities will be listed.

“Order” means any order (temporary or otherwise), judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Other Investments” has meaning set forth in Section 4.8.

“Participation Commitment” has the meaning set forth in Section 3.3.

“Participation Notice” has the meaning set forth in Section 3.2.

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“Participation Percentage” has the meaning set forth in Section 3.2(a).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity, Governmental Authority or other organization of any kind.

“Preemptive Rights Shares” has the meaning set forth in Section 3.2(b).

“Primary Registration Statement” has the meaning set forth in Section 2.2.

“Prospective Subscriber” has the meaning set forth in Section 3.2(a).

“Prospectus” means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference, or deemed to be incorporated by reference, into such prospectus.

“Public Offering” means an underwritten public offering of the Shares pursuant to an effective registration statement under the Securities Act, other than (i) pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act or (ii) in connection with an offering of subscription rights.

“Reg Rights Claim” has the meaning set forth in Section 2.8(b)(i).

“Reg Rights Indemnified Person” has the meaning set forth in Section 2.8(b)(i).

“Reg Rights Indemnifying Person” has the meaning set forth in Section 2.8(b)(i).

“Registrable Securities” means the Shares held by the Shareholder, any Affiliate Shareholder and any Transferee Shareholder at any time following the date of this Agreement; provided, that any such Shares will cease to be Registrable Securities when (x) they are sold pursuant to a Registration Statement, (y) they are sold pursuant to Rule 144 (or any similar provisions then in force), or (z) with respect Shares held by (i) the Shareholder or any Affiliate Shareholders, when the Shareholder Beneficially Owns less than seven and one-half percent (7.5%) of the shares of common stock of the Company then outstanding and there are no AS Directors on the Company Board, or (ii) any Transferee Shareholders (other than an Affiliate Shareholder), where such Shares may be sold in a single transaction or series of transactions without volume, manner of sale or other limitations under Rule 144 (or any similar provisions then in force).

“Registration Expenses” means (whether or not any Registration Statement is declared effective or any of the transactions described herein is consummated) all expenses incurred by the Company in filing a Registration Statement, including, all registration and filing fees, fees and disbursements of counsel for the Company, SEC or FINRA registration and filing fees, all applicable ratings agency fees, expenses of the Company’s independent accountants in

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connection with any regular or special reviews or audits incident to or required by any such registration, fees and expenses of compliance with securities or “blue sky” Laws, costs of any comfort letters required by any underwriter, listing fees, printing, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, the Company’s internal expenses, the expense of any annual audit or quarterly review, the expenses and fees for listing the securities to be registered on the New York Stock Exchange or any other securities exchange, roadshow expenses, all other expenses incident to the registration of the Registrable Securities and all reasonable fees and disbursements of one counsel to the Shareholder selected by the Shareholder; provided, that the term “Registration Expenses” does not include, and the Company shall not be responsible for, Selling Expenses.

“Registration Statement” means a registration statement of the Company on an appropriate form under the Securities Act filed with the SEC covering the resale of Registrable Securities, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

“Renounced Business Opportunities” has meaning set forth in Section 4.8.

“Replacement” has the meaning set forth in Section 4.5(a). At such time as a Replacement is elected, under the terms of this Agreement, to serve as a Director, such Replacement shall be deemed an AS Director for purposes of this Agreement.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, other advisors, authorized agents and other representatives.

“Requesting Third Party Shareholders” has the meaning set forth Section 2.2(b).

“Restricted Period” means the 6-month period commencing on the Closing Date.

“Restricted Stock” has the meaning set forth Section 2.5.

“Rule 144” means Rule 144 under the Securities Act or any replacement or successor rule promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Registration Statement” has the meaning set forth Section 2.2(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Selling Expenses” means, in connection with the registration or offering and sale of the Registrable Securities, (i) all underwriting fees, discount and selling commissions fees, (ii) stock transfer taxes applicable to the sale of the Registrable Securities, and (iii) fees and expenses of any counsel to the Shareholder other than the counsel referred to in the definition of Registration Expenses.

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“settlement” and “settle” have the meanings set forth in Section 2.8(c)(iv).

“Shareholder” has the meaning set forth in the preamble to this Agreement.

“Shareholder Registration Rights Indemnitee” has the meaning set forth in Section 2.8(a)(i).

“Shares” means any shares of common stock of the Company Beneficially Owned by the Shareholder or any Affiliate Shareholder.

“Shelf Registration Statement” means a registration statement filed with the SEC for the sale of Shares pursuant to Rule 415 under the Securities Act.

“Suspension Period” has the meaning set forth in Section 2.4.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and (c) customs duties, tariffs and similar charges.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Reg Rights Claim” has the meaning set forth in Section 2.8(b)(ii).

“Transaction Shelf Registration Statement” shall have the meaning set forth in Section 2.1(c).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, Shares.

“Transferee Shareholder” shall have the meaning set forth in Section 2.13.

“Underwriter Cutback” shall have the meaning set forth in Section 2.1(e).

“Underwritten Block Trade” shall have the meaning set forth in Section 2.1(f).

“well-known seasoned issuer” has the meaning set forth in Section 2.1(h).

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Section 8.5 Interpretation; Headings. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.7 Entire Agreement. This Agreement (including any Schedule hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (including the standstill provisions in the Confidentiality Agreement) and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 8.8 Assignment. Except to the extent provided in Section 1.1(b) and Section 2.13, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by the Shareholder or any Affiliate Shareholder without the prior written consent of the Company or by the Company without the prior written consent of the Shareholder. Any purported assignment in breach of this Section 8.8 shall be null and void.

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Section 8.9 Further assurances. Each Party shall cooperate, take such actions, enter into such agreements (including customary indemnification and contribution agreements) and execute such documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no Party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.

Section 8.10 Parties in Interest; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. The representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of either Party. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the Parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 8.3; (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts; and (iv) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

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PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.14 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, a non-breaching Party shall be entitled to (a) an order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that the non-breaching Party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.15 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company and the Shareholder.

Section 8.16 Waiver. At any time, either the Company or the Shareholder (on behalf of itself and any Affiliate Shareholder) may, to the extent permitted by applicable Law, (a) extend the time for the performance of any obligation or other act of the other Party, (b) waive any breach or inaccuracy in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant hereto, and (c) waive compliance by the other Party with any agreement or condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Notwithstanding the foregoing, no failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:
Name:
Title:

ASP MD INVESTCO L.P.

By:
Name:
Title:

AMERICAN SECURITIES LLC, solely for purposes of Section 5.3

By:
Name:
Title: